Exhibit 10.1

$150,000,000

CREDIT AGREEMENT

dated as of

September 23, 2016

by and among

LANDEC CORPORATION,

as Borrower,

THE OTHER PERSONS PARTY

HERETO AS LOAN PARTIES,

THE LENDERS PARTY HERETO,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

___________________________________________

JPMORGAN CHASE BANK, N.A. and BMO HARRIS BANK N.A.,

as Joint Lead Arrangers and Joint Bookrunners

i

(continued)

(continued)

SCHEDULES:

Commitment Schedule
Schedule 3.05	–	Properties, etc.
Schedule 3.06	–	Disclosed Matters
Schedule 3.12	–	Material Agreements
Schedule 3.14	–	Insurance
Schedule 3.15	–	Capitalization and Subsidiaries
Schedule 3.17	–	Employment Matters
Schedule 5.16	–	Post-Closing Matters
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.04	–	Existing Investments
Schedule 6.10	–	Existing Restrictions

EXHIBITS:

Exhibit A	–	Assignment and Assumption
Exhibit B	–	Borrowing Request
Exhibit C-1	–	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit C-2	–	U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit C-3	–	U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit C-4	–	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D	–	Compliance Certificate
Exhibit E	–	Joinder Agreement

CREDIT AGREEMENT

This CREDIT AGREEMENT dated as of September 23, 2016 (as it may be amended or modified from time to time, this “Agreement”) is made by and among LANDEC CORPORATION, a Delaware corporation, as Borrower, the other Loan Parties party hereto, the Lenders party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.      Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account” has the meaning assigned to such term in the Security Agreement.

“Account Debtor” means any Person obligated on an Account.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Effective Date, by which any Loan Party (a) acquires any going business or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of a Person.

“Additional Term Loan Tranche” has the meaning assigned to such term in Section 2.09(e).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period or for any ABR Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person.

“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders at such time.

“Aggregate Revolving Exposure” means, at any time, the aggregate Revolving Exposure of all the Lenders at such time (with the Swingline Exposure of each Lender calculated assuming that that all of the Lenders have funded their participations in all Swingline Loans outstanding at such time).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB in effect on such day plus ½ of 1%, and (c) the Adjusted LIBO Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, the Adjusted LIBO Rate for any day shall be based on the LIBO Rate at approximately 11:00 a.m. London time on such day, subject to the interest rate floors set forth therein. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Percentage” means, at any time with respect to any Lender, (a) with respect to Revolving Loans, Letters of Credit or Swingline Loans, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment at such time and the denominator of which is the aggregate Revolving Commitments at such time (provided that, if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the Aggregate Revolving Exposure at such time) and (b) with respect to Term Loans, a percentage equal to a fraction the numerator of which is such Lender’s Term Loans at such time and the denominator of which is the aggregate Term Loans at such time; provided that, in accordance with Section 2.20, so long as any Lender shall be a Defaulting Lender, such Defaulting Lender’s Commitments, Revolving Exposure and Term Loans shall be disregarded in the calculations in clauses (a) and (b) above.

“Applicable Rate” means, for any day, with respect to any Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Commitment Fee Rate”, as the case may be, based upon the Borrower’s Total Leverage Ratio as of the most recent determination date, provided that until the delivery to the Administrative Agent, pursuant to Section 5.01, of the Borrower’s consolidated financial information for the fiscal quarter of Borrower ending February 26, 2017, the “Applicable Rate” shall be the applicable rates per annum set forth below in Category 3:

Category	Total Leverage Ratio	ABR Spread	Eurodollar Spread	Commitment Fee Rate
Category 1	> 3.00 to 1.00	1.25%	2.25%	0.35%
Category 2	≤ 3.00 to 1.00 but > than 2.25 to 1.00	1.00%	2.00%	0.30%
Category 3	≤ 2.25 to 1.00 but > than 1.75 to 1.00	0.75%	1.75%	0.25%
Category 4	≤ 1.75 to 1.00 but > than 1.00 to 1.00	0.50%	1.50%	0.20%
Category 5	≤ 1.00 to 1.00	0.25%	1.25%	0.15%

For purposes of the foregoing, (a) the Applicable Rate shall be determined as of the end of each fiscal quarter of the Borrower, based upon the Borrower’s annual or quarterly consolidated financial statements delivered pursuant to Section 5.01 and (b) each change in the Applicable Rate resulting from a change in the Total Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that if the Borrower fails to deliver the annual or quarterly consolidated financial statements required to be delivered by it pursuant to Section 5.01, the Total Leverage Ratio shall be deemed to be in Category 1 during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

If at any time the Administrative Agent determines that the financial statements upon which the Applicable Rate was determined were incorrect (whether based on a restatement, fraud or otherwise), the Borrower shall be required to retroactively pay any additional amount that the Borrower would have been required to pay if such financial statements had been accurate at the time they were delivered.

“Approvals and Registrations” has the meaning assigned to the term in Section 3.23(a).

“Approved Fund” has the meaning assigned to the term in Section 9.04(b).

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability” means, at any time, an amount equal to (a) the aggregate Revolving Commitments minus (b) the Aggregate Revolving Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings).

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Credit Maturity Date and the date of termination of the Revolving Commitments.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Banking Services” means each and any of the following bank services provided to any Loan Party or any Subsidiary by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, (c) merchant processing services, and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, overdrafts and interstate depository network services).

“Banking Services Obligations” means any and all obligations of the Loan Parties or their Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Event” means, with respect to any Person, when such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Beneficial Owner” means, with respect to any U.S. federal withholding Tax, the beneficial owner, for U.S. federal income tax purposes, to whom such Tax relates.

“Board” means the Board of Governors of the Federal Reserve System of the U.S.

“Borrower” means Landec Corporation, a Delaware corporation.

“Borrowing” means any of (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) Term Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, and (c) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Burdensome Restrictions” means any consensual encumbrance or restriction of the type described in clause (a) or (b) of Section 6.10.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for general business in London.

“Cal Ex” means Cal Ex Trading Company, a Delaware corporation.

“Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; (b) occupation at any time of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) directors of the Borrower on the date of this Agreement nor (ii) nominated or appointed by the board of directors of the Borrower; or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group; (d) the Borrower shall cease to own, free and clear of all Liens or other encumbrances, 100% of the outstanding voting Equity Interests of each of its Subsidiaries, on a fully diluted basis, except as permitted under Section 6.03(a) and 6.05(g) with respect to Cal Ex; or (e) each other Loan Party shall cease to own, free and clear of all Liens or other encumbrances, 100% of the outstanding voting Equity Interests of each of its Subsidiaries (other than Apio Cooling, a California limited partnership, for which Apio, Inc., a Delaware corporation, shall cease to own at least 60% of the outstanding voting Equity Interests) on a fully diluted basis, except as permitted under Section 6.03(a) and 6.05(g) with respect to Cal Ex.

“Change in Law” means the occurrence after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of any of the following: (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to such term in Section 9.17.

“Chase” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans, or Swingline Loans, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment or a Term Commitment, and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be, become or intended to be, subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Lenders and other Secured Parties, to secure the Secured Obligations, in each case, other than Excluded Property.

“Collateral Access Agreement” has the meaning assigned to such term in the Security Agreement.

“Collateral Documents” means, collectively, the Security Agreement and any other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Secured Obligations, including, without limitation, all other security agreements, pledge agreements, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether theretofore, now or hereafter executed by any Loan Party and delivered to the Administrative Agent.

“Commercial LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding commercial Letters of Credit plus (b) the aggregate amount of all LC Disbursements relating to commercial Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower. The Commercial LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate Commercial LC Exposure at such time.

“Commitment” means, with respect to each Lender, the sum of such Lender’s Revolving Commitment and Term Commitments. The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 9.01(d).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Exposure at such time plus (b) an amount equal to the aggregate principal amount of its Term Loans outstanding at such time.

“Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action.

“Disclosed Matters” means the actions, suits, proceedings and environmental matters disclosed in Schedule 3.06.

“Document” has the meaning assigned to such term in the Security Agreement.

“dollars” or “$” refers to lawful money of the U.S.

“Domestic Subsidiary” means any direct or indirect Subsidiary of the Borrower that is organized under the laws of the United States, any State or commonwealth thereof (not including any territory or possession thereof) or the District of Columbia.

“Earn-Out Obligations” means contingent payment obligations of the Borrower and its Subsidiaries approved by the Administrative Agent in respect of and in accordance with any one or more Permitted Acquisitions consummated after the Effective Date.

“Earn-Out Subordination Agreement” means any subordination agreement executed by a holder of Earn-Out Obligations in favor of the Administrative Agent from time to time after the Effective Date in form and substance and on terms and conditions satisfactory to the Administrative Agent.

“EBITDA” means, for any period, Net Income for such period plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense (less interest income) for such period, (ii) income tax expense for such period net of tax credits, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) any extraordinary charges for such period and related tax effects, (v) the amount of any non-cash expense as a result of any grant of Equity Interests to employees, (vi) fees and expenses paid in connection with this Agreement and the other Loan Documents in an aggregate amount not to exceed $1,000,000, and (vii) any other non-cash charges for such period (including, without limitation, any impairment of the GreenLine tradename and any write-off associated with the credit facilities established hereby), minus (b) without duplication and to the extent included in Net Income, (i) any cash payments made during such period in respect of non-cash charges described in clause (a)(vii) taken in a prior period, (ii) any net gains from the collection of life insurance proceeds, (iii) any aggregate net gain, but not any aggregate net loss, from the sale, exchange, transfer or other disposition of property or assets not in the ordinary course of business of the Borrower and its Subsidiaries and related tax effects and (iv) any extraordinary gains and any non-cash items of income (including without limitation, income arising from the cancellation of Indebtedness) for such period, all calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” has the meaning assigned to such term in the Security Agreement.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any ERISA Affiliate from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Property” has the meaning assigned to such term in the Security Agreement.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“FDA” means the United States Food and Drug Administration.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Financial Statements” has the meaning assigned to such term in Section 5.01(c).

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) EBITDA minus depreciation, minus taxes paid, minus Restricted Payments paid, minus payments made in respect of Earn-Out Obligations to (b) Fixed Charges, all calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Fixed Charges” means, for any period, without duplication, the sum of scheduled principal payments on Indebtedness actually made, plus cash Interest Expense, all calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP; provided that, for the calculation of Fixed Charges as of the last day of the fiscal quarters ending November 27, 2016, February 26, 2017 and May 28, 2017 for the period of four consecutive fiscal quarters then ending (a) Interest Expense shall be calculated for the period commencing on the Effective Date and ending on the last day of the relevant fiscal quarter multiplied by 4.0, 2.0 and 1.33, respectively, and (b) scheduled principal payments on Indebtedness shall be deemed to be $5,000,000.

“Fixtures” has the meaning assigned to such term in the Security Agreement.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Foreign Subsidiary Holdco” has the meaning assigned to such term in Section 5.14(b).

“Funding Account” has the meaning assigned to such term in Section 4.01(h).

“GAAP” means generally accepted accounting principles in the U.S.

“Governmental Authority” means the government of the U.S., any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Guarantors” means all Loan Guarantors and all non-Loan Parties who have delivered an Obligation Guaranty, and the term “Guarantor” means each or any one of them individually.

“Hazardous Materials” means: (a) any substance, material, or waste that is included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “toxic substances,” “toxic materials,” “toxic waste,” or words of similar import in any Environmental Law; (b) those substances listed as hazardous substances by the United States Department of Transportation (or any successor agency) (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) (40 C.F.R. Part 302 and amendments thereto); and (c) any substance, material, or waste that is petroleum, petroleum-related, or a petroleum by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable, explosive, radioactive, freon gas, radon, or a pesticide, herbicide, or any other agricultural chemical.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) obligations under any liquidated earn-outs, including all Earn-Out Obligations, (l) any other Off-Balance Sheet Liability and (m) obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Swap Agreements, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Ineligible Institution” has the meaning assigned to the term in Section 9.04(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Expense” means, with reference to any period, total interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs under Swap Agreements in respect of interest rates, to the extent such net costs are allocable to such period in accordance with GAAP) and other expenses and charges that are recorded to interest expense (e.g. loan amortization fees) in accordance with GAAP, calculated for the Borrower and its Subsidiaries on a consolidated basis for such period in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the first Business Day of each calendar quarter and the Revolving Credit Maturity Date or the Term Maturity Date, as applicable, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Revolving Credit Maturity Date or the Term Maturity Date, as applicable, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Revolving Credit Maturity Date.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Eurodollar Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Inventory” has the meaning assigned to such term in the Security Agreement.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means, individually and collectively, each of Chase, in its capacity as the issuer of Letters of Credit hereunder, and any other Revolving Lender from time to time designated by the Borrower as an Issuing Bank, with the consent of such Revolving Lender and the Administrative Agent, and their respective successors in such capacity as provided in Section 2.06(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.06 with respect to such Letters of Credit). At any time there is more than one Issuing Bank, all singular references to the Issuing Bank shall mean any Issuing Bank, either Issuing Bank, each Issuing Bank, the Issuing Bank that has issued the applicable Letter of Credit, or both (or all) Issuing Banks, as the context may require.

“Issuing Bank Sublimit” means, as of the Effective Date, (i) $10,000,000, in the case of Chase and (ii) such amount as shall be designated to the Administrative Agent and the Borrower in writing by an Issuing Bank; provided that any Issuing Bank shall be permitted at any time to increase or reduce its Issuing Bank Sublimit upon providing five (5) days’ prior written notice thereof to the Administrative Agent and the Borrower.

“Joinder Agreement” means a Joinder Agreement in substantially the form of Exhibit E.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursement” means any payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of the Commercial LC Exposure and the Standby LC Exposure at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate LC Exposure at such time.

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a Lender hereunder pursuant to Section 2.09 or an Assignment and Assumption, other than any such Person that ceases to be a Lender hereunder pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Bank.

“Letters of Credit” means the letters of credit issued pursuant to this Agreement, and the term “Letter of Credit” means any one of them or each of them singularly, as the context may require.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any applicable Interest Period or for any ABR Borrowing, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as shall be selected by the Administrative Agent in its reasonable discretion (in each case, the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, (x) if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement and (y) if the LIBO Screen Rate shall not be available at such time for a period equal in length to such Interest Period (an “Impacted Interest Period”), then the LIBO Rate shall be the Interpolated Rate at such time, subject to Section 2.14 in the event that the Administrative Agent shall conclude that it shall not be possible to determine such Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error); provided further, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Notwithstanding the above, to the extent that “LIBO Rate” or “Adjusted LIBO Rate” is used in connection with an ABR Borrowing, such rate shall be determined as modified by the definition of Alternate Base Rate.

“LIBO Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Lifecore” means, collectively, Lifecore Biomedical, Inc., a Delaware corporation, and Lifecore Biomedical, LLC, a Minnesota limited liability company.

“Loan Documents” means, collectively, this Agreement, each promissory note issued pursuant to this Agreement, any Letter of Credit applications, each Collateral Document, the Loan Guaranty, any Obligation Guaranty and each other agreement, instrument, document and certificate identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lender and including each other pledge, power of attorney, consent, assignment, contract, notice, letter of credit agreement, letter of credit applications and any agreements between the Borrower and the Issuing Bank regarding the Issuing Bank’s Issuing Bank Sublimit or the respective rights and obligations between the Borrower and the Issuing Bank in connection with the issuance of Letters of Credit, and each other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guarantor” means each Loan Party.

“Loan Guaranty” means Article X of this Agreement.

“Loan Parties” means, collectively, the Borrower, the Borrower’s Domestic Subsidiaries and any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement and their successors and assigns, and the term “Loan Party” shall mean any one of them or all of them individually, as the context may require.

“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans.

“Material Acquisition” means an Acquisition in which the aggregate purchase price exceeds $20,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower, individually, or the Loan Parties, taken as a whole, to perform any of their payment obligations under the Loan Documents to which they are parties as and when due, (c) the Collateral, or the Administrative Agent’s Liens (on behalf of itself and the other Secured Parties) on the Collateral or the priority of such Liens, or (d) the rights of or remedies or benefits available to the Administrative Agent, the Issuing Bank or the Lenders under any of the Loan Documents.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party involving aggregate consideration payable to or by such Person of $5,000,000 or more or otherwise material to the business, assets, operations or condition, financial or otherwise, of such Person.

“Material Subsidiary” means any Subsidiary of the Borrower (i) that has at least $15,000,000 in assets or (ii) the annual gross revenue of which is $30,000,000 or more.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maximum Rate” has the meaning assigned to such term in Section 9.17.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, for any period, the consolidated net income (or loss) determined for the Borrower and its Subsidiaries, on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary, (b) the income (or deficit) of any Person (other than a Subsidiary) in which the Borrower or any Subsidiary has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary, to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Banking Day, for the immediately preceding Banking Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligation Guaranty” means any Guarantee of all or any portion of the Secured Obligations executed and delivered to the Administrative Agent for the benefit of the Secured Parties by a guarantor who is not a Loan Party.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Loan Parties to any of the Lenders, the Administrative Agent, the Issuing Bank or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person (other than operating leases).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document), or sold or assigned an interest in any Loan, Letter of Credit, or any Loan Document.

“Other Requirements” has the meaning assigned to the term in Section 3.23(b).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any Acquisition by any Loan Party in a transaction that satisfies each of the following requirements:

(a) such Acquisition is not a hostile or contested acquisition;

(b) the business acquired in connection with such Acquisition is (i) located in the U.S. or Canada, (ii) organized under applicable laws of the U.S. and any state thereof or Canada and any province thereof and (iii) not engaged, directly or indirectly, in any line of business other than the businesses in which the Loan Parties are engaged on the Effective Date and any business activities that are substantially similar, related, or incidental thereto (it being acknowledged that such restriction shall not require such line of business to engage in business activities involving only produce);

(c) both before and after giving effect to such Acquisition and the Loans (if any) requested to be made in connection therewith, each of the representations and warranties in the Loan Documents is true and correct (except any such representation or warranty which relates to a specified prior date) and no Default or Event of Default exists or would result therefrom;

(d) the Borrower has provided the Administrative Agent (i) as soon as available, but not less than thirty (30) days prior to such Acquisition, notice of such Acquisition and (ii) as soon as available, but not less than ten (10) days prior to such Acquisition, a copy of all business and financial information reasonably requested by the Administrative Agent including pro forma financial statements, statements of cash flow, and Availability projections;

(e) the purchase price of such Acquisition does not exceed $50,000,000 (the “Acquisition Dollar Limit”) (provided that, to the extent the Total Leverage Ratio calculated on a pro forma basis as if such Acquisition was made on the first day of the fiscal quarter then last ended for which financial statements have been delivered is not greater than 3.00 to 1.0 after giving effect to such Acquisition, the Acquisition Dollar Limit shall be increased to $75,000,000 for such Acquisition), and any cash consideration paid (i) in connection with any single Acquisition shall not exceed the Acquisition Dollar Limit and (ii) for all Acquisitions made during the term of this Agreement shall not exceed $200,000,000; provided that, notwithstanding the foregoing, the total purchase price and cash consideration for all Acquisitions of any one or more businesses or assets located in Canada shall not exceed $50,000,000 in the aggregate during the term of this Agreement;

(f) if such Acquisition is an acquisition of the Equity Interests of a Person, such Acquisition is structured so that the acquired Person shall become a wholly-owned Subsidiary of the Borrower and a Loan Party pursuant to the terms of this Agreement;

(g) if such Acquisition is an acquisition of assets, such Acquisition is structured so that the Borrower or another Loan Party shall acquire such assets;

(h) if such Acquisition is an acquisition of Equity Interests, such Acquisition will not result in any violation of Regulation U;

(i) if such Acquisition involves a merger or a consolidation involving the Borrower or any other Loan Party, the Borrower or such Loan Party, as applicable, shall be the surviving entity;

(j) no Loan Party shall, as a result of or in connection with any such Acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that could reasonably be expected to have a Material Adverse Effect;

(k) in connection with an Acquisition of the Equity Interests of any Person, all Liens on property of such Person shall be terminated unless the Administrative Agent and the Lenders in their sole discretion consent otherwise, and in connection with an Acquisition of the assets of any Person, all Liens on such assets shall be terminated;

(l) the Borrower shall certify to the Administrative Agent and the Lenders (and provide the Administrative Agent and the Lenders with a pro forma calculation in form and substance reasonably satisfactory to the Administrative Agent and the Lenders) that, after giving effect to the completion of such Acquisition, on a pro forma basis, (i) Availability will not be less than $10,000,000 which includes all consideration given in connection with such Acquisition and any Net Proceeds from the sale of Equity Interests in Borrower not required under Section 2.11 to be used to repay any of the Loans, other than Equity Interests of the Borrower delivered to the seller(s) in such Acquisition, as having been paid in cash at the time of making such Acquisition and (ii) the Borrower will be in compliance with the covenants contained in Section 6.12 as of the fiscal quarter then last ended for which financial statements have been delivered to the Administrative Agent (as if such Acquisition was made on the first day of such fiscal quarter);

(n) all actions required to be taken with respect to any newly acquired or formed wholly-owned Subsidiary of the Borrower or a Loan Party, as applicable, required under Section 5.14 shall have been taken; and

(o) the Borrower shall have delivered to the Administrative Agent the final executed documentation relating to such Acquisition within one day following the consummation thereof.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law or under the Perishable Agricultural Commodities Act, in each case of the foregoing, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment Liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, except with respect to clause (e) above.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the U.S. (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the U.S.), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, having a rating of at least Aa3 by Moody’s and AA- by S&P;

(c) investments in certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the U.S. or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated at least AA- by S&P and Aa3 by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

(f) investments in municipal bonds having, at such date of acquisition, a rating of at least Aa3 by Moody’s and AA- by S&P.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Prepayment Event” means:

(a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Loan Party or any Subsidiary, other than dispositions described in Section 6.05(a);

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party or any Subsidiary;

(c) the issuance by the Borrower of any Equity Interests, or the receipt by the Borrower of any capital contribution, other than any issuance pursuant to the shelf registration of the Borrower as in effect on the Effective Date; or

(d) the incurrence by any Loan Party or any Subsidiary of any Indebtedness, other than Indebtedness permitted under Section 6.01.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Chase as its prime rate in effect at its principal offices in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Projections” has the meaning assigned to such term in Section 5.01(f).

“Public-Sider” means a Lender whose representatives may trade in securities of the Borrower or its controlling person or any of its Subsidiaries while in possession of the financial statements provided by the Borrower under the terms of this Agreement.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Loan Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Property” means all real property that was, is now or may hereafter be owned, occupied or otherwise controlled by any Loan Party pursuant to any contract of sale, lease or other conveyance of any legal interest in any real property to any Loan Party.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, or any combination thereof (as the context requires).

“Refinance Indebtedness” has the meaning assigned to such term in Section 6.01(f).

“Register” has the meaning assigned to such term in Section 9.04(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing, or dumping of any substance into the environment.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Borrower’s assets from information furnished by or on behalf of the Borrower, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Credit Exposure and unused Commitments representing more than 50% of the sum of the Aggregate Credit Exposure and unused Commitments at such time; provided that, as long as there are only two Lenders, Required Lenders shall mean both Lenders; provided further that, for purposes of declaring the Loans to be due and payable pursuant to Article VII, and for all purposes after the Loans become due and payable pursuant to Article VII or the Commitments expire or terminate, then, as to each Lender, clause (a) of the definition of Swingline Exposure shall only be applicable for purposes of determining its Revolving Exposure to the extent such Lender shall have funded its participation in the outstanding Swingline Loans.

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or operating, management or partnership agreement, or other organizational or governing documents of such Person and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $100,000,000.

“Revolving Credit Maturity Date” means September 23, 2021 (if the same is a Business Day, or if not then the immediately succeeding Business Day), or any earlier date on which the Revolving Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

“Revolving Exposure” means, with respect to any Lender, at any time, the sum of the aggregate outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and its Swingline Exposure at such time.

“Revolving Lender” means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.01(a).

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.06.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or by the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission of the U.S.

“Secured Obligations” means all Obligations, together with all (i) Banking Services Obligations and (ii) Swap Agreement Obligations owing to one or more Lenders or their respective Affiliates; provided, however, that the definition of “Secured Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor.

“Secured Parties” means (a) the Lenders, (b) the Administrative Agent, (c) each Issuing Bank, (d) each provider of Banking Services, to the extent the Banking Services Obligations in respect thereof constitute Secured Obligations, (e) each counterparty to any Swap Agreement, to the extent the obligations thereunder constitute Secured Obligations, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (g) the successors and assigns of each of the foregoing.

“Security Agreement” means that certain Pledge and Security Agreement (including any and all supplements thereto), dated as of the date hereof, among the Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, and any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document) or any other Person for the benefit of the Administrative Agent and the other Secured Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Standby LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all standby Letters of Credit outstanding at such time plus (b) the aggregate amount of all LC Disbursements relating to standby Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower at such time. The Standby LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate Standby LC Exposure at such time.

“Statement” has the meaning assigned to such term in Section 2.18(g).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D of the Board. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D of the Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of the Borrower or of any other Loan Party, as applicable.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Agreement Obligations” means any and all obligations of the Loan Parties and their Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any Swap Agreement permitted hereunder with a Lender or an Affiliate of a Lender, and (b) any cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction permitted hereunder with a Lender or an Affiliate of a Lender.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Swingline Commitment” means the amount set forth opposite Chase’s name on the Commitment Schedule as Swingline Commitment.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be the sum of (a) its Applicable Percentage of the total Swingline Exposure at such time other than with respect to any Swingline Loans made by such Revolving Lender in its capacity as the Swingline Lender and (b) the principal amount of all Swingline Loans made by such Revolving Lender in its capacity as the Swingline Lender outstanding at such time (less the amount of participations funded by the other Lenders in such Swingline Loans).

“Swingline Lender” means Chase, in its capacity as lender of Swingline Loans hereunder. Any consent required of the Administrative Agent or the Issuing Bank shall be deemed to be required of the Swingline Lender and any consent given by Chase in its capacity as Administrative Agent or Issuing Bank shall be deemed given by Chase in its capacity as Swingline Lender as well.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Term Loans expressed as an amount representing the maximum principal amount of the Term Loans to be made by such Lender, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lenders pursuant to Section 9.04. The initial amount of each Lender’s Term Commitment is set forth on the Commitment Schedule or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Commitment, as applicable. The aggregate amount of the Lenders’ Term Commitment on the Effective Date is $50,000,000.

“Term Lender” means a Lender having a Term Commitment or an outstanding Term Loan.

“Term Loan” means a Loan made pursuant to Section 2.01(b).

“Term Maturity Date” means September 23, 2021.

“Therapeutic Product” has the meaning assigned to the term in Section 3.23(a).

“Total Indebtedness” means, at any date, the aggregate principal amount of all Indebtedness determined for the Borrower and its Subsidiaries on a consolidated basis at such date, in accordance with GAAP.

“Total Leverage Ratio” means, on any date, the ratio of (a) Total Indebtedness on such date to (b) EBITDA for the period of four consecutive fiscal quarters ended on or most recently prior to such date.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or in any other state, the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“U.S.” means the United States of America.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Windset” means Windset Holdings 2010 Ltd., a corporation governed by the laws of Canada.

“Windset Investment” means the investment of the Borrower in the Equity Interests of Windset.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02.      Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03.     Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.      Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if after the date hereof there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of such change in GAAP or in the application thereof (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (b) any obligations of any Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations would be required to be classified and accounted for as an operating lease under GAAP as existing as of December 31, 2015 that are recharacterized and required to be capitalized on the balance sheet of the lessee due to a change in GAAP effective after December 31, 2015 shall not be treated as Capital Lease Obligations for any purpose under this Agreement, but instead shall be accounted for as if they were operating leases for all purposes under this Agreement as determined under GAAP as in effect on December 31, 2015.

SECTION 1.05.      Pro Forma Adjustments for Acquisitions and Dispositions. To the extent the Borrower or any Subsidiary makes any Permitted Acquisition or disposition of assets outside the ordinary course of business permitted by Section 6.05 during the period of four fiscal quarters of the Borrower most recently ended, the financial ratios (including those set forth in Section 6.12) and related definitions, as applicable, shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to the acquisition or the disposition of assets, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act of 1933, as amended, as interpreted by the SEC, and as certified by a Financial Officer), as if such acquisition or such disposition (and any related incurrence, repayment or assumption of Indebtedness) had occurred in the first day of such four-quarter period.

ARTICLE II

The Credits

SECTION 2.01.      Revolving Commitments.  (a)  Subject to the terms and conditions set forth herein, each Lender severally (and not jointly) agrees to make Revolving Loans in dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result (after giving effect to any application of proceeds of such Borrowing pursuant to Section 2.10(a)) in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or (ii) the Aggregate Revolving Exposure exceeding the aggregate Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

(b)     Subject to the terms and conditions set forth herein, each Term Lender severally (and not jointly) agrees to make a Term Loan in dollars to the Borrower, on the Effective Date, in a principal amount not to exceed such Lender’s Term Commitment. Amounts prepaid or repaid in respect of Term Loans may not be reborrowed.

SECTION 2.02.      Loans and Borrowings.

(a)     Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05.

(b)     Subject to Section 2.14, each Revolving Borrowing and Term Loan Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith, provided that all Revolving Borrowings and Term Loan Borrowings made on the Effective Date must be made as ABR Borrowings but may be converted into Eurodollar Borrowings in accordance with Section 2.08. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)     At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 6 Eurodollar Borrowings outstanding.

(d)     Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date or the Term Maturity Date, as applicable.

SECTION 2.03.      Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request either in writing (delivered by hand or fax) in the form attached hereto as Exhibit B and signed by the Borrower or by telephone or through Electronic System, if arrangements for doing so have been approved by the Administrative Agent, (a) in the case of a Eurodollar Borrowing, not later than noon, Chicago time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 2:00 p.m., Chicago time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 11:00 a.m., Chicago time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, fax or a communication through Electronic System to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:

(i)     the Class of Borrowing, the aggregate amount of the requested Borrowing, and a breakdown of the separate wires comprising such Borrowing;

(ii)     the date of such Borrowing, which shall be a Business Day;

(iii)     whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)     in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.      [Intentionally Omitted]

SECTION 2.05.      Swingline Loans.

(a)     Subject to the terms and conditions set forth herein, from time to time during the Availability Period, the Swingline Lender may agree, but shall have no obligation, to make Swingline Loans to the Borrower, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Lender’s Swingline Commitment, (ii) the Swingline Lender’s Revolving Exposure exceeding its Revolving Commitment, or (iii) the Aggregate Revolving Exposure exceeding the aggregate Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans. To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by fax) or through Electronic System, if arrangements for doing so have been approved by the Administrative Agent, not later than 2:00 p.m., Chicago time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower, to the extent the Swingline Lender elects to make such Swingline Loan by means of a credit to the Funding Account(s) (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank, and in the case of repayment of another Loan or fees or expenses as provided by Section 2.18(c), by remittance to the Administrative Agent to be distributed to the Lenders) by 4:00 p.m., Chicago time, on the requested date of such Swingline Loan.

(b)     The Swingline Lender may by written notice given to the Administrative Agent require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which the Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received by 11:00 a.m., Chicago time, on a Business Day no later than 4:00 p.m., Chicago time on such Business Day and if received after 11:00 a.m., Chicago time, “on a Business Day” shall mean no later than 9:00 a.m. Chicago time on the immediately succeeding Business Day), to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.06.      Letters of Credit.

(a)     General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit denominated in dollars as the applicant thereof for the support of its or any of its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the support of any Subsidiary’s obligations as provided in the first sentence of this paragraph, the Borrower will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (the Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such Subsidiary that is an account party in respect of any such Letter of Credit). Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit (i) the proceeds of which would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement, (ii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Requirement of Law relating to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it, or (iii) if the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed not to be in effect on the Effective Date for purposes of clause (ii) above, regardless of the date enacted, adopted, issued or implemented.

(b)     Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or fax (or transmit through an Electronic System, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three Business Days) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof, and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure shall not exceed $10,000,000, (ii) no Revolving Lender’s Revolving Exposure shall exceed its Revolving Commitment and (iii) the Aggregate Revolving Exposure shall not exceed the aggregate Revolving Commitments. Notwithstanding the foregoing or anything to the contrary contained herein, no Issuing Bank shall be obligated to issue or modify any Letter of Credit if, immediately after giving effect thereto, the outstanding LC Exposure in respect of all Letters of Credit issued by such Person and its Affiliates would exceed such Issuing Bank’s Issuing Bank Sublimit. Without limiting the foregoing and without affecting the limitations contained herein, it is understood and agreed that the Borrower may from time to time request that an Issuing Bank issue Letters of Credit in excess of its individual Issuing Bank Sublimit in effect at the time of such request, and each Issuing Bank agrees to consider any such request in good faith. Any Letter of Credit so issued by an Issuing Bank in excess of its individual Issuing Bank Sublimit then in effect shall nonetheless constitute a Letter of Credit for all purposes of this Agreement, and shall not affect the Issuing Bank Sublimit of any other Issuing Bank, subject to the limitations on the aggregate LC Exposure set forth in clause (i) of this Section 2.06(b).

(c)     Expiration Date. Each Letter of Credit shall expire (or be subject to termination or non-renewal by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, including, without limitation, any automatic renewal provision, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Credit Maturity Date.

(d)     Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)     Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 1:00 p.m., Chicago time, on (i) the Business Day that the Borrower receives notice of such LC Disbursement, if such notice is received prior to 11:00 a.m., Chicago time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is received after 11:00 a.m., Chicago time, on the day of receipt; provided that, if such LC Disbursement is greater than or equal to $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof, and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank, as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)     Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) any payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Revolving Lenders or the Issuing Bank, or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as determined by a court of competent jurisdiction by final and nonappealable judgment), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)     Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by fax) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h)     Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans and such interest shall be due and payable on the date when such reimbursement is due; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)     Replacement of the Issuing Bank. (i) The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(ii)     Subject to the appointment and acceptance of a successor Issuing Bank, the Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Issuing Bank shall be replaced in accordance with Section 2.06(i) above.

(j)     Cash Collateralization. If any Default or Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 105% of the amount of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. The Borrower also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.11(b) or 2.20. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and the Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account and all moneys or other assets on deposit therein or credited thereto. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure), be applied to satisfy other Secured Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of a Default or Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all such Defaults and/or Events of Default have been cured or waived as confirmed in writing by the Administrative Agent.

(k)     Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement, and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(l)     LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

SECTION 2.07.      Funding of Borrowings.

(a)     Each Lender shall make each Loan to be made by such Lender hereunder on the proposed date thereof solely by wire transfer of immediately available funds by 1:00 p.m., Chicago time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that Term Loans shall be made as provided in Sections 2.01(b) and 2.02(b) and Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the funds so received in the aforesaid account of the Administrative Agent to the Funding Account(s); provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b)     Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Revolving Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08.      Interest Elections.

(a)      Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)      To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone or through Electronic System, if arrangements for doing so have been approved by the Administrative Agent, by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, Electronic System or fax to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)        Each telephonic and written Interest Election Request (including requests submitted through Electronic System) shall specify the following information in compliance with Section 2.02:

(i)     the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)     the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)     whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)     if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)     Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)     If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if a Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as a Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09.      Termination and Reduction of Commitments; Increase in Commitments.

(a)     Unless previously terminated, (i) the Term Commitments shall terminate at 5:00 p.m., Chicago time, on the Effective Date and (ii) all the Revolving Commitments shall terminate on the Revolving Credit Maturity Date.

(b)     The Borrower may at any time terminate the Revolving Commitments upon (i) the payment in full in cash of all outstanding Revolving Loans and LC Disbursements, together with accrued and unpaid interest thereon, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit (or at the discretion of the Administrative Agent a backup standby letter of credit satisfactory to the Administrative Agent and the Issuing Bank) in an amount equal to 103% of the LC Exposure as of such date), (iii) the payment in full in cash of the accrued and unpaid fees, and (iv) the payment in full in cash of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon.

(c)     The Borrower may from time to time reduce the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the Aggregate Revolving Exposure would exceed the aggregate Revolving Commitments.

(d)     The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) or (c) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.

(e)     The Borrower shall have the right to increase the Revolving Commitments and/or the Term Commitments by obtaining additional Commitments, either from one or more of the Lenders or another lending institution, provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000, (ii) the Borrower may make a maximum of 3 such requests, (iii) after giving effect thereto, the sum of the total of the additional Commitments does not exceed $75,000,000, (iv) the Administrative Agent and, with respect to additional Revolving Commitments, the Swingline Lender and the Issuing Bank have approved the identity of any such new Lender, such approvals not to be unreasonably withheld, (v) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, (vi) the procedures described in Sections 2.09(f) and (g) below have been satisfied, (vii) in the case of any increase in the Revolving Commitments, the new Revolving Loan will be made on the same terms as the existing Revolving Loans and (viii) in the case of Loans to be made under a new term loan tranche (an “Additional Term Loan Tranche”), (A) this Agreement shall be amended, in form and substance acceptable to the Administrative Agent, to reflect the addition of such Additional Term Loan Tranche, (B) the maturity date applicable to all Loans made under such Additional Term Loan Tranche shall be on or after the Term Maturity Date (but may have amortization prior to the Term Maturity Date), (C) subject to the immediately following paragraph, the interest margin for Loans made under such Additional Term Loan Tranche may be priced differently than the Revolving Loans, the Term Loans and/or any other Loans made under any Additional Term Loan Tranche, (D) the Loans made under such Additional Term Loan Tranche shall rank equally in right of payment with all other remaining Loans, including, without limitation, pursuant to Section 2.18 of this Agreement (unless otherwise agreed by the Lenders making Loans under such Additional Term Loan Tranche), and (E) any other terms and provisions applicable to such Additional Term Loan Tranche (including, without limitation, the terms and provisions relating to repayments and prepayments with respect to Loans made under such Additional Term Loan Tranche) shall be substantially the same as (and in any event not more favorable than) the Revolving Loans, the Term Loans and any other term loans issued hereunder prior to such date and shall otherwise be in form and substance satisfactory to the Administrative Agent, the Borrower and the Lenders participating in such Additional Term Loan Tranche; provided that, the terms and conditions applicable to any such Additional Term Loan Tranche maturing after the Term Maturity Date may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the Term Maturity Date. Nothing contained in this Section 2.09 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder at any time.

(f)     Any amendment hereto for such an increase or addition shall be in form and substance satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Borrower and each Lender being added or increasing its Commitment, subject only to the approval of all Lenders if any such increase or addition would cause the aggregate Commitments to exceed $225,000,000. As a condition precedent to such an increase or addition, the Borrower shall deliver to the Administrative Agent (i) a certificate of each Loan Party signed by an authorized officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrower, certifying that, before and after giving effect to such increase or addition, (1) the representations and warranties contained in Article III and the other Loan Documents are true and correct, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, (2) no Default or Event of Default exists and (3) the Borrower is in compliance (on a pro forma basis) with the covenants contained in Section 6.12 and (ii) legal opinions and documents consistent with those delivered on the Effective Date.

(g)     On the effective date of any such increase or addition, (i) any Lender increasing (or, in the case of any newly added Lender, extending) its Revolving Commitment shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase or addition and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its revised Applicable Percentage of such outstanding Revolving Loans, and the Administrative Agent shall make such other adjustments among the Lenders with respect to the Revolving Loans then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to effect such reallocation and (ii)  the Borrower shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase (or addition) in the Revolving Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower, in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurodollar Loan, shall be subject to indemnification by the Borrower pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods. Within a reasonable time after the effective date of any increase or addition, the Administrative Agent shall, and is hereby authorized and directed to, revise the Commitment Schedule to reflect such increase or addition and shall distribute such revised Commitment Schedule to each of the Lenders and the Borrower, whereupon such revised Commitment Schedule shall replace the old Commitment Schedule and become part of this Agreement.

SECTION 2.10.      Repayment and Amortization of Loans; Evidence of Debt.

(a)     The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Revolving Credit Maturity Date, and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Credit Maturity Date and the tenth Business Day after such Swingline Loan is made; provided that on each date that a Revolving Loan is made, the Borrower shall repay all Swingline Loans then outstanding and the proceeds of any such Revolving Loan shall be applied by the Administrative Agent to repay any Swingline Loans outstanding.

(b)     The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Term Lender on each date set forth below the aggregate principal amount set forth opposite such date (as adjusted from time to time pursuant to Section 2.11(d) or 2.18(b)):

Date	Amount
November 27, 2016	$1,250,000
February 26, 2017	$1,250,000
May 28, 2017	$1,250,000
August 27, 2017	$1,250,000
November 26, 2017	$1,250,000
February 25, 2018	$1,250,000
May 27, 2018	$1,250,000
August 26, 2018	$1,250,000
November 25, 2018	$1,250,000
February 24, 2019	$1,250,000
May 26, 2019	$1,250,000
August 25, 2019	$1,250,000
November 24, 2019	$1,250,000
March 1, 2020	$1,250,000
May 31, 2020	$1,250,000
August 30, 2020	$1,250,000
November 29, 2020	$1,250,000
February 28, 2021	$1,250,000
May 30, 2021	$1,250,000
Term Maturity Date	The entire unpaid principal amount of all Term Loans

; provided if any date set forth above is not a Business Day, then payment shall be due and payable on the Business Day immediately preceding such date. To the extent not previously paid, all unpaid Term Loans shall be paid in full in cash by the Borrower on the Term Maturity Date.

(c)     Prior to any repayment of any Term Loan Borrowings of any Class under this Section, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent by telephone (confirmed by fax) of such selection not later than 1:00 p.m., Chicago time, three (3) Business Days before the scheduled date of such repayment. Each repayment of a Term Loan Borrowing shall be applied ratably to the Loans included in the repaid Term Loan Borrowing. Repayments of Term Loan Borrowings shall be accompanied by accrued interest on the amounts repaid.

(d)     Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(e)     The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, if any, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(f)     The entries made in the accounts maintained pursuant to paragraph (d) or (e) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(g)     Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form.

SECTION 2.11.      Prepayment of Loans.

(a)     The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (e) of this Section and, if applicable, payment of any break funding expenses under Section 2.16.

(b)     In the event and on such occasion that the Aggregate Revolving Exposure exceeds the aggregate Revolving Commitments, the Borrower shall prepay the Revolving Loans, LC Exposure and/or Swingline Loans (or, if no such Borrowings are outstanding, deposit cash collateral in the LC Collateral Account in an aggregate amount equal to such excess, in accordance with Section 2.06(j)).

(c)     In the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party or any Subsidiary in respect of any Prepayment Event (other than with respect to a sale or disposition of Cal Ex that is permitted under Section 6.05(g) to the extent the aggregate Net Proceeds of all such sales and/or dispositions thereof are less than $5,000,000), the Borrower shall, immediately after such Net Proceeds are received by any Loan Party or Subsidiary, prepay the Obligations and cash collateralize the LC Exposure as set forth in Section 2.11(d) below in an aggregate amount equal to 100% of such Net Proceeds; provided that, in the case of a sale or other disposition of the Windset Investment, (i) if the Total Leverage Ratio (calculated on a pro forma basis as if such disposition was made on the first day of the fiscal quarter then last ended for which financial statements have been delivered) is less than or equal to 3.00 to 1.0, the Borrower shall not be required to apply the Net Proceeds of such sale to prepay the Obligations and (ii) if the Total Leverage Ratio (calculated on a pro forma basis as if such disposition was made on the first day of the fiscal quarter then last ended for which financial statements have been delivered) is greater than 3.00 to 1.0, the Borrower shall be required to apply the Net Proceeds of such sale to prepay the Obligations until the pro forma Total Leverage Ratio is less than or equal to 3.00 to 1.0; provided further that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event” (other than a sale or other disposition of the Windset Investment), if the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Loan Parties intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 180 days after receipt of such Net Proceeds, to acquire (or replace or rebuild) real property, equipment or other tangible assets (excluding Inventory) to be used in the business of the Loan Parties, and certifying that no Default or Event of Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds specified in such certificate, provided that to the extent of any such Net Proceeds that have not been so applied by the end of such 180-day period, a prepayment shall be required at such time in an amount equal to such Net Proceeds that have not been so applied; provided further that the Borrower shall not be permitted to make elections to use Net Proceeds to acquire (or replace or rebuild) real property, equipment or other tangible assets (excluding Inventory) with respect to Net Proceeds in any fiscal year in an aggregate amount in excess of $25,000,000.

(d)     All prepayments required to be made pursuant to Section 2.11(c) shall be applied, first to prepay the Term Loans (and in the event Term Loans of more than one Class shall be outstanding at the time, shall be allocated among the Term Loans pro rata based on the aggregate principal amounts of outstanding Term Loans of each such Class) as so allocated, and shall be applied to reduce the subsequent scheduled repayments of Term Loans of each Class to be made pursuant to Section 2.10 in inverse order of maturity, with payments applied first to the payment due on the Term Maturity Date, second to prepay the Revolving Loans (including Swingline Loans) without a corresponding reduction in the Revolving Commitments and third to cash collateralize outstanding LC Exposure.

(e)     The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by fax) or through Electronic System, if arrangements for doing so have been approved by the Administrative Agent, of any prepayment under this Section: (i) in the case of prepayment of a Eurodollar Borrowing, not later than noon, Chicago time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than noon, Chicago time, on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 1:00 p.m., Chicago time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing or Term Loan shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.

SECTION 2.12.      Fees.

(a)     The Borrower agrees to pay to the Administrative Agent a commitment fee for the account of each Revolving Lender, which shall accrue at the Applicable Rate on the daily amount of the undrawn portion of the Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Lenders’ Revolving Commitments terminate; it being understood that the LC Exposure of a Lender shall be included and the Swingline Exposure of a Lender shall be excluded in the drawn portion of the Revolving Commitment of such Lender for purposes of calculating the commitment fee. Accrued commitment fees shall be payable in arrears on the last day of February, May, August and November of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)     The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue (x) in the case of Chase as Issuing Bank, at the rate of 0.125% per annum and (y) in the case of any other Issuing Bank, the rate or rates per annum separately agreed upon between the Borrower and such Issuing Bank on the daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each calendar month shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)     The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)     All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.13.      Interest.

(a)     The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)     The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)     Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender affected thereby” for reductions in interest rates), declare that (i) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder.

(d)     Accrued interest on each Loan (for ABR Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)     All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14.      Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)     the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining (including, without limitation, by means of an Interpolated Rate) the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b)     the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders through Electronic System as provided in Section 9.01 as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and any such Eurodollar Borrowing shall be repaid on the last day of the then current Interest Period applicable thereto, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15.      Increased Costs.  (a)  If any Change in Law shall:

(i)     impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii)     impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)     subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)     If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)     A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)     Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16.      Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or 9.02(d), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Eurodollar Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Eurodollar Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.17.      Taxes.

(a)     Withholding Taxes; Gross-Up; Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)     Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)     Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)     Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)     Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)     Status of Lenders.

(i)     Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)     Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)     any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)     any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)     in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the U.S. is a party (x) with respect to payments of interest under any Loan Document, an executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)     in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed IRS Form W-8ECI;

(3)     in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4)     to the extent a Foreign Lender is not the Beneficial Owner, an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each Beneficial Owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;

(C)     any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)     if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)     Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)     Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)     Defined Terms. For purposes of this Section 2.17, the term “applicable law” includes FATCA.

SECTION 2.18.      Payments Generally; Allocation of Proceeds; Sharing of Set-offs.

(a)     The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.15, 2.16 or 2.17, or otherwise) prior to 4:00 p.m., Chicago time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn Street, Chicago, IL 60603, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Unless otherwise provided for herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b)     Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower), or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent, the Swingline Lender and the Issuing Bank from the Borrower (other than in connection with Banking Services Obligations or Swap Agreement Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower (other than in connection with Banking Services Obligations or Swap Agreement Obligations), third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans and unreimbursed LC Disbursements and to pay any amounts owing with respect to Swap Agreement Obligations up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.22, ratably (with amounts allocated to the Term Loans of any Class applied to reduce the subsequent scheduled repayments of the Term Loans of such Class to be made pursuant to Section 2.10 in inverse order of maturity, with payments applied first to the payment due on the Term Maturity Date), fifth, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate LC Exposure, to be held as cash collateral for such Obligations, and sixth, to the payment of any amounts owing in respect of Banking Services Obligations up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.22, and seventh, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender from the Borrower or any other Loan Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan of a Class, except (i) on the expiration date of the Interest Period applicable thereto, or (ii) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any such event, the Borrower shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

Notwithstanding the foregoing, Secured Obligations arising under Banking Services Obligations or Swap Agreement Obligations shall be excluded from the application described above and paid in clause seventh if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may have reasonably requested from the applicable provider of such Banking Services or Swap Agreements.

(c)     At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees, costs and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder, whether made following a request by the Borrower pursuant to Section 2.03 or 2.05 or a deemed request as provided in this Section or may be deducted from any deposit account of the Borrower maintained with the Administrative Agent. The Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans), and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03 or 2.05, as applicable, and (ii) the Administrative Agent to charge any deposit account of the Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d)     If, except as otherwise expressly provided herein, any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e)     Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)     If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender hereunder. Application of amounts pursuant to (i) and (ii) above shall be made in such order as may be determined by the Administrative Agent in its discretion.

(g)     The Administrative Agent may from time to time provide the Borrower with account statements or invoices with respect to any of the Secured Obligations (the “Statements”). The Administrative Agent is under no duty or obligation to provide Statements, which, if provided, will be solely for the Borrower’s convenience. Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Secured Obligations. If the Borrower pays the full amount indicated on a Statement on or before the due date indicated on such Statement, the Borrower shall not be in default of payment with respect to the billing period indicated on such Statement; provided, that acceptance by the Administrative Agent, on behalf of the Lenders, of any payment that is less than the total amount actually due at that time (including but not limited to any past due amounts) shall not constitute a waiver of the Administrative Agent’s or the Lenders’ right to receive payment in full in cash at another time.

SECTION 2.19.      Mitigation Obligations; Replacement of Lenders.

(a)     If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)     If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender) pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under this Agreement and other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and in circumstances where its consent would be required under Section 9.04, the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20.      Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)     fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b)     such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.02(b)) and the Revolving Commitment and Revolving Exposure and, if applicable, Term Commitment and Term Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder or under any other Loan Document; provided that, except as otherwise provided in Section 9.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(c)     if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)     all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender (other than the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only (x) to the extent that the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time) and (y) to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Exposure to exceed its Revolving Commitment;

(ii)     if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize, for the benefit of the Issuing Bank, the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii)     if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)     if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)     if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d)     so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend, renew, extend or increase any Letter of Credit, unless it is satisfied that the related exposure and such Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(c), and Swingline Exposure related to any such newly made Swingline Loan or LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to the Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that each of the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.21.      Returned Payments. If, after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.21 shall survive the termination of this Agreement.

SECTION 2.22.      Banking Services and Swap Agreements. Each Lender or Affiliate thereof providing Banking Services for, or having Swap Agreements with, any Loan Party or any Subsidiary or Affiliate of a Loan Party shall deliver to the Administrative Agent, promptly after entering into such Banking Services or Swap Agreements, written notice setting forth the aggregate amount of all Banking Services Obligations and Swap Agreement Obligations of such Loan Party or Subsidiary or Affiliate thereof to such Lender or Affiliate (whether matured or unmatured, absolute or contingent). In furtherance of that requirement, each such Lender or Affiliate thereof shall furnish the Administrative Agent, from time to time after a significant change therein or upon a request therefor, a summary of the amounts due or to become due in respect of such Banking Services Obligations and Swap Agreement Obligations. The most recent information provided to the Administrative Agent (whether provided pursuant to the foregoing or provided to the Administrative Agent by such a Lender or an Affiliate thereof otherwise) shall be used in determining which tier of the waterfall, contained in Section 2.18(b), such Banking Services Obligations and/or Swap Agreement Obligations will be placed.

ARTICLE III

Representations and Warranties

Each Loan Party represents and warrants to the Lenders that (and where applicable, agrees):

SECTION 3.01.      Organization; Powers. Each Loan Party and each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02.      Authorization; Enforceability. The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.      Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or any Subsidiary, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any Subsidiary or the assets of any Loan Party or any Subsidiary, or give rise to a right thereunder to require any payment to be made by any Loan Party or any Subsidiary, and (d) will not result in the creation or imposition of any Lien on any Collateral of any Loan Party or any Subsidiary, except Liens created pursuant to the Loan Documents.

SECTION 3.04.      Financial Condition; No Material Adverse Change.

(a)     The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended May 29, 2016, reported on by Ernst & Young, independent public accountants, and (ii) as of and for each fiscal quarter ended after such fiscal year-end through and including the fiscal quarter ended May 29, 2016, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year-end audit adjustments, all of which, when taken as a whole, would not be materially adverse, and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)     No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since May 29, 2016.

SECTION 3.05.      Properties.

(a)     As of the date of this Agreement, Schedule 3.05 sets forth the address of each parcel of real property that is owned or leased by any Loan Party. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any Loan Party and/or its Subsidiaries, and to the knowledge of each Loan Party, any other Person party to any such lease or sublease exists. Each of the Loan Parties and each Subsidiary has good and indefeasible title to, or valid leasehold interests in, all of its real and personal property, free of all Liens other than those permitted by Section 6.02.

(b)     Each Loan Party and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted, a correct and complete list of which, as of the date of this Agreement, is set forth on Schedule 3.05, and the use thereof by each Loan Party and each Subsidiary does not infringe in any material respect upon the rights of any other Person, and each Loan Party’s and each Subsidiary’s rights thereto are not subject to any material restrictions under any licensing agreement or similar arrangement.

SECTION 3.06.      Litigation and Environmental Matters.

(a)     There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters set forth on Schedule 3.06) or (ii) that involve any Loan Document or the Transactions.

(b)     Except for the Disclosed Matters, (i) no Loan Party or any Subsidiary has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability that could reasonably be expected to have a Material Adverse Effect and (ii) and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party or any Subsidiary (A) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law (B) has become subject to any Environmental Liability, (C) has received notice of any claim with respect to any Environmental Liability or (D) knows of any basis for any Environmental Liability.

(c)     Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07.      Compliance with Laws and Agreements; No Default. Except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Loan Party and each Subsidiary is in compliance with (i) all Requirements of Law applicable to it or its property and (ii) all indentures, agreements and other instruments binding upon it or its property. No Default or Event of Default has occurred and is continuing.

SECTION 3.08.      Investment Company Status. No Loan Party or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09.      Taxes. Each Loan Party and each Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. No tax liens (other than Permitted Encumbrances) have been filed and no claims are being asserted with respect to any such taxes.

SECTION 3.10.      ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Neither Borrower nor any ERISA Affiliate maintains or contributes to or has any obligation to maintain or contribute to any Multiemployer Plan or Plan, nor otherwise has any liability under Title IV of ERISA.

SECTION 3.11.      Disclosure. The Loan Parties have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which any Loan Party or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date.

SECTION 3.12.      Material Agreements. All Material Contracts to which any Loan Party or any Subsidiary is a party or is bound as of the date of this Agreement are listed on Schedule 3.12. No Loan Party or any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any Material Contract to which it is a party or (ii) any agreement or instrument evidencing or governing Material Indebtedness.

SECTION 3.13.      Solvency.   (a)  Immediately after the consummation of the Transactions to occur on the Effective Date, (i) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) no Loan Party will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.

(b)     No Loan Party intends to, nor will permit any Subsidiary to, and no Loan Party believes that it or any Subsidiary will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

SECTION 3.14.      Insurance. Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and their Subsidiaries as of the Effective Date. As of the Effective Date, all premiums due in respect of such insurance have been paid. The Loan Parties believe that the insurance maintained by or on behalf of the Loan Parties and their Subsidiaries is adequate and is customary for companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 3.15.      Capitalization and Subsidiaries. Schedule 3.15 sets forth (a) a correct and complete list of the name and relationship to the Borrower of each Subsidiary, (b) a true and complete listing of each class of each of the Borrower’s authorized Equity Interests, of which all of such issued Equity Interests are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.15, and (c) the type of entity of the Borrower and each Subsidiary. All of the issued and outstanding Equity Interests owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

SECTION 3.16.      Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, and such Liens constitute perfected and continuing Liens on the Collateral (to the extent such Liens can be perfected by possession, by filing a UCC financing statement, by filing a mortgage, deed of trust, deed to secure debt, assignment or similar instruments with the appropriate real property office, by recording an appropriate document with the United States Patent and Trademark Office or the United States Copyright Office or by a control agreement), securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law and (b) Liens perfected only by possession (including possession of any certificate of title), to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral.

SECTION 3.17.      Employment Matters. Except as set forth on Schedule 3.17, as of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened. The hours worked by and payments made to employees of the Loan Parties and their Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters. All payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party or such Subsidiary.

SECTION 3.18.      Federal Reserve Regulations. No part of the proceeds of any Loan or Letter of Credit has been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 3.19.      Use of Proceeds . The proceeds of the Loans have been used and will be used, whether directly or indirectly as set forth in Section 5.08.

SECTION 3.20.      No Burdensome Restrictions. No Loan Party is subject to any Burdensome Restrictions except Burdensome Restrictions permitted under Section 6.10.

SECTION 3.21.      Anti-Corruption Laws and Sanctions. Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Loan Party, its Subsidiaries and their respective officers and employees and to the knowledge of such Loan Party its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Loan Party being designated as a Sanctioned Person. None of (a) any Loan Party, any Subsidiary or any of their respective directors or officers, or (b) to the knowledge of any such Loan Party or Subsidiary, any agent or employee of such Loan Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds, Transaction or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws or applicable Sanctions.

SECTION 3.22.      EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

SECTION 3.23.      Therapeutic Product Compliance.

(a)     With respect to each product sold by any Loan Party or any of their Subsidiaries that is intended, indicated, used, promoted, or labeled for use as a drug, biologic, medical device, or combination thereof (“Therapeutic Product”), all applicable approvals, clearances, authorizations, licenses, listings, and registrations required by the FDA or any other Governmental Authority that relate to the development, manufacture, distribution, sale, marketing, or human research use of each Therapeutic Product in each country in which such product is developed, manufactured, marketed, or sold (“Approvals and Registrations”) have been obtained, and each such Approval and Registration is in full force and effect.

(b)     Each Loan Party, their Subsidiaries, and to their knowledge each of the agents and contractors is in compliance in all material respects with all terms and conditions of each Approval and Registration and with all other applicable laws, regulations, guidances, and requirements pertaining to the design, development, investigation, testing, manufacture, preparation, assembly, packaging, labeling, storage, sale, distribution, marketing, promotion, or human research use of each such Therapeutic Product (“Other Requirements”), including but not limited to all applicable good laboratory practices, good manufacturing practices, and reporting requirements.

(c)     No Loan Party, none of their Subsidiaries, nor any officer, affiliate, employee or agent of any Loan Party or any of their Subsidiaries:

(i)     has committed an act, made a statement, or failed to make a statement that would reasonably be expected to constitute a material violation of any Approval or Registration or Other Requirement,

(ii)     is aware of any event or condition or state of facts which would constitute a violation, breach, or default under, or would cause revocation or termination of, any Approval or Registration or Other Requirement,

(iii)     is aware that any Governmental Authority is considering limiting, suspending, or revoking an applicable Approval or Registration, or changing the classification or labeling or other significant parameter of a Therapeutic Product, or

(iv)     has received any written notice or other communication from any Governmental Authority contesting the approval, uses, labeling, or promotion of any Therapeutic Product, or otherwise alleging any violation of any Approval or Registration or Other Requirement,

any of which individually or collectively had, has, or is reasonably likely to have a Material Adverse Effect.

(d)     No Therapeutic Product has been recalled or is or has been subject to removals or corrections required to be reported to any Governmental Authority, and no Loan Party nor any of their Subsidiaries has received notice, either completed or pending, of any matter or proceeding seeking a recall, removal, field notification, seizure, or corrective action of any Therapeutic Product.

ARTICLE IV

Conditions

SECTION 4.01.      Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)     Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include fax or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.10 payable to the order of each such requesting Lender and a written opinion of the Loan Parties’ counsel, addressed to the Administrative Agent, the Issuing Bank and the Lenders in form and substance reasonably acceptable to the Administrative Agent and its counsel.

(b)     Financial Statements and Projections. The Lenders shall have received (i) satisfactory audited consolidated financial statements of the Borrower for the fiscal years ending May 31, 2015 and May 29, 2016 and (ii) satisfactory Projections of the Borrower for each quarter of the fiscal year ending May 28, 2017 and for each year thereafter through the last day of the fiscal year ending May 30, 2021.

(c)     Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party and, in the case of the Borrower, its Financial Officers, and (C) contain appropriate attachments, including the charter, articles or certificate of organization or incorporation of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its bylaws or operating, management or partnership agreement, or other organizational or governing documents, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

(d)     No Default Certificate. The Administrative Agent shall have received a certificate, signed by the chief financial officer of the Borrower and each other Loan Party, dated as of the Effective Date (i) stating that no Default or Event of Default has occurred and is continuing, (ii) stating that the representations and warranties contained in the Loan Documents are true and correct as of such date, and (iii) certifying as to any other factual matters as may be reasonably requested by the Administrative Agent.

(e)     Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses required to be reimbursed for which reasonably detailed invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date. All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Effective Date.

(f)     Lien Searches. The Administrative Agent shall have received the results of a recent lien search in the jurisdiction of organization of each Loan Party and such other jurisdictions as it may have requested, and such search shall reveal no Liens on any of the assets of the Loan Parties except for liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation reasonably satisfactory to the Administrative Agent.

(g)     Pay-Off Letter. The Administrative Agent shall have received reasonably satisfactory pay-off letters for all existing Indebtedness required to be repaid and which confirms that all Liens upon any of the property of the Loan Parties constituting Collateral will be terminated concurrently with such payment and all letters of credit issued or guaranteed as part of such Indebtedness shall have been cash collateralized or supported by a Letter of Credit.

(h)     Funding Account. The Administrative Agent shall have received a notice setting forth the deposit account of the Borrower (the “Funding Account”) to which the Administrative Agent is authorized by the Borrower to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

(i)     Control Agreements. The Administrative Agent shall have received each deposit account control agreement required to be provided pursuant to Section 4.14 of the Security Agreement.

(j)     Solvency. The Administrative Agent shall have received a certificate signed by a Financial Officer dated the Effective Date stating that each Loan Party is in compliance with the solvency representation set forth in Section 3.13 hereof in form and substance reasonably satisfactory to the Administrative Agent.

(k)     Closing Availability. After giving effect to all Borrowings to be made on the Effective Date, the issuance of any Letters of Credit on the Effective Date and payment of all fees and expenses due hereunder, the Borrower’s Availability shall not be less than $10,000,000.

(l)     Pledged Equity Interests; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the Equity Interests pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(m)     Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.

(n)     Insurance. The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 5.10 of this Agreement and Section 4.12 of the Security Agreement.

(o)     Letter of Credit Application. The Administrative Agent shall have received a properly completed letter of credit application (whether standalone or pursuant to a master agreement, as applicable) if the issuance of a Letter of Credit will be required on the Effective Date.

(p)     Legal Due Diligence. The Administrative Agent and its counsel shall have completed all legal due diligence, the results of which shall be satisfactory to Administrative Agent in its sole discretion.

(q)     USA PATRIOT Act, Etc. The Administrative Agent and Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including USA PATRIOT Act, and a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party.

(r)     Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent, the Issuing Bank, any Lender or their respective counsel may have reasonably requested (including, without limitation, any such documents, instruments and items set forth on that closing checklist last delivered to the Borrower by the Administrative Agent).

The Administrative Agent shall notify the Borrower, the Lenders and the Issuing Bank of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02.      Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)     The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects with the same effect as though made on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects).

(b)     At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

(c)     After giving effect to any Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit, Availability shall not be less than zero.

(d)     No event shall have occurred and no condition shall exist which has or could be reasonably expected to have a Material Adverse Effect.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) through (d) of this Section.

Notwithstanding the failure to satisfy the conditions precedent set forth in paragraphs (a) through (d) of this Section, unless otherwise directed by the Required Lenders, the Administrative Agent may, but shall have no obligation to, continue to make Loans and an Issuing Bank may, but shall have no obligation to, issue, amend, renew or extend, or cause to be issued, amended, renewed or extended, any Letter of Credit for the ratable account and risk of Lenders from time to time if the Administrative Agent believes that making such Loans or issuing, amending, renewing or extending, or causing the issuance, amendment, renewal or extension of, any such Letter of Credit is in the best interests of the Lenders.

ARTICLE V

Affirmative Covenants

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full in cash and all Letters of Credit shall have expired or terminated, in each case without any pending draw, and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

SECTION 5.01.      Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender, including their Public-Siders:

(a)     within ninety (90) days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification, commentary or exception, and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, accompanied by any management letter prepared by said accountants to the extent delivered to a Loan Party;

(b)     within forty-five (45) days after the end of each of the first three fiscal quarters of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)     The Borrower represents and warrants that it, its controlling Person and any Subsidiary, in each case, if any, either (i) has no registered or publicly traded securities outstanding, or (ii) files its financial statements with the SEC and/or makes its financial statements available to potential holders of its 144A securities, and, accordingly, the Borrower hereby (i) authorizes the Administrative Agent to make the financial statements to be provided under Sections 5.01(a) and (b) above (collectively or individually, as the context requires, the “Financial Statements”), along with the Loan Documents, available to Public-Siders and (ii) agrees that at the time such Financial Statements are provided hereunder, they shall already have been made available to holders of its securities. The Borrower will not request that any other material be posted to Public-Siders without expressly representing and warranting to the Administrative Agent in writing that such materials do not constitute material non-public information within the meaning of the federal securities laws or that the Borrower has no outstanding publicly traded securities, including 144A securities. Notwithstanding anything herein to the contrary, in no event shall the Borrower request that the Administrative Agent make available to Public-Siders budgets or any certificates, reports or calculations with respect to the Borrower’s compliance with the covenants contained herein.

(d)     concurrently with any delivery of the Financial Statements, a certificate of a Financial Officer in substantially the form of Exhibit D (i) certifying, in the case of the Financial Statements delivered under clause (b) above, as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) certifying and setting forth reasonably detailed calculations, in form and detail acceptable to Administrative Agent, (x) demonstrating compliance with each of the financial covenants set forth in Section 6.12 and (y) of the Applicable Rate and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the Financial Statements accompanying such certificate;

(e)     [Intentionally Omitted];

(f)     as soon as available, but in any event no later than the end of, and no earlier than 30 days after the end of, each fiscal year of the Borrower, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and cash flow statement) of the Borrower for each quarter of the upcoming fiscal year (the “Projections”) in form reasonably satisfactory to the Administrative Agent;

(g)     promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Loan Party or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(h)     promptly following any request therefor, such other information regarding the operations, material changes in ownership of Equity Interests, business affairs and financial condition of any Loan Party or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request; and

(i)     promptly after any request therefor by the Administrative Agent or any Lender, copies of (i) any documents described in Section 101(k)(1) of ERISA that the Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that the Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if the Borrower or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower or the applicable ERISA Affiliate shall promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.

Notwithstanding anything to the contrary contained in Sections 5.01(a), (b) and (g), the Borrower may satisfy any obligation to deliver financial statements and/or other information, notices or certificates required to be delivered thereunder by publicly filing the same in electronic format with the SEC on the SEC’s Electronic Data Gathering, Analysis and Retrieval System or any successor SEC electronic filing system for such purposes, provided that such statements and/or information, notices or certificates are publicly available, free of charge from the SEC on the internet at http://www.sec.gov, within five (5) Business Days of the filing thereof. Notwithstanding the foregoing in the previous sentence, upon written request the Borrower shall be required to provide electronic or paper copies of the statements and other information, notices or certificates under Sections 5.01(a), (b) and (g) to the Administrative Agent and/or any Lender and shall deliver such copies to the Administrative Agent or to any Lender that requests such copies in a written request related specifically to any such statements and other information, notices or certificates until a written request to cease delivering such copies is given by the Administrative Agent or such Lender.  The Administrative Agent shall have no obligation to request the delivery of or to maintain any such copies of the statements and other information, notices or certificates delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery.

SECTION 5.02.      Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt (but in any event within any time period that may be specified below) written notice of the following:

(a)     the occurrence of any Default or Event of Default;

(b)     receipt of any notice of any investigation by a Governmental Authority or any litigation or proceeding commenced or threatened against any Loan Party or any Subsidiary that (i) seeks damages in excess of $1,000,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets, (iv) alleges criminal misconduct by any Loan Party or any Subsidiary, (v) alleges the violation of, or seeks to impose remedies under, any Environmental Law or related Requirement of Law, or seeks to impose Environmental Liability, (vi) asserts liability on the part of any Loan Party or any Subsidiary in excess of $1,000,000 in respect of any tax, fee, assessment, or other governmental charge, or (vii) involves any product recall;

(c)     the Borrower or any ERISA Affiliate establishes, maintains, contributes to, or incurs any liability to a Plan or Multiemployer Plan;

(d)     the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Loan Parties and their Subsidiaries in an aggregate amount exceeding $1,000,000;

(e)     within two (2) Business Days after the occurrence thereof, any Loan Party entering into a Swap Agreement or an amendment to a Swap Agreement, together with copies of all agreements evidencing such Swap Agreement or amendment; and

(f)     any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.      Existence; Conduct of Business. Each Loan Party will, and will cause each Subsidiary to, (a) do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted (it being acknowledged that such restriction shall not require such line of business to engage in business activities involving only produce).

SECTION 5.04.      Payment of Obligations. Each Loan Party will, and will cause each Subsidiary to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect; provided, however, that each Loan Party will, and will cause each Subsidiary to, remit withholding taxes and other payroll taxes to appropriate Governmental Authorities as and when claimed to be due, notwithstanding the foregoing exceptions.

SECTION 5.05.      Maintenance of Properties. Each Loan Party will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.06.      Books and Records; Inspection Rights. Each Loan Party will, and will cause each Subsidiary to, (a) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities, in an ordinary course manner as determined by the applicable Loan Party and (b) permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers, agents and appraisers retained by the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, conduct at the Loan Party’s premises field examinations of the Loan Party’s assets, liabilities, books and records, including examining and making extracts from its books and records, environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that, except for inspections during the continuance of a Default, no more than one such inspection during any fiscal year shall be permitted. The Loan Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the Lenders.

SECTION 5.07.      Compliance with Laws and Material Contractual Obligations. Each Loan Party will, and will cause each Subsidiary to, (i) comply with each Requirement of Law applicable to it or its property (including without limitation Environmental Laws) and (ii) perform in all material respects its obligations under material agreements to which it is a party, except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each Loan Party will maintain in effect and enforce policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.08.      Use of Proceeds.

(a)     The proceeds of the Loans and the Letters of Credit will be used only for general corporate purposes of the Borrower and its Subsidiaries in the ordinary course of business, to refinance existing Indebtedness and to finance Permitted Acquisitions hereunder. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, (i) for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X or (ii) to make any Acquisition, other than Permitted Acquisitions.

(b)     The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent that such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or the European Union, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.09.      Accuracy of Information. The Loan Parties will ensure that any information, including financial statements or other documents, furnished to the Administrative Agent or the Lenders in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the furnishing of such information shall be deemed to be a representation and warranty by the Borrower on the date thereof as to the matters specified in this Section 5.09; provided that, with respect to the Projections, the Loan Parties will cause the Projections to be prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 5.10.      Insurance. Each Loan Party will, and will cause each Subsidiary to, maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company (a) insurance in such amounts (with no greater risk retention) and against such risks (including loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required pursuant to the Collateral Documents. The Borrower will furnish to the Lenders, upon request of the Administrative Agent, but no less frequently than annually, information in reasonable detail as to the insurance so maintained.

SECTION 5.11.      [Intentionally Omitted].

SECTION 5.12.      Casualty and Condemnation. The Borrower (a) will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents

SECTION 5.13.      Depository Banks. From and after the date that is 180 days after the Effective Date, the Borrower and each Subsidiary will maintain one or more of the Administrative Agent or the Lenders as its principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business.

SECTION 5.14.      Additional Collateral; Further Assurances.

(a)     Subject to applicable Requirements of Law, each Loan Party will cause each of its Domestic Subsidiaries formed or acquired after the date of this Agreement to become a Loan Party by executing a Joinder Agreement. Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, in any property of such Loan Party which constitutes Collateral, including any parcel of real property located in the U.S. owned by any Loan Party.

(b)      Each Loan Party will cause (i) 100% of the issued and outstanding Equity Interests of each of its Domestic Subsidiaries other than any Domestic Subsidiary all or substantially all of the assets of which consist of capital stock of one or more Foreign Subsidiaries (any such Domestic Subsidiary, a “Foreign Subsidiary Holdco”) and (ii) 65% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary or Foreign Subsidiary Holdco directly owned by the Borrower or any Domestic Subsidiary to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent for the benefit of the Administrative Agent and the other Secured Parties, pursuant to the terms and conditions of the Loan Documents or other security documents as the Administrative Agent shall reasonably request.

(c)     Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by any Requirement of Law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties. Notwithstanding the foregoing, at any time after an Event of Default has occurred, each Loan Party will, upon the request of the Administrative Agent, cause each Foreign Subsidiary to become a Loan Party and a Loan Guarantor and to grant Liens to the Administrative Agent on its assets and have the balance of its Equity Interests pledged to the Administrative Agent.

(d)     If any material assets (excluding any real property or improvements thereto or any interest therein and any Equity Interest in Windset) are acquired by any Loan Party after the Effective Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien under the Security Agreement upon acquisition thereof), the Borrower will (i) notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, cause such assets to be subjected to a Lien securing the Secured Obligations and (ii) take, and cause each applicable Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Loan Parties.

SECTION 5.15.      Therapeutic Product Compliance. The Loan Parties shall provide to the Administrative Agent, as soon as possible and in any event within two (2) Business Days after any Loan Party or any of their Subsidiaries obtains knowledge thereof:

(a)     Notice of any investigation or audit, or pending or threatened proceedings relating to any material violation by any Loan Party or any of their Subsidiaries, of any Approval or Registration or Other Requirement and/or receipt of any communications with respect to such violation;

(b)     Any notice that FDA or any Governmental Authority is limiting, suspending or revoking any Approval or Registration;

(c)     The commencement of any product seizure, withdrawal, or suspension of manufacturing or judicial or administrative proceeding by any Governmental Authority, or any criminal or civil investigation initiated or claim filed by the FDA or any other Governmental Authority, or any claim filed under any Requirements of Law;

(d)     Copies of any written recommendation from any Governmental Authority that any Loan Party or any of their Subsidiaries should have its licensure suspended, revoked, or limited in any way;

(e)     Copies of any written responses or replies from any Loan Party or any of their Subsidiaries to any Governmental Authority with respect to, arising out of or in connection with any violation noted above; and

(f)     Copies of any report or communication from any Governmental Authority in connection with any inspection not in the ordinary course of business of any Loan Party or any of their Subsidiaries with respect to any Therapeutic Product.

SECTION 5.16.      Post-Closing Matters. The Loan Parties shall execute and deliver (or cause to be executed and delivered) the documents, and comply with the requirements, set forth on Schedule 5.16, in each case within the time limits specified on such schedule (as may be extended by Administrative Agent in its sole discretion).

ARTICLE VI

Negative Covenants

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document shall have been paid in full in cash and all Letters of Credit shall have expired or terminated, in each case without any pending draw, and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

SECTION 6.01.      Indebtedness. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or suffer to exist any Indebtedness, except:

(a)     the Secured Obligations;

(b)     Indebtedness existing on the date hereof and set forth in Schedule 6.01 (excluding, however, following the making of the initial Loan hereunder, the Indebtedness to be repaid with the proceeds of such Loans as indicated on Schedule 6.01) and any extensions, renewals, refinancings and replacements of any such Indebtedness in accordance with clause (f) hereof;

(c)     Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary, provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to the Borrower or any other Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent;

(d)     Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary, provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by the Borrower or any other Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04 and (iii) Guarantees permitted under this clause (d) shall be subordinated to the Secured Obligations on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;

(e)     Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) below; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) together with any Refinance Indebtedness in respect thereof permitted by clause (f) below, shall not exceed $5,000,000 at any time outstanding;

(f)     Indebtedness which represents extensions, renewals, refinancing or replacements (such Indebtedness being so extended, renewed, refinanced or replaced being referred to herein as the “Refinance Indebtedness”) of any of the Indebtedness described in clauses (b), (e) and (i) hereof (such Indebtedness being referred to herein as the “Original Indebtedness”); provided that (i) such Refinance Indebtedness does not increase the principal amount or interest rate of the Original Indebtedness, (ii) any Liens securing such Refinance Indebtedness are not extended to any additional property of any Loan Party or any Subsidiary, (iii) no Loan Party or any Subsidiary that is not originally obligated with respect to repayment of such Original Indebtedness is required to become obligated with respect to such Refinance Indebtedness, (iv) such Refinance Indebtedness does not result in a shortening of the average weighted maturity of such Original Indebtedness, (v) the terms of such Refinance Indebtedness are not materially less favorable to the obligor thereunder than the original terms of such Original Indebtedness and (vi) if such Original Indebtedness was subordinated in right of payment to the Secured Obligations, then the terms and conditions of such Refinance Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to such Original Indebtedness;

(g)     Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(h)     Indebtedness of any Loan Party in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(i)     Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (i) together with any Refinance Indebtedness in respect thereof permitted by clause (f) above, shall not exceed $2,500,000 at any time outstanding;

(j)     Indebtedness of the Borrower secured solely by the Windset Investment; provided that (i) the aggregate principal amount of Indebtedness permitted by this clause (j) shall not exceed $50,000,000 at any time outstanding and (ii) such Indebtedness shall otherwise be on terms and subject to subordination provisions and/or agreement acceptable to the Administrative Agent in its sole discretion (provided that (x) a payment blockage period for Events of Default of not less than 120 days shall be acceptable to Administrative Agent (other than Events of Default under clauses (a), (b), (h), (i) and (j) of Article VII, which shall result in a permanent payment blockage) and (y) such subordination provisions or agreement shall allow the Borrower to liquidate the Windset Investment at any time and use the proceeds to repay such Indebtedness, and for the holder of such Indebtedness to foreclose on the Borrower’s Windset Investment (and apply any such proceeds thereof to such Indebtedness), but shall not allow such holder to foreclose on or to take any other enforcement actions or remedies against any other assets or property of the Borrower, any other Loan Party or any of their Subsidiaries or against the Borrower, any such Loan Party or any such Subsidiaries);

(k)     Earn-Out Obligations, so long as subject to an Earn-Out Subordination Agreement; and

(l)     other unsecured Indebtedness in an aggregate principal amount not exceeding $500,000 at any time outstanding.

SECTION 6.02.      Liens. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset (including, without limitation, any real property) now owned or hereafter acquired by it, or assign or sell any income or revenues (including Accounts) or rights in respect of any thereof, except:

(a)     Liens created pursuant to any Loan Document;

(b)     Permitted Encumbrances;

(c)     any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d)     Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such Liens only secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary;

(e)     any Lien existing on any property or asset (other than Accounts and Inventory) prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset (other than Accounts and Inventory) of any Person that becomes a Loan Party after the date hereof prior to the time such Person becomes a Loan Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Loan Party and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Loan Party, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(f)     Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;

(g)     Liens arising out of Sale and Leaseback Transactions permitted by Section 6.06;

(h)     Liens granted by a Subsidiary that is not a Loan Party in favor of the Borrower or another Loan Party in respect of Indebtedness owed by such Subsidiary; and

(i)     Liens on the Windset Investment; provided that such Liens only secure Indebtedness permitted by clause (j) of Section 6.01.

SECTION 6.03.      Fundamental Changes.

(a)     No Loan Party will, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) any Subsidiary of the Borrower (or, in connection with a Permitted Acquisition, any other Person) may merge into the Borrower in a transaction in which the Borrower is the surviving entity, (ii) any Loan Party (other than the Borrower) (or, in connection with a Permitted Acquisition, any other Person) may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary and, if any party to such merger is a Loan Party, such surviving entity is a Loan Party or becomes a Loan Party concurrently with such merger and (iii) any Subsidiary that is not a Loan Party may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b)     No Loan Party will, nor will it permit any Subsidiary to, engage in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date hereof and businesses reasonably related thereto (it being acknowledged that such restriction shall not require any such Person to engage in business activities involving only produce).

(c)     No Loan Party will, nor will it permit any Subsidiary to change its fiscal year or any fiscal quarter from the basis in effect on the Effective Date (in each case, which fiscal year ends on the last Sunday of May of each year).

(d)     No Loan Party will change the accounting basis upon which its financial statements are prepared.

(e)     No Loan Party will change the tax filing elections it has made under the Code.

SECTION 6.04.      Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any Subsidiary to, form any subsidiary after the Effective Date, or purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), except:

(a)     Permitted Investments, subject to control agreements in favor of the Administrative Agent for the benefit of the Secured Parties or otherwise subject to a perfected security interest in favor of the Administrative Agent for the benefit of the Secured Parties;

(b)     investments in existence on the date hereof and described in Schedule 6.04;

(c)     investments by the Borrower and the Subsidiaries in Equity Interests in their respective Subsidiaries, provided that (i) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Security Agreement (subject to the limitations applicable to Equity Interests of a Foreign Subsidiary referred to in Section 5.14) and (ii) the aggregate amount of investments by Loan Parties in Subsidiaries that are not Loan Parties (together with outstanding Guarantees permitted under Section 6.04(e)) shall not exceed $1,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(d)     loans or advances made in the ordinary course of business for working capital purposes (but not for purposes under Section 6.04(l)) by any Loan Party to any Subsidiary and made by any Subsidiary to a Loan Party or any other Subsidiary, provided that (i) at the time of any such loan or advance, no Event of Default shall exist or shall result therefrom, (ii) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the Security Agreement and (iii) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties shall not exceed $7,500,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(e)     Guarantees constituting Indebtedness permitted by Section 6.01, provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party (together with outstanding investments permitted under Section 6.04(c)) shall not exceed $1,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(f)     loans or advances made by a Loan Party to its employees on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $1,000,000 in the aggregate at any one time outstanding;

(g)     notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;

(h)     investments in the form of Swap Agreements permitted by Section 6.07;

(i)     investments of any Person existing at the time such Person becomes a Subsidiary of the Borrower or consolidates or merges with the Borrower or any Subsidiary (including in connection with a Permitted Acquisition), so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;

(j)     investments received in connection with the disposition of assets permitted by Section 6.05;

(k)     investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances”;

(l)     loans, investments, advances or prepayments made to growers, and prepayments on purchase contracts with growers, in each case made or entered into in the ordinary course of business and not to exceed $15,000,000 in the aggregate for all such loans, investments, advances and prepayments at any one time outstanding;

(m)     Permitted Acquisitions; and

(n)     the Windset Investment in existence and in effect on the Effective Date plus additional investments in Windset by Borrower after the Effective Date in an aggregate amount for all such investments not to exceed $15,000,000 (without giving effect to any dividends, distributions or other amounts received by any Loan Party in connection with the Windset Investment).

SECTION 6.05.      Asset Sales. No Loan Party will, nor will it permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to the Borrower or another Subsidiary in compliance with Section 6.04), except:

(a)     sales, transfers and dispositions of (i) Inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus Equipment or property in the ordinary course of business;

(b)     sales, transfers and dispositions of assets to the Borrower or any Subsidiary; provided that any such sales, transfers or dispositions by any Loan Party that is a Foreign Subsidiary, shall only be made to a Loan Party or a Subsidiary that is not a Loan Party (so long as in compliance with Section 6.09), in each case, which is organized in the same country as such transferee Foreign Subsidiary Loan Party or in the United States; provided further that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;

(c)     sales, transfers and dispositions of Accounts (excluding sales or dispositions in a factoring arrangement) in connection with the compromise, settlement or collection thereof;

(d)     sales, transfers and dispositions of Permitted Investments;

(e)     Sale and Leaseback Transactions permitted by Section 6.06;

(f)     dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary;

(g)     sale or other disposition of Cal Ex or the Windset Investment; provided that the proceeds of such sale or disposition are applied in accordance with Section 2.11(c), as applicable; provided, further, that the Net Proceeds of a sale or disposition of Cal Ex need only be applied in accordance with Section 2.11(c) if such Net Proceeds exceed $5,000,000;

(h)     leases, subleases, licenses or sublicenses in the ordinary course of business which do not materially interfere with the business of Borrower or its Subsidiaries;

(i)     issuance of stock options, equity grants or similar instruments in the Equity Interests of Lifecore to its directors, officers and/or employees in anticipation of a spin-off of Lifecore so long as the amount by which the Borrower’s ownership interest in Lifecore is not diluted by more than ten percent (10%) in the aggregate from all such issuances and each such issuance thereof would not result in a Default of Event of Default; and

(j)     sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold) that are not permitted by any other clause of this Section, provided that (i) at the time of any such sale, transfer or disposition, no Event of Default shall exist or shall result therefrom and (ii) the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this paragraph (j) shall not exceed $1,000,000 during any fiscal year of the Borrower;

provided that all sales, transfers, leases and other dispositions permitted under this Section 6.05 (other than those permitted by paragraphs (b), (d), (f) and (i) above) shall be made for fair value and for at least 90% cash consideration.

SECTION 6.06.      Sale and Leaseback Transactions. No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Leaseback Transaction”), except for any such sale of any fixed or capital assets by the Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 90 days after the Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset.

SECTION 6.07.      Swap Agreements. No Loan Party will, nor will it permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has or will have actual exposure (other than those in respect of Equity Interests of the Borrower or any Subsidiary), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

SECTION 6.08.      Restricted Payments; Certain Payments of Indebtedness.

(a)     No Loan Party will, nor will it permit any Subsidiary to, declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) the Borrower may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock, (ii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests (or solely to a Loan Party) and (iii) the Borrower may make Restricted Payments, not exceeding $1,000,000 during any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries, so long as after giving effect to any such Restricted Payment (x) no Default or Event of Default exists or would result therefrom, (y) Availability will not be less than $10,000,000 and (z) the Borrower will be in compliance with the covenants contained in Section 6.12 on a pro forma basis as of the fiscal quarter then last ended for which financial statements have been delivered to the Administrative Agent (as if such Restricted Payment was made on the first day of such fiscal quarter).

(b)     No Loan Party will, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness (including any Earn-Out Obligations), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i)     payment of Indebtedness created under the Loan Documents;

(ii)     payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness permitted under Section 6.01;

(iii)     refinancings of Indebtedness to the extent permitted by Section 6.01;

(iv)     payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by the terms of Section 6.05; and

(v)     payments in respect of Earn-Out Obligations, so long as after giving effect to any such payment (x) no Default or Event of Default exists or would result therefrom, (y) Availability will not be less than $10,000,000 and (iii) the Borrower will be in compliance with the covenants contained in Section 6.12 on a pro forma basis as of the fiscal quarter then last ended for which financial statements have been delivered to the Administrative Agent (as if such payment was made on the first day of such fiscal quarter).

SECTION 6.09.      Transactions with Affiliates. No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Loan Parties not involving any other Affiliate, (c) any investment permitted by Sections 6.04(c) or 6.04(d), (d) any Indebtedness permitted under Section 6.01(c), (e) any Restricted Payment permitted by Section 6.08, (f) loans or advances to employees permitted under Section 6.04(f), (g) the payment of reasonable fees to directors of the Borrower or any Subsidiary who are not employees of the Borrower or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrower or its Subsidiaries in the ordinary course of business, and (h) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower’s board of directors.

SECTION 6.10.      Restrictive Agreements. No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by any Requirement of Law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.

SECTION 6.11.      Amendment of Material Documents. No Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under its charter, articles or certificate of organization or incorporation and bylaws or operating, management or partnership agreement, or other organizational or governing documents, to the extent any such amendment, modification or waiver would be materially adverse to the Lenders.

SECTION 6.12.      Financial Covenants.

(a)     Minimum Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio, for any period of four consecutive fiscal quarters ending on the last day of any fiscal quarter (commencing with the fiscal quarter ending November 27, 2016), to be less than 1.20 to 1.0.

(b)     Maximum Total Leverage Ratio. The Borrower will not permit the Total Leverage Ratio, on the last day of any fiscal quarter ending during any period set forth below, to be greater than the ratio set forth below opposite such period:

Period	Ratio
November 27, 2016	3.50 to 1.0
February 26, 2017	3.50 to 1.0
May 28, 2017	3.50 to 1.0
August 27, 2017	3.50 to 1.0
November 26, 2017	3.50 to 1.0
February 25, 2018	3.50 to 1.0
May 27, 2018	3.50 to 1.0
August 26, 2018	3.50 to 1.0
November 25, 2018	3.50 to 1.0
February 24, 2019	3.50 to 1.0
May 26, 2019	3.50 to 1.0
August 25, 2019	3.25 to 1.0
November 24, 2019	3.25 to 1.0
March 1, 2020	3.25 to 1.0
May 31, 2020	3.25 to 1.0
August 30, 2020	3.00 to 1.0
November 29, 2020	3.00 to 1.0
February 28, 2021	3.00 to 1.0
May 30, 2021	3.00 to 1.0
August 29, 2021 and the last day of each fiscal quarter ending thereafter	3.00 to 1.0

Notwithstanding the forgoing, if (x) the Borrower and/or one or more of its Subsidiaries makes a Material Acquisition and (y) after giving effect to such Material Acquisition on a pro forma basis (including any incurrence of Indebtedness in connection therewith), the Total Leverage Ratio would exceed the then current maximum permitted Total Leverage Ratio under this Section 6.12(b), then the Borrower may elect to increase the maximum permitted Total Leverage Ratio under this Section 6.12(b) to 4.00 to 1.00 for the then current fiscal quarter and for each of the three (3) subsequent consecutive fiscal quarters; provided, however, the Borrower shall not be permitted to increase the maximum permitted Total Leverage Ratio under this Section 6.12(b) pursuant to this sentence more than two (2) times during the term of this Agreement. The Borrower shall provide written notice of its election to increase the maximum permitted Total Leverage Ratio under this Section 6.12(b) not less than 10 days prior to the date on which Financial Statements are required to be delivered under Section 5.01(b) for the fiscal quarter in which the Material Acquisition occurred.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)     the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)     the Borrower shall fail to pay (i) any interest on any Loan payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days or (ii) any fee or any other amount (other than an amount referred to in clause (a) or clause (b)(i) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c)     any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in, or in connection with, this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been materially incorrect when made or deemed made;

(d)     any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to a Loan Party’s existence), 5.08, 5.13 or 5.16 or in Article VI;

(e)     any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d)), and such failure shall continue unremedied for a period of (i) 10 Business Days after the earlier of any Loan Party’s knowledge of such breach or written notice thereof from the Administrative Agent (which written notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.01, 5.02 (other than Section 5.02(a)), 5.03 through 5.07, 5.10 or 5.15 of this Agreement or (ii) 30 days after the earlier of any Loan Party’s knowledge of such breach or written notice thereof from the Administrative Agent (which written notice will be given at the request of any Lender) if such breach relates to terms or provisions of any other Section of this Agreement;

(f)     any Loan Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g)     any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by the terms of Section 6.05;

(h)     an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or any Material Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)     any Loan Party or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or Material Subsidiary of any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)     any Loan Party or any Material Subsidiary shall become unable, admit in writing its inability, or publicly declare its intention not to, or fail generally, to pay its debts as they become due;

(k)     one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 shall be rendered against any Loan Party, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary to enforce any such judgment or any Loan Party or any Subsidiary shall fail within thirty (30) days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal and being appropriately contested in good faith by proper proceedings diligently pursued;

(l)     an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)     a Change in Control shall occur;

(n)     the occurrence of any “default”, as defined in any Loan Document (other than this Agreement), or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided;

(o)     the Loan Guaranty or any Obligation Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue, or to assert the invalidity or unenforceability of, the Loan Guaranty or any Obligation Guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty or any Obligation Guaranty to which it is a party, or any Guarantor shall deny that it has any further liability under the Loan Guaranty or any Obligation Guaranty to which it is a party, or shall give notice to such effect, including, but not limited to notice of termination delivered pursuant to Section 10.08 or any notice of termination delivered pursuant to the terms of any Obligation Guaranty;

(p)     except as permitted by the terms of any Collateral Document, (i) any Collateral Document shall for any reason fail to create a valid security interest in any Collateral purported to be covered thereby, or (ii) for any reason other than the failure of the Administrative Agent to take any necessary action available to it to maintain perfection of the Administrative Agent’s Liens pursuant to the Loan Documents, any Lien securing any Secured Obligation shall cease to be a perfected, first priority Lien;

(q)     any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document;

(r)     any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable against any applicable Loan Party in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction that evidences its assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

(s)     any Loan Party is convicted of a felony under any law that may reasonably be expected to lead to a forfeiture of any property of such Loan Party having a fair market value in excess of $1,000,000;

(t)     any subordination provision in favor of Administrative Agent in any document or instrument governing any Indebtedness of Borrower incurred in connection with or related to the Windset Investment, or any subordination provision in favor of Administrative Agent in any subordination agreement that relates to any such Indebtedness, shall cease to be in full force and effect, or any Loan Party or any other Person (including the holder of any applicable Indebtedness) shall contest in any manner the validity, binding nature or enforceability of any such provision;

(u)     (i) the commencement of any proceeding for an injunction, seizure of product or other prosecution by the FDA or other Governmental Authority against any Loan Party or any of their Subsidiaries, in each case, with regard to FDA regulatory issues or in response to an FDA request or referral; (ii) the issuance of any untitled letter or warning letter to any Loan Party or any of their Subsidiaries by the FDA; or (iii) the commencement of any FDA-requested or required product recall, or withdrawal of FDA approval, of any product of any Loan Party or any of their Subsidiaries, or any other action by any Governmental Authority with regard to FDA regulatory issues or in response to an FDA request or referral, in each case, which would have a Material Adverse Effect; or

(v)     any Loan Party or any of their Subsidiaries enters into a written settlement agreement with the FDA or any Governmental Authority the terms of which provide for payments in the amount of $5,000,000 or more, or that could reasonably be expected to have a Material Adverse Effect;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, whereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in the case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, increase the rate of interest applicable to the Loans and other Obligations as set forth in this Agreement and exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE VIII

The Administrative Agent

SECTION 8.01.      Appointment. Each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties, and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the U.S., each of the Lenders and the Issuing Bank hereby grants to the Administrative Agent any required powers of attorney to execute any Collateral Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders (including the Swingline Lender and the Issuing Bank), and no Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

SECTION 8.02.      Rights as a Lender. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Loan Party or any Subsidiary or any Affiliate thereof as if it were not the Administrative Agent hereunder.

SECTION 8.03.      Duties and Obligations. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and, (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.04.      Reliance. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05.      Actions through Sub-Agents. The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

SECTION 8.06.      Resignation. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by its successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor, unless otherwise agreed by the Borrower and such successor. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article, Section 2.17(d) and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

SECTION 8.07.      Non-Reliance.

(a)     Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the U.S. securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

(b)     Each Lender hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (B) shall not be liable for any information contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, (A) it will hold the Administrative Agent and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any extension of credit that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (B) it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by the Administrative Agent or any such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

SECTION 8.08.      Other Agency Titles. The Joint Lead Arrangers and Joint Bookrunners shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Joint Lead Arrangers and Joint Bookrunners, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.

SECTION 8.09.      Not Partners or Co-Venturers; Administrative Agent as Representative of the Secured Parties. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

(b)     In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC. Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.

SECTION 8.10.      Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Credit Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

ARTICLE IX

Miscellaneous

SECTION 9.01.      Notices.

(a)     Except in the case of notices and other communications expressly permitted to be given by telephone or Electronic Systems (and subject in each case to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i)            if to any Loan Party, to it in care of the Borrower at:

Landec Corporation
3603 Haven Avenue
Menlo Park, CA 94025-1010
Attention: Gregory Skinner
Fax No: (650) 261-3616

(ii)          if to the Administrative Agent, the Swingline Lender, or Chase in its capacity as an Issuing Bank, to JPMorgan Chase Bank, N.A. at:

JPMorgan Chase Bank, N.A.
Middle Market Servicing
10 South Dearborn St, Floor L2
Suite IL1-0480
Chicago, IL 60603-2300
Fax No: (888) 303-9732
Email: jpm.agency.servicing.1@jpmorgan.com

(iii)         if to any other Lender or Issuing Bank, to it at its address or fax number set forth in its Administrative Questionnaire.

All such notices and other communications (x) sent by hand or overnight courier service, or mailed by certified or registered mail shall be deemed to have been given when received, (y) sent by fax shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day of the recipient, or (z) delivered through Electronic Systems to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.

(b)     Notices and other communications to the Lenders hereunder may be delivered or furnished by Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to certificates delivered pursuant to Section 5.01(d) unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic Systems pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise proscribes, all such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.

(c)     Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(d)     Electronic Systems.

(i)     Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii)     Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender, the Issuing Bank or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

SECTION 9.02.      Waivers; Amendments.

(a)     No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)     Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender), (B) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (C) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (D) change Section 2.18(b) or (d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender (other than any Defaulting Lender), (E) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (other than any Defaulting Lender) directly affected thereby, (F) change Section 2.20, without the consent of each Lender (other than any Defaulting Lender), (G) permit any Loan Party to assign any of its rights under this Agreement or any other Loan Document without the written consent of each Lender (other than any Defaulting Lender), (H) release any Guarantor from its obligation under its Loan Guaranty or Obligation Guaranty (except as otherwise permitted herein or in the other Loan Documents, including, without limitation, pursuant to a transaction permitted under Section 6.05(g)), without the written consent of each Lender (other than any Defaulting Lender), or (I) except as provided in clause (c) of this Section or in any Collateral Document, release all or substantially all of the Collateral without the written consent of each Lender (other than any Defaulting Lender); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Swingline Lender or the Issuing Bank hereunder without the prior written consent of the Administrative Agent, the Swingline Lender or the Issuing Bank, as the case may be (it being understood that any amendment to Section 2.20 shall require the consent of the Administrative Agent, the Swingline Lender and the Issuing Bank); provided further that no such agreement shall amend or modify the provisions of Section 2.07 or any letter of credit application and any bilateral agreement between the Borrower and the Issuing Bank regarding the Issuing Bank’s Issuing Bank Sublimit or the respective rights and obligations between the Borrower and the Issuing Bank in connection with the issuance of Letters of Credit without the prior written consent of the Administrative Agent and the Issuing Bank, respectively. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04. Any amendment, waiver or other modification of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.

(c)     The Lenders and the Issuing Bank hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of all of the Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes 100% of the Equity Interests of a Subsidiary, the Administrative Agent is authorized to release any Loan Guaranty or Obligation Guaranty provided by such Subsidiary, (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that the Administrative Agent may, in its discretion, release its Liens on Collateral valued in the aggregate not in excess of $5,000,000 during any calendar year without the prior written authorization of the Required Lenders (it being agreed that the Administrative Agent may rely conclusively on one or more certificates of the Borrower as to the value of any Collateral to be so released, without further inquiry). Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent.

(d)     If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but has not been obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower, the Administrative Agent and the Issuing Bank shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

(e)     Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

SECTION 9.03.      Expenses; Indemnity; Damage Waiver.

(a)     The Loan Parties, jointly and severally, shall pay all (i) reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through an Electronic System) of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Loan Parties under this Section include, without limiting the generality of the foregoing, fees, costs and expenses incurred in connection with:

(A)     appraisals and insurance reviews;

(B)     subject to the limitation set forth in Section 5.06, inspections, field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each inspection and field examination;

(C)     background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of the Administrative Agent;

(D)     Taxes, fees and other charges for (i) lien and title searches and title insurance and (ii) filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;

(E)     sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take after notice thereof to such Loan Party; and

(F)     forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing fees, costs and expenses may be charged to the Borrower as Revolving Loans or to another deposit account, all as described in Section 2.18(c).

(b)     The Loan Parties, jointly and severally, shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental taxes, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by a Loan Party or a Subsidiary, or any Environmental Liability related in any way to a Loan Party or a Subsidiary, (iv) the failure of a Loan Party to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by such Loan Party for Taxes pursuant to Section 2.17, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by any Loan Party or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c)     To the extent that any Loan Party fails to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof), the Swingline Lender or the Issuing Bank (or any Related Party of any of the foregoing) under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Swingline Lender or the Issuing Bank (or any Related Party of any of the foregoing), as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Borrower’s failure to pay any such amount shall not relieve the Borrower of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Swingline Lender or the Issuing Bank in its capacity as such.

(d)     To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this paragraph (d) shall relieve any Loan Party of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e)     All amounts due under this Section shall be payable promptly following written demand therefor.

SECTION 9.04.      Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)         (i)         Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)     the Borrower, provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof, and provided further that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if a Default or Event of Default has occurred and is continuing, any other assignee;

(B)     the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund;

(C)     the Issuing Bank, provided that no consent of the Issuing Bank shall be required for an assignment of all or any portion of a Term Loan; and

(D)     the Swingline Lender, provided that no consent of the Swingline Lender shall be required for an assignment of all or any portion of a Term Loan.

(ii)         Assignments shall be subject to the following additional conditions:

(A)     except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of a Term Loan, $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if a Default or Event of Default has occurred and is continuing;

(B)     each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)     the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500; and

(D)     the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws.

For the purposes of this Section 9.04(b), the term “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means a (a) natural person, (b) a Defaulting Lender or its Parent, (c) company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $100,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business; provided that upon the occurrence of an Event of Default, any Person (other than a Lender) shall be an Ineligible Institution if after giving effect to any proposed assignment to such Person, such Person would hold more than 25% of the then outstanding Aggregate Credit Exposure or Commitments, as the case may be, or (d) a Loan Party or a Subsidiary or other Affiliate of a Loan Party.

(iii)     Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)     The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)     Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)     Any Lender may, without the consent of the Borrower, the Administrative Agent, the Swingline Lender or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Sections 2.17(f) and (g) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.15 or 2.17 with respect to any participation than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement and any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)     Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05.      Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06.      Counterparts; Integration; Effectiveness; Electronic Execution.   (a)  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to (i) fees payable to the Administrative Agent and (ii) increases or reductions of the Issuing Bank Sublimit of the Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)     Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.

SECTION 9.07.      Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.      Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Loan Party against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrower and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09.      Governing Law; Jurisdiction; Consent to Service of Process.

(a)     The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws of the State of New York, but giving effect to federal laws applicable to national banks.

(b)     Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. federal or New York state court sitting in New York, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such state court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)     Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)     Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.      WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OR OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.      Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.      Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by any Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrower after the date hereof (other than any financial information not already made public or any projections or forecasts which shall be deemed to be confidential), such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13.      Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board) for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrower in violation of any Requirement of Law.

SECTION 9.14.      USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act.

SECTION 9.15.      Disclosure. Each Loan Party, each Lender and the Issuing Bank hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with, any of the Loan Parties and their respective Affiliates.

SECTION 9.16.      Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.17.      Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.18.      Marketing Consent. The Borrower hereby authorizes the Joint Lead Arrangers and their respective affiliates, at their respective sole expense, but without any prior approval by the Borrower, to publish such tombstones and give such other publicity to this Agreement as each may from time to time determine in its sole discretion. The foregoing authorization shall remain in effect unless the Borrower notifies such Joint Lead Arrangers in writing that such authorization is revoked.

SECTION 9.19.      Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)     the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)     the effects of any Bail-In Action on any such liability, including, if applicable:

(i)     a reduction in full or in part or cancellation of any such liability;

(ii)     a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)     the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

ARTICLE X

Loan Guaranty

SECTION 10.01.      Guaranty. Each Loan Guarantor (other than those that have delivered a separate Guaranty) hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Secured Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses including, without limitation, all court costs and reasonable and documented attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Administrative Agent, the Issuing Bank and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, the Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”); provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

SECTION 10.02.      Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent, the Issuing Bank or any Lender to sue the Borrower, any Loan Guarantor, any other guarantor of, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

SECTION 10.03.      No Discharge or Diminishment of Loan Guaranty.

(a)     Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrower or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, the Issuing Bank, any Lender, or any other Person, whether in connection herewith or in any unrelated transactions.

(b)     The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c)     Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, the Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

SECTION 10.04.      Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrower, any Loan Guarantor or any other Obligated Party, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person. Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty, except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

SECTION 10.05.      Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent, the Issuing Bank and the Lenders.

SECTION 10.06.      Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded, or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Bank and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Administrative Agent.

SECTION 10.07.      Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that none of the Administrative Agent, the Issuing Bank or any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

SECTION 10.08.      Termination. Each of the Lenders and the Issuing Bank may continue to make loans or extend credit to the Borrower based on this Loan Guaranty until five (5) days after it receives written notice of termination from any Loan Guarantor. Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of such Guaranteed Obligations. Nothing in this Section 10.08 shall be deemed to constitute a waiver of, or eliminate, limit, reduce or otherwise impair any rights or remedies the Administrative Agent or any Lender may have in respect of, any Default or Event of Default that shall exist under Article VII hereof as a result of any such notice of termination.

SECTION 10.09.      Taxes. Each payment of the Guaranteed Obligations will be made by each Loan Guarantor without withholding for any Taxes, unless such withholding is required by law. In the event that any Loan Guarantor determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, the provisions of Section 2.17 shall apply as if the Loan Guarantor were a Loan Party.

SECTION 10.10.      Maximum Liability. Notwithstanding any other provision of this Loan Guaranty, the amount guaranteed by each Loan Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. In determining the limitations, if any, on the amount of any Loan Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Loan Guarantor may have under this Loan Guaranty, any other agreement or applicable law shall be taken into account.

SECTION 10.11.      Contribution.

(a)     To the extent that any Loan Guarantor shall make a payment under this Loan Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Loan Guarantor if each Loan Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Loan Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guarantor Payment and the Guaranteed Obligations (other than Unliquidated Obligations that have not yet arisen), and all Commitments and Letters of Credit have terminated or expired or, in the case of all Letters of Credit, are fully collateralized on terms reasonably acceptable to the Administrative Agent and the Issuing Bank, and this Agreement, the Swap Agreement Obligations and the Banking Services Obligations have terminated, such Loan Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b)     As of any date of determination, the “Allocable Amount” of any Loan Guarantor shall be equal to the excess of the fair saleable value of the property of such Loan Guarantor over the total liabilities of such Loan Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Loan Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Loan Guarantors as of such date in a manner to maximize the amount of such contributions.

(c)     This Section 10.11 is intended only to define the relative rights of the Loan Guarantors, and nothing set forth in this Section 10.11 is intended to or shall impair the obligations of the Loan Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Loan Guaranty.

(d)     The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Guarantor or Loan Guarantors to which such contribution and indemnification is owing.

(e)     The rights of the indemnifying Loan Guarantors against other Loan Guarantors under this Section 10.11 shall be exercisable upon the full and indefeasible payment of the Guaranteed Obligations in cash (other than Unliquidated Obligations that have not yet arisen) and the termination or expiry (or, in the case of all Letters of Credit, full cash collateralization), on terms reasonably acceptable to the Administrative Agent and the Issuing Bank, of the Commitments and all Letters of Credit issued hereunder and the termination of this Agreement, the Swap Agreement Obligations and the Banking Services Obligations.

SECTION 10.12.      Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing Bank and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

SECTION 10.13.      Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guarantee in respect of a Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.13 or otherwise under this Loan Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 10.13 shall remain in full force and effect until the termination of all Swap Obligations. Each Qualified ECP Guarantor intends that this Section 10.13 constitute, and this Section 10.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[Signatures Immediately Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

Borrower:

LANDEC CORPORATION

By:	/s/ Greg Skinner
Name:	Greg Skinner
Title:	Chief Financial Officer and Vice President of Finance

Other Loan Parties:

APIO, INC.

By:	/s/ Greg Skinner
Name:	Greg Skinner
Title:	Vice President

LIFECORE BIOMEDICAL, INC.

By:	/s/ Greg Skinner
Name:	Greg Skinner
Title:	Vice President

LIFECORE BIOMEDICAL, LLC

By:	/s/ Greg Skinner
Name:	Greg Skinner
Title:	Vice President

CAL EX TRADING COMPANY

By:	/s/ Greg Skinner
Name:	Greg Skinner
Title:	Vice President

GREENLINE LOGISTICS, INC.

By:	/s/ Greg Skinner
Name:	Greg Skinner
Title:	Vice President

Signature Page to Credit Agreement

JPMORGAN CHASE BANK, N.A., individually, and as Administrative Agent, Swingline Lender and Issuing Bank

By:	/s/ Peter Jaeschke
Name:	Peter Jaeschke
Title:	Vice President

Signature Page to Credit Agreement

BMO HARRIS BANK N. A.

By:	/s/ William A. Bishop
Name:	William A. Bishop
Title:	Managing Director

Signature Page to Credit Agreement

CITY NATIONAL BANK

By:	/s/ Robert M. Brichacek
Name:	Robert M. Brichacek
Title:	Senior Vice President

Signature Page to Credit Agreement

COMMITMENT SCHEDULE

Lender	Revolving Commitment	Term Commitment	Swingline Commitment	Commitment
JPMorgan Chase Bank, N.A.	$41,666,666.67	$20,833,333.33	$5,000,000.00	$62,500,000.00
BMO Harris Bank N.A.	$41,666,666.67	$20,833,333.33	---	$62,500,000.00
City National Bank	$16,666,666.66	$ 8,333,333.34	---	$25,000,000.00

Total	$100,000,000.00	$50,000,000.00	$5,000,000.00	$150,000,000.00

Commitment Schedule

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and other rights of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	______________________________

2.	Assignee:	______________________________
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower:	______________________________

	Administrative Agent:	______________________, as the administrative agent under the Credit Agreement

5.	Credit Agreement:

The $150,000,000 Credit Agreement dated as of September 23, 2016 among Landec Corporation, a Delaware corporation, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other parties thereto

6.	Assigned Interest:

1 Select as applicable.

1

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[3]
	$	$	%
	$	$	%
	$	$	%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:______________________________

Name:____________________________

Title:_____________________________

ASSIGNEE

[NAME OF ASSIGNEE]

By:______________________________

Name:___________________________

Title:_____________________________

2 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment,” “Term Commitment,” etc.)

3 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

2

[Consented to and]4 Accepted:

JPMORGAN CHASE BANK, N.A., as

Administrative Agent[, Issuing Bank and Swingline Lender]

By:_________________________________

Name:______________________________

Title:_______________________________

[Consented to:]5

[NAME OF RELEVANT PARTY]

By:________________________________

Name:_____________________________

Title:_______________________________

4 To be added only if the consent of the Administrative Agent, Issuing Bank and/or Swingline Lender, as applicable, is required by the terms of the Credit Agreement.

5 To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, Issuing Bank) is required by the terms of the Credit Agreement.

3

ANNEX 1 to
ASSIGNMENT AND ASSUMPTION

LANDEC CORPORATION
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any Subsidiary or Affiliate or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any Subsidiary or Affiliate, or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.

Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature (as defined in the Credit Agreement) or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Electronic System (as defined in the Credit Agreement) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

[FORM OF]

BORROWING NOTICE

LANDEC CORPORATION

Borrowing Request	Date: [6]

JPMorgan Chase Bank, N.A.

Middle Market Servicing

10 South Dearborn, Floor L2

Suite IL1-0480

Chicago, IL, 60603-2300

Attention: ___________________

Fax No: (312) ___________

Ladies and Gentlemen:

This Borrowing Request is furnished pursuant to Section 2.03 of that certain Credit Agreement dated as of September 23, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Landec Corporation, a Delaware corporation (the “Borrower”), the other Loan Parties party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders (the “Administrative Agent”). Unless otherwise defined herein, capitalized terms used in this Borrowing Request have the meanings ascribed thereto in the Credit Agreement. The Borrower represents that, as of the date of this Borrowing Request and the date of the proposed Borrowing set forth below, each of the conditions precedent set forth in Section 4.02 of the Credit Agreement have been satisfied.

The Borrower hereby notifies the Administrative Agent of its request for the following Borrowing:

(1)	The Borrowing shall be a ___ Revolving Borrowing OR ___ Term Loan Borrowing
(2)	Aggregate Amount of the Revolving Borrowing: $__________________
(3)	Aggregate Amount of the Term Loan Borrowing: $__________________
(4)	Date of the proposed Borrowing (must be a Business Day): ____________________
(5)	The Borrowing shall be a ___ ABR Borrowing OR ___ Eurodollar Borrowing
(6)	If a Eurodollar Borrowing, the duration of Interest Period:
One Month __________ Three Months __________
Six Months __________

The Borrower hereby instructs the Administrative Agent to disburse by wire transfer or internal transfer, as the case may be, on the date of the proposed Borrowing set forth above the proceeds of the Borrowings pursuant to the instructions set forth on Annex 1 hereto. The proceeds of such Borrowings shall constitute Loans under the Credit Agreement and the Borrower hereby agrees that by making the disbursements set forth on Annex 1, it will have the same effect as if such proceeds were transferred directly to the Borrower.

6 This Borrowing Request is to be delivered (a) in the case of a Eurodollar Borrowing, not later than noon, Chicago time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 2:00 p.m., Chicago time, on the date of the proposed Borrowing.

LANDEC CORPORATION By: Name: Title:

ANNEX 1 to
BORROWING NOTICE

[Wiring instructions to be attached]

EXHIBIT C-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of September 23, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Landec Corporation, a Delaware corporation (the “Borrower”), the other Loan Parties party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and Beneficial Owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:_________________________
Name:_______________________
Title:________________________

Date: ________ __, 20[  ]

EXHIBIT C-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of September 23, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Landec Corporation, a Delaware corporation (the “Borrower”), the other Loan Parties party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and Beneficial Owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:_________________________
Name:_______________________
Title:________________________

Date: ________ __, 20[  ]

EXHIBIT C-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of September 23, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Landec Corporation, a Delaware corporation (the “Borrower”), the other Loan Parties party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole Beneficial Owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s Beneficial Owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:_________________________
Name:_______________________
Title:________________________

Date: ________ __, 20[  ]

EXHIBIT C-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of September 23, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Landec Corporation, a Delaware corporation (the “Borrower”), the other Loan Parties party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole Beneficial Owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s Beneficial Owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:_________________________
Name:_______________________
Title:________________________

Date: ________ __, 20[  ]

EXHIBIT D

COMPLIANCE CERTIFICATE

To:         The Lenders party to the
               Credit Agreement described below

This Compliance Certificate (“Certificate”), for the period ended _____________, 20__, is furnished pursuant to that certain Credit Agreement dated as of September 23, 2016 (as amended, modified, renewed or extended from time to time, the “Credit Agreement”) among Landec Corporation, a Delaware corporation (the “Borrower”), the other Loan Parties party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders and as the Issuing Bank and Swingline Lender. Unless otherwise defined herein, capitalized terms used in this Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES ON BEHALF OF THE BORROWER (AND NOT IN HIS OR HER INDIVIDUAL CAPACITY) THAT:

1.	I am the ______________ of the Borrower and I am authorized to deliver this Certificate on behalf of the Borrower and its Subsidiaries;

2.

I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the compliance of the Borrower and its Subsidiaries with the Agreement during the accounting period covered by the attached financial statements (the “Relevant Period”);

3.

The attached financial statements of the Borrower and, as applicable, its Subsidiaries and/or Affiliates for the Relevant Period: (a) have been prepared on an accounting basis (the “Accounting Method”) consistent with the requirements of the Agreement and, except as may have been otherwise expressly agreed to in the Agreement, in accordance with GAAP consistently applied, and (b) to the extent that the attached are not the Borrower’s annual fiscal year end statements, are subject to normal year-end audit adjustments and the absence of footnotes;

4.

The examinations described in paragraph 2 did not disclose and I have no knowledge of, except as set forth below, (a) the existence of any condition or event which constitutes a Default or an Event of Default under the Agreement or any other Loan Document during or at the end of the Relevant Period or as of the date of this Certificate or (b) any change in the Accounting Method or in the application thereof that has occurred since the date of the annual financial statements delivered to the Administrative Agent in connection with the closing of the Agreement or subsequently delivered as required in the Agreement;

5.

I hereby certify that, except as set forth below, no Loan Party has changed (i) its name, (ii) its chief executive office, (iii) its principal place of business, (iv) the type of entity it is or (v) its state of incorporation or organization without having given the Administrative Agent the notice required by Section 4.15 of the Security Agreement;

6.

The representations and warranties of the Loan Parties set forth in the Loan Documents are true and correct as of the date hereof, except to the extent that any such representation or warranty specifically refers to an earlier date, in which case it is true and correct only as of such earlier date;

7.

Schedule I hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct; and

8.	Schedule II hereto sets forth the computations necessary to determine the Applicable Rate commencing on the Business Day this Certificate is delivered.

Described below are the exceptions, if any, referred to in paragraph 4 hereof by listing, in detail, the (i) nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event or (ii) change in the Accounting Method or the application thereof and the effect of such change on the attached financial statements:

The foregoing certifications, together with the computations set forth in Schedule I and Schedule II hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this      day of               ,        .

LANDEC CORPORATION By: Name: Title:

Schedule I to Compliance Certificate

Compliance as of _________, ____ with
Provisions of Sections 6.12(a) and (b) of the Agreement

Schedule II to Compliance Certificate

Borrower’s Applicable Rate Calculation

EXHIBIT E

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of __________, 20___, is entered into between ________________________________, a _________________ (the “New Subsidiary”) and JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent (the “Administrative Agent”) under that certain Credit Agreement dated as of September 23, 2016 (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”) among Landec Corporation, a Delaware corporation (the “Borrower”), the other Loan Parties party thereto, the Lenders party thereto and the Administrative Agent for the Lenders. All capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

The New Subsidiary and the Administrative Agent, for the benefit of the Secured Parties, hereby agree as follows:

1.     The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a Loan Party under the Credit Agreement and a “Loan Guarantor” for all purposes of the Credit Agreement and shall have all of the obligations of a Loan Party and a Loan Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including without limitation (a) all of the representations and warranties of the Loan Parties set forth in Article III of the Credit Agreement, *[and]* (b) all of the covenants set forth in Articles V and VI of the Credit Agreement *[and (c) all of the guaranty obligations set forth in Article X of the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary, subject to the limitations set forth in Section 10.10 and 10.13 of the Credit Agreement, hereby guarantees, jointly and severally with the other Loan Guarantors, to the Administrative Agent and the Lenders, as provided in Article X of the Credit Agreement, the prompt payment and performance of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof and agrees that if any of the Guaranteed Obligations are not paid or performed in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the New Subsidiary will, jointly and severally together with the other Loan Guarantors, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.]* *[The New Subsidiary has delivered to the Administrative Agent an executed Obligation Guaranty.]*

2.     If required, the New Subsidiary is, simultaneously with the execution of this Agreement, executing and delivering such Collateral Documents (and such other documents and instruments) as requested by the Administrative Agent in accordance with the Credit Agreement.

3.     The address of the New Subsidiary for purposes of Section 9.01 of the Credit Agreement is as follows:

1

4.     The New Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the New Subsidiary upon the execution of this Agreement by the New Subsidiary.

5.     This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.

6.     THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Secured Parties, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY] By: Name: Title: Acknowledged and accepted: JPMORGAN CHASE BANK, N.A., as Administrative Agent By: Name: Title:

2

Schedule 3.05 – Properties, etc.

Loan Party	Address	Indicate if Owned, Leased	Name and Address of Owner (if leased)
Landec Corporation	3603 Haven Avenue Menlo Park, CA 94025	Leased	B.I.G. Sunny-Park, LLC. Mailing address is c/o Brown & Kauffman Associates 1733 Woodside Road, Suite 360, Redwood City, CA 94061
Lifecore Biomedical, Inc.	3515 Lyman Boulevard Chaska, MN 55318	Owned	N/A
Lifecore Biomedical, LLC	3515 Lyman Boulevard Chaska, MN 55318	Owned	N/A
Lifecore Biomedical, LLC	1245 Lakeview Drive Chaska, MN 55318	Leased	1245 LLP 8821 Sunset Trail Chanhassen, MN 55317
Apio, Inc.	4575 W. Main Street, Guadalupe, CA 93434	Owned	N/A
Apio Cooling A California Limited Partnership	4595 W. Main Street, Guadalupe, CA 93434	Owned	N/A
Apio, Inc.	corner of 4th Street and Obispo Street, Guadalupe, CA 93434	Leased	Lupe’s Company P.O. Box 668 Guadalupe, CA 93434
Apio, Inc.	12700 S Dixie Highway, Bowling Green, OH 43402	Owned	N/A
GreenLine Logistics, Inc.	11 Stone Castle Rd., Rock Tavern, NY 12575	Leased	Leroy Holding Company, Inc. 26 Main Street Rock Tavern, NY 12204
Apio, Inc.	26 Industrial Drive Hanover, PA 17331	Owned	N/A
Apio, Inc.	9095 17th Place Vero Beach, FL 32966	Leased	GreenLine Florida Properties, LLC. 519 W. Wooster Street Bowling Green, OH 43402
GreenLine Logistics, Inc.	205 Bryant Blvd Rock Hill, SC 29732	Owned	N/A
Apio, Inc.	P-501 Road 2 McClure, OH 43534	Leased	GreenLine Farms, LLC. 519 W. Wooster Street Bowling Green, OH 43402
Apio, Inc.	4719 W. Main Street, Guadalupe, CA 93434	Leased	Lupe’s Company P.O. Box 668 Guadalupe, CA 93434
Apio, Inc.	4721 W. Main Street, Guadalupe, CA 93434	Leased	Lupe’s Company P.O. Box 668 Guadalupe, CA 93434
Cal Ex Trading Company	290 Station Way, Suite B, Arroyo Grande, CA 93420	Leased	Nipomo Property Management 185 W. Tefft Street Nipomo, CA 93444

INTELLECTUAL PROPERTY

Patents

Name of Owner	US Patent #	Title	Filing Date	Issue date
Landec Corporation	6,376,032	Gas Perm. Membrane	12/5/96	4/23/02
Landec Corporation	6,548,132	Pkg Biol Mat.	7/23/98	4/15/03
Apio, Inc.	D482,280	Party Tray Cover	8/16/02	11/18/03
Apio, Inc.	7,083,818	Party Tray	8/16/02	8/1/06
Landec Corporation	7,169,451	Gas Perm Memb	10/12/01	1/30/07
Apio, Inc.	7,329,452	Gas Perm Memb	12/19/03	2/12/08
Apio, Inc.	7,601,374	Pkg Resp Bio.	11/20/01	10/13/09
Landec Corporation	8,092,848	Pkg resp Biol	9/3/09	1/10/12
Apio, Inc.	8,110,232	Pkg Bananas	5/15/01	2/7/12
Apio, Inc.	8,828,463	Pkg Resp Bio materials	5/26/00	9/9/14
Apio, Inc.	9,034,405	Comb Atmos Cont Members	7/28/05	5/19/15
Apio, Inc.	9,034,408	Packaging	1/28/04	5/19/15
Apio, Inc.	9,185,920	Atmos Control Biol mat	1/23/13	11/17/15

Name of Owner	US Patent #	Title	Filing Date	Issue date
Landec Corporation	6,199,318	Aq. Emulsions	12/12/96	3/13/01
Landec Corporation	6,540,984*	Aq. Emulsions	12/12/96	4/1/03
Landec Corporation	7,182,951	Select. Treat. Seeds	1/29/02	2/27/07

* = patent list in multiple locations

Name of Owner	US Patent #	Title	Filing Date	Issue date
Landec Corporation	6,224,793	Encap active ag	4/27/99	5/1/01
Landec Corporation	6,255,367	Poly Mod. Ag.	3/7/95	7/3/01
Landec Corporation	6,831,116	Poly Mod. Ag.	3/7/95	12/14/04

Name of Owner	US Patent #	Title	Filing Date	Issue date
Landec Corporation	6,540,984*	Aq. Emulsions	12/12/96	4/1/03
Landec Corporation	6,989,417	Poly Thicken.	9/17/99	1/24/06
Landec Corporation	7,175,832	Aq. Emulsions	12/12/97	2/13/07
Landec Corporation	7,449,511	Poly Thicken	8/8/05	11/11/08
Apio, Inc.	9,185,920	Aq Disp Cryst Poly & Uses	12/12/06	2/16/16

* = patent listed in multiple locations

Name of Owner	US Patent #	Title	Filing Date	Issue date
Landec Corporation	8,114,883	Del of Bioactive	12/4/07	2/14/12
Landec Corporation	8,399,007	Method of Form Cont rel Pharm	12/5/06	3/19/13
Landec Corporation	8,524,259	Systems & methods for del of mat’ls	12/3/08	9/3/13
Landec Corporation	8,529,922	Systems &methods for del of mat’ls	2/14/12	9/10/13
Landec Corporation	8,956,602	Del of Drugs	12/5/06	2/17/15

Name of Owner	US Patent #	Title	Filing Date	Issue date
Landec Corporation	7,291,389	Article w/shape	2/13/03	11/6/07
Landec Corporation	8,911,861	Thermo Indicate	12/11/08	12/16/14

Other Patents and Applications

Name of Owner	US Patent #	Title	Filing Date	Issue date
Landec Corporation	U.S. Application No. 15/097,987	Thermochromic Indicators	04/13/2016	-
Landec Corporation	U.S. Application No. 14/571,256	Thermochromic Indicators	12/15/2014	-
Landec Corporation	U.S. Application No. 13/566,056	Ionic/Ionogenic Comb Copolymer Compositions And Personal Care Products Containing THE SAME	08/03/2012	-
Landec Corporation	U.S. Application No. 13/035,383	Cationic/Cationogenic Comb Copolymer Compositions and Personal Care Products Containing the Same	02/25/2011	-

Name of Owner	US Patent #	Title	Filing Date	Issue date
Landec Corporation	7,101,928	Polymeric Thickeners For Oil-Continig Compositions	09/17/1999	09/05/2006
Apio, Inc.	U.S. Patent Application No. 14/943,022	Atmosphere Control Around Respiring Biological Materials	11/16/2015	-
Apio, Inc.	U.S. Patent Application No. 14/480,625	Packaging and Methods of Use For Respiring Biological Materials	09/08/2014	12/25/2014
Landec Corporation	US Application No. 14/210,149	Compositions and Methods for the Controlled Release of Active Ingredients	03/13/2014	-

Trademarks

Mark	Country	Status	App No	App Date	Reg No	Reg Date	Goods/Services	Class	Owner Name
CORGEL	United States Of America	Registered/Granted	77/941,188	2/22/2010	3,856,330	10/5/2010	Reagent kits containing hyaluronan derivatives for laboratory or research use in Int. Class 01	01	Lifecore Biomedical, LLC
LIFECORE	Canada	Registered/Granted	752496	4/18/1994	TMA453046	1/26/1996

Medical instruments for ophthalmic, orthopedic and dental surgery; namely, surgical instruments, prosthetics, attachments and accessories therefor in Int. Class GDS 1; Pharmaceutical preparations which incorporate or otherwise include hyaluronic acid, its salts, or derivatives thereof, for use in eye surgery, soft tissue repair, medical product, namely, dental implants and implant material for dental, craniofacial and orthopedic use which incorporates or otherwise includes hydroxyapatite, and/or other synthetic bone graft substitutes in Int. Class GDS 2;Cosmetic grade hyaluronic acid and its sodium salts for use in the manufacture of cosmetics in Int. Class GDS 3

								Gds 1; Gds 2; Gds 3	Lifecore Biomedical, LLC
LIFECORE	France	Registered/Granted	94517173	4/25/1994	94517173	10/14/1994

Hyaluronic acid quality cosmetic and their salts sodium for using in manufacture of cosmetic in Int. Class 01;Pharmaceutical preparations containing hyaluronic acid, their salts or their derivatives for using in eye surgery, in repair of flexible tissue, and as delivery vehicles for medicines; medical products, cranio facial and orthopedic use containing hydroxylapatite and/or other substitutes synethetic grafts osseous in Int. Class 05

								01; 05	Lifecore Biomedical, LLC
LIFECORE	Italy	Registered/Granted	302014902260564	5/16/1994	1605178	10/7/1996

Hyaluronic acid quality cosmetic and their salts sodium for using in manufacture of cosmetics in Int. Class 01;Pharmaceutical preparations containing hyaluronic acid, their salts or their derivatives for using in eye surgery, in repair of flexible tissue, and as delivery vehicles for medicines; medical products, cranio facial and orthopedic use containing hydroxylapatite and/or other substitutes synethetic grafts osseous in Int. Class 05

								01; 05	Lifecore Biomedical, LLC
LIFECORE	United States Of America	Registered/Granted	76/489,693	2/14/2003	2,939,113	4/12/2005	Pharmaceutical preparations containing hyaluronic acid, its salts or its derivative for use in eye surgery, repair of flexible tissue, and injectable drug delivery formulations used as a facilitating agent for other pharmaceuticals in Int. Class 05	05	Lifecore Biomedical, LLC
LIFECORE	United States Of America	Registered/Granted	73/647,089	3/2/1987	1,488,016	5/17/1988	Hyaluronic acid and the sodium salt therefrom sold as a raw chemical for use in manufacturing processes such as for use in compounding pharmaceuticals or cosmetics in Int. Class 01	01	Lifecore Biomedical, LLC
LUROCOAT	Argentina	Registered/Granted	2914927	5/14/2009	2353771	3/18/2010	Pharmaceutical preparations utilizing hyaluronic acid, its salts or derivatives thereof, for use in ophthalmic applications in Int. Class 05	05	Lifecore Biomedical, LLC
LUROCOAT	Argentina	Registered/Granted	2914927	5/14/2009	2353771	3/18/2010	Pharmaceutical preparations utilizing hyaluronic acid, its salts or derivatives thereof, for use in ophthalmic applications in Int. Class 05	05	Lifecore Biomedical, LLC
LUROCOAT	United States Of America	Registered/Granted	74/113,041	11/5/1990	1,668,206	12/17/1991	Pharmaceutical preparations utilizing hyaluronic acid, its salts or derivatives thereof, for use in ophthalmic applications in Int. Class 05	05	Lifecore Biomedical, LLC
ORTHOLURE	China	Registered/Granted	4509834	2/21/2005	4509834	7/14/2008	Pharmaceutical preparations for use in orthopedic applications in Int. Class 05	05	Lifecore Biomedical, LLC
ORTHOLURE	China	Registered/Granted	4907915	9/21/2005	4907915	9/14/2008	Orthopedic articles in Int. Class 10	10	Lifecore Biomedical, LLC
ORTHOLURE (in Chinese Characters)	China	Registered/Granted	4907913	9/21/2005	4907913	9/14/2008	Orthopedic articles in Int. Class 10	10	Lifecore Biomedical, LLC
ORTHOLURE (in Chinese Characters)	China	Registered/Granted	4907914	9/21/2005	4907914	2/14/2009	Pharmaceutical preparations for use in orthopedic applications in Int. Class 05	05	Lifecore Biomedical, LLC
RESTOR	Republic Of Korea	Registered/Granted	14233/2007	3/15/2007	743138	4/8/2008	Intraocular lenses in Int. Class 10	10	Lifecore Biomedical, LLC
REVITALURE	European Community	Registered/Granted	6233316	8/27/2007	6233316	8/7/2008

Sodium hyaluronic solutions for use in the manufacture of cosmetics and personal care products in Int. Class 01;Dermatological pharmaceutical preparations utilizing sodium hyaluronic solutions injected in or under the skin for treating skin hydration, tone, and elasticity in Int. Class 05; Medical devices, namely, self-contained syringes and ampules for dispensing prepackaged hyaluronic solutions injected in or under the skin for treating skin hydration, tone, and elasticity; fluid injection needles for medical use in Int. Class 10

								01; 05; 10	Lifecore Biomedical, LLC

See additional attached TM schedule (below).

Trademark Records By Trademark

Owner	Trademark	Country	Appl. Date	,No.	Status	Agent	
Client	File Reference	Next Renewal Due	Reg. Date	, No.	Sub Status	Supervisor	

BEST IN FRESH

Apio, Inc.	BEST IN FRESH	United States of America	Feb 28 2013	85863036	Registered	Axiom Law	BEST IN FRESH
Landec Corporation	apio.best in fresh	Jul 1 2024	Jul 1 2014	4581575		Fran Miller	

Class	31
Goods	Fresh fruits and vegetables

BREATHEWAY

Apio, Inc.	BREATHEWAY	Canada	Mar 24 2005	1251941	Registered	GOWLINGLAFLEUR HENDERSON LLP	BREATHEWAY
Landec Corporation	T5857632CA	Jun 6 2021	Jun 6 2006	TMA665741		Fran Miller	

Class	
Goods	(1) Gas permeable membranes, plastic packaging with gas permeable membranes for fresh fruits and vegetables, and packaged fresh fruits and vegetables.

Apio, Inc.	BREATHEWAY	China			Pending	Beijing East IP Law Firm	BREATHEWAY
Landec Corporation	261				Awaiting filing receipt	Fran Miller	

Class	16
Goods	Packing paper; bags [envelopes, pouches] of paper or plastics, for packaging; absorbent sheets of paper or plastic for foodstuff packaging; humidity control sheets of paper or plastic for foodstuff packaging; plastic film for wrapping; preservative film; bags for microwave cooking; plastic bubble packs for wrapping or packaging; plastic cling film, extensible, for palletization; paper.

Apio, Inc.	BREATHEWAY	China			Pending	Beijing East IP Law Firm	BREATHEWAY
Landec Corporation	262				Awaiting filing receipt	Fran Miller	

Class	17
Goods	Plastic film, not for wrapping; plastic substances, semi-processed; plastic fibers, not for use in textiles; filtering materials [semi-processed foams or films of plastic]; waterproof packings; stuffing of rubber or plastic; bags [envelopes, pouches] of rubber, for packaging; packing [cushioning, stuffing] materials of rubber or plastics; plastic board; stuffing rings.

Apio, Inc.	BREATHEWAY	China			Pending	Beijing East IP Law Firm	BREATHEWAY
Landec Corporation	263				Awaiting filing receipt	Fran Miller	

Class	31
Goods	Packaged fresh fruits and vegetables.

Apio, Inc.	BREATHEWAY	CTM / EUTM	Jun 10 2005	004436028	Registered	J. A. Kemp	BREATHEWAY
Landec Corporation	T6021798EM	Jun 10 2025	Jul 12 2006	004436028	Renewed	Fran Miller	

Class	17
Goods	Packing, stopping and insulating materials; flexible pipes; gas membranes, plastic packaging with gas permeable membranes for fresh fruits and vegetables, and packaged fresh fruits and vegetables.
Class	29
Goods	Packaged preserved, dried and cooked fruits and vegetables.
Class	31
Goods	Packaged fresh fruits and vegetables.

Apio, Inc.	BREATHEWAY	United States of America	Oct 29 2004	78518519	Registered	Axiom Law	BREATHEWAY
Landec Corporation	73	Aug 22 2026	Aug 22 2006	3133571	Renewed	Fran Miller	

Class	17
Goods	Gas permeable plastic membranes for use as packaging for foods; plastic films and plastic trays, both with gas permeable membranes, and both for use as packaging for fresh fruits and vegetables
Class	31
Goods	Packaged fresh fruits and vegetables

CAL EX

Apio, Inc.	CAL EX	Japan	Apr 14 2000	2000-049767	Registered	Nakamura & Partners	CAL EX
Landec Corporation	T3824428JP	Sep 27 2022	Sep 27 2002	4608482	Renewed	Fran Miller	

Class	31
Goods	fresh fruits and vegetables

Apio, Inc.	CAL EX	United States of -	Dec 27 1999	75880958	Registered	Axiom Law
Landec Corporation	74	Jan 23 2021	Jan 23 2001	2423247	Renewed	Fran Miller

Class	31
Goods	fresh fruits and vegetables

Page 1 / 13

CASINO

Apio, Inc	**CASINO**	Philippines	Sep 26 2000	42000008194	Registered	ROMULO MABANTA BUENAVENTURA SAYOC & DE LOS ANGELES
Landec Corporation	*69*	***Dec 5 2024***	***Dec 5 2004***	***42000008194***	*Renewed*	*Fran Miller*

Class	31
Goods	fresh fruits and vegetables

Apio, Inc.	**CASINO**	Taiwan	Sep 29 2000	089056439	Registered	Axiom Law
Landec Corporation	*T3607161TW*	***Feb 15 2022***	***Feb 16 2002***	***00986673***	*Renewed*	*Fran Miller*

Class	31
Goods	fresh fruits and vegetables

Apio, Inc.	**CASINO**	United States of America	Aug 11 2000	76107410	Registered	Axiom Law
Landec Corporation	*75*	***Mar 19 2022***	***Mar 19 2002***	***2549383***	*Renewed*	*Fran Miller*

Class	31
Goods	Fresh fruits and vegetables

CLEARLY FRESH

Apio, Inc.	CLEARLY FRESH	**United States of America**	Apr 14 2010	86013759	Registered	Axiom Law
Landec Corporation	***77***	***Jan 4 2021***	***Jan 4 2011***	***3902233***	*8&15 due*	*Fran Miller*

Class	**16**
Goods	**plastic bags for storing produce**

CONTAINS 5 SUPERFOODS YELLOW DESIGN

Apio, Inc.	**CONTAINS 5 SUPERFOODS YELLOW DESIGN**	United States of **America**	**Dec 30 2013**	**86153937**	**Registered**	**Axiom Law**
Landec Corporation	***apio.superfo***	***Jul 1 2024***	***Jul 1 2014***	***4581662***		***Fran Miller***

Class	**29**
Goods	**Fruit salads and vegetable salads**

CONTAINS 6 SUPERFOODS RED DESIGN

Apio, Inc.	**CONTAINS 6 SUPERFOODS RED DESIGN**	United States of **America**	Jan 16 2013	85823941	Registered	Axiom Law
Landec Corporation	*Apio.6 superfoods red*	***Nov 19 2023***	***Nov 19 2013***	***4437727***		*Fran Miller*

Class	**29**
Goods	**Fruit and vegetable salads; Vegetable salads**

CONTAINS 7 SUPERFOODS GREEN DESIGN

Apio, Inc.	**CONTAINS 7 SUPERFOODS GREEN DESIGN**	United States of **America**	Dec 30 2013	86153939	Registered	Axiom Law
Landec Corporation	*apio.superfo*	***Dec 9 2024***	***Dec 9 2014***	***4654406***		*Fran Miller*

Class	**29**
Goods	**Fruit salads and vegetable salads**

CONTAINS 7 SUPERFOODS PURPLE DESIGN

Apio, Inc.	**CONTAINS 7 SUPERFOODS PURPLE DESIGN**	United States of **America**	**Jan 15 2013**	**85823916**	**Registered**	**Axiom Law**
Landec Corporation	*Apio.7 superfoods purple*	***Oct 29 2023***	***Oct 29 2013***	***4426882***		***Fran Miller***

Class	**29**
Goods	**Fruit and vegetable salads; Vegetable salads**

EAT SMART

Apio, Inc.	**EAT SMART**	Canada	Mar 15 2000	1050926	Registered	GOWLINGLAFLEUR HENDERSON LLP
Landec Corporation	*T4361455CA*	***Jul 14 2018***	***Jul 14 2003***	***TMA585156***		*Fran Miller*

Class	
Goods	(1) Fresh fruits and vegetables.

Apio, Inc.	**EAT SMART**	Canada	Sep 6 2006	1316798	Registered	DENNISON **ASSOCIATES**

Page 2 / 13

Landec Corporation	T6872155CA	Nov 15 2022	Nov 15 2007	TMA700914		Fran Miller
Class						
Goods	(1) Fresh-cut fruit and fresh-cut vegetables.					

Apio, Inc.	EAT SMART	Canada	Nov 17 2014	1703041	Pending	GOWLING LAFLEUR HENDERSON LLP
Apio, Inc.	203			not registered	Reg. fees due	Fran Miller
Class						
Goods	(1) Fresh fruit and vegetable salads. (2) Fresh-cut vegetables for juicing; salad dressings; salad toppings, namely, nut toppings, sunflower seeds, hemp, seeds, sesame seeds, dried fruit, croutons, breadsticks, tortilla strips, wontons, corn chips, pita chips, dried and crispy shallots, dried and crispy onions, sesame sticks and bits, pretzels, dried beans, dried corn, roasted peppers, sundried tomatoes, grilled chicken, bacon, dried herbs, shredded cheese, chick peas, pine nuts; fruit juice, vegetable juice and vegetable juice blends; and soups.					

Apio, Inc.	EAT SMART	El Salvador	Jul 11 2002	274912002	Registered	Romero Pineda & Asociados
Landec Corporation	T7668066SV	Apr 1 2023	Apr 1 2003	55	Renewed	Fran Miller
Class	31					
Goods	Fresh Fruits and Vegetables					

Apio, Inc.	EAT SMART	Guatemala	Oct 9 2002	m70282002	Registered	Skinner-Klée & Ruiz Servicios, S. A.
Landec Corporation	T4870490GT	Apr 21 2023	Apr 22 2003	123421	Renewed	Fran Miller
Class	31					
Goods	Fresh Fruits and Vegetables					

Apio, Inc.	EAT SMART	Japan	Jul 5 2001	2001-067024	Registered	Nakamura & Partners
Landec Corporation	T4025924JP	May 10 2022	May 10 2002	4565183	Renewed	Fran Miller
Class	31					
Goods	Fruits, Vegetables					

Apio, Inc.	EAT SMART	Mexico	Aug 29 2002	563526	Registered	Becerril, Coca & Becerril, S.C.
Landec Corporation	T7668067MX	Aug 29 2022	Apr 24 2003	787862	Renewed	Fran Miller
Class	31					
Goods	Fresh fruits and Vegetables					

Apio, Inc.	EAT SMART	United States of America	Dec 8 1999	75863153	Registered	Axiom Law
Landec Corporation	79	Jun 18 2022	Jun 18 2002	2580711		Fran Miller
Class	31					
Goods	fresh fruits and vegetables					

Apio, Inc.	EAT SMART	United States of America	May 1 2007	77170461	Registered	Axiom Law
Landec Corporation	76	Jun 3 2018	Jun 3 2008	3441896		Fran Miller
Class	29					
Goods	Fruit and vegetable salads; processed nuts; dried fruits					

Apio, Inc.	EAT SMART	United States of America	Apr 6 2006	78855553	Registered	Axiom Law
Landec Corporation	78	Sep 25 2017	Sep 25 2007	3297565		Fran Miller
Class	29					
Goods	Fresh-cut fruit and fresh-cut vegetables					

Apio, Inc.	EAT SMART	United States of America	Feb 7 2014	86187090	Pending	Axiom Law
Landec Corporation	apio.eat smart 30				SOU/4th Extension due	Fran Miller
Class	30					
Goods	salad dressings; salad toppings, namely, croutons and puffed quinoa					

Apio, Inc.	EAT SMART	United States of America	Feb 7 2014	86187096	Pending	Axiom Law
Landec Corporation	apio eat smart 32				SOU/4th Extension due	Fran Miller
Class	32					
Goods	fruit juice, vegetable juice, fruit and vegetable juice blends					

Apio, Inc.	EAT SMART	United States of America	Mar 6 2014	86212995	Registered	Axiom Law
Landec Corporation	APIO EAT SMART 29 JUICING	Sep 22 2025	Sep 22 2015	4818816		Fran Miller
Class	29					

Page 3 / 13

Goods	fresh-cut vegetables for juicing

Apio, Inc.	EAT SMART	United States of America	Nov 6 2014	86446648	Pending	Axiom Law
Landec Corporation	*apio.eat smart soups*				*SOU/3rd Extension due*	*Fran Miller*

EAT SMART

Class	29
Goods	Soups

EAT SMART & DESIGN (Color)

Apio, Inc.	EAT SMART & DESIGN (Color)	Spain	Mar 4 2014	M3500268	Registered	CURELL SUÑOL SLP
Landec Corporation	*182*	*Mar 4 2024*	*Aug 28 2014*	*M3500268*		*Fran Miller*

Class	29
Goods	Vegetable salads, vegetables, fruit salads.
Class	29
Goods	ENSALADAS DE VERDURAS, HORTALIZAS Y LEGUMBRES, ENSALADAS DE FRUTAS.

EAT SMART PLANT BASED PROTEIN

Apio, Inc	EAT SMART PLANT BASED PROTEIN	Canada	Jan 13 2015	1710578	Pending	GOWLING LAFLEUR HENDERSON LLP
Landec Corporation	*210*			*not registered*	*Allowed*	*Fran Miller*

Class	
Goods	(1) Fruit salads and vegetable salads.

Apio, Inc.	EAT SMART PLANT BASED PROTEIN	United States of America	Jan 11 2015	86500324	Pending	Axiom Law
Landec Corporation	*apio.eat smart pbp*				*SOU/3rd Extension due*	*Fran Miller*

EAT SMART PLANT BASED PROTEIN

Class	29
Goods	Fruit salads and vegetable salads

EAT SMART PLANT POWERED PROTEIN

Apio, Inc	EAT SMART PLANT POWERED PROTEIN	Canada	Jan 13 2015	1710577	Pending	GOWLING LAFLEUR HENDERSON LLP
Landec Corporation	*211*			*not registered*	*Allowed*	*Fran Miller*

Class	
Goods	(1) Fruit salads and vegetable salads.

Apio, Inc.	EAT SMART PLANT POWERED PROTEIN	United States of America	Jan 11 2015	86500325	Pending	Axiom Law
Landec Corporation	*apio.eat smart ppp*				*SOU/3rd Extension due*	*Fran Miller*

Class	29
Goods	Fruit salads and vegetable salads

EXTENDS FRESHNESS NATURALLY

Apio, Inc.	EXTENDS FRESHNESS NATURALLY	United States of America	Jun 30 2006	78920780	Registered	Axiom Law
Landec Corporation	*81*	*Dec 25 2017*	*Dec 25 2007*	*3359708*		*Fran Miller*

Class	17
Goods	gas permeable plastic membranes for use as packaging for foods; plastic films with gas permeable membranes for use as packaging for fresh foods and vegetables

Apio, Inc.	EXTENDS FRESHNESS NATURALLY	United States of America	Jun 30 2006	78978147	Registered	Axiom Law
Landec Corporation	*80*	*May 27 2018*	*May 27 2008*	*3438390*		*Fran Miller*

Class	31
Goods	packaged fresh fruits and vegetables

FIESTAS FRESCAS

Apio, Inc.	FIESTAS FRESCAS	United States of America	Mar 19 2012	85573072	Registered	Axiom Law
Landec Corporation	*130*	*Nov 12 2023*	*Nov 12 2013*	*4433273*		*Fran Miller*

FIESTAS FRESCAS

Class	31
Goods	Fresh vegetables

FRESH GATHERINGS

Apio, Inc.	FRESH GATHERINGS	United States of America	Nov 2 2010	85166747	Registered	Axiom Law
Landec Corporation	*104*	*Jan 10 2022*	*Jan 10 2012*	*4084888*		*Fran Miller*

FRESH GATHERINGS

Class	29
Goods	fresh fruits and vegetables

Page 4 / 13

GREENLINE

Apio, Inc.	**GREENLINE**	Canada	Aug 9 2012	1589531	Registered	GOWLING LAFLEUR HENDERSON LLP
Landec Corporation	*Greenline*	***Aug 27 2028***	***Aug 27 2013***	***TMA858673***		*Fran Miller*

Class	
Goods	(1) Fresh vegetables, green beans, wax beans, carrots, snap peas, French beans; fresh cut vegetables, washed and trimmed vegetables; vegetable based side dishes

GREENLINE & B/W Design

[illegible]	**GREENLINE & B/W Design**	United States of America	Jan 17 2013	85825297	Registered	Axiom Law
Landec Corporation	*Apio - New Greenline B&W Appl*	***Aug 20 2023***	***Aug 20 2013***	***4388093***		***Fran Miller***

Class	**29**
Goods	**Wax beans; French beans; fresh cut vegetables; washed and trimmed vegetables; prepackaged entrees consisting primarily of vegetables; cooked dishes consisting primarily of vegetables**
Class	**31**
Goods	**Fresh vegetables; fresh green beans; fresh carrots; lettuce; fresh snap peas; fresh potatoes; fresh sweet potatoes; fresh squash**

GREENLINE & Design

Apio, Inc.	GREENLINE & Design	Canada	**Aug 8 2012**	**1589323**	**Registered**	**GOWLING LAFLEUR HENDERSON LLP**
Landec Corporation	***Greenline***	*Aug 28 2028*	***Aug 28 2013***	***TMA858772***		***Fran Miller***

Class	
Goods	**(1) Fresh vegetables, green beans, wax beans, carrots, snap peas, French beans; fresh cut vegetables, washed and trimmed vegetables; vegetable based side dishes**

Apio, Inc.	GREENLINE & Design	**United States of America**	**Aug 6 2012**	**85696375**	**Registered**	**Axiom Law**
Landec Corporation	***Greenline***	*Jun 11 2023*	***Jun 11 2013***	***4349194***		***Fran Miller***

Class	**29**
Goods	**Processed wax beans; processed French beans; fresh cut vegetables; washed and trimmed vegetables; prepackaged entrees consisting primarily of vegetables; cooked dishes consisting primarily of vegetables**
Class	**31**
Goods	**Fresh vegetables; fresh green beans; fresh carrots; lettuce; fresh snap peas; fresh potatoes; fresh sweet potatoes; fresh squash; fresh wax beans; fresh French beans**

GREENLINE Stylized

Apio, Inc.	**GREENLINE Stylized**	**United States of America**	**Mar 19 1987**	**73650197**	**Registered**	**Axiom Law**
Landec Corporation	***Greenline***	*Oct 6 2017*	***Oct 6 1987***	***1460274***		***Fran Miller***

Class	**31**
Goods	**FRESH GREENBEANS**

INTELIMER

Landec Corporation	**INTELIMER**	Argentina	Dec 7 2012	2359843	Registered	Johansson & Langlois
Landec Corporation	*T7594231AR*	***Jan 10 2023***	***Jan 10 2013***	***1910056***	*Renewed*	*Fran Miller*

Class	1
Goods	POLIMEROS AISLADOS O EN COMBINACION CON OTROS INGREDIENTES PARA LA FABRICACION DE PELICULAS, RECUBRIMIENTOS, ADHESIVOS Y DISPOSITIVOS MEDICOS, CONFORME NIZA 7 EDICION.

Landec Corporation	**INTELIMER**	Argentina	Dec 7 2012	3213727	Registered	1056 KORS, JORGE ALBERTO
Landec Corporation	*201*	***May 14 2023***	***May 14 2013***	***2571103***		*Fran Miller*

Class	1
Goods	POLIMEROS AISLADOS O EN COMBINACION CON OTROS INGREDIENTES PARA LA FABRICACION DE PELICULAS, RECUBRIMIENTOS, ADHESIVOS Y DISPOSITIVOS MEDICOS, CONFORME NIZA 7 EDICION.

Landec Corporation	**INTELIMER**	Austria	Aug 15 2001	764690A	Registered	Sheldon Mak Rose & Anderson
Landec Corporation	*T7594189AT*	***Aug 15 2021***	***Aug 15 2001***	***764690A***	*Renewed*	*Fran Miller*

Class	**1**
Goods	**Polymers, singly and in combination with other elements for the manufacture of films, foils, adhesives and medical apparatus.**

Landec Corporation	**INTELIMER**	Brazil	Jan 29 2002	824228600	Registered	Daniel Avogados
Landec Corporation	*T7594237BR*	***Jun 2 2019***	***Jun 2 2009***	***824228600***	*Renewed*	*Fran Miller*

Class	**1**
Goods	**Plain polymers or combined with other ingredients for the production of films, coatings, adhesives and medical devices**

Landec Corporation	**INTELIMER**	Canada	May 26 1989	0632923	Registered	MACRAE & CO.

Page 5 / 13

Landec Corporation	T0113042CA	May 3 2021	May 3 1991	TMA383823	Renewed	Fran Miller	INTELIMER
Class							
Goods	(1) Industrial chemicals, namely, polymers; temperature sensitive polymeric compositions used in delivery systems for chemicals, such as, insecticides, herbicides, and drugs, in the agricultural, medical, cosmetic, and chemical industries; and temperature sensitive polymeric adhesives used in the medical, cosmetic, consumer health, commercial and consumer distribution industries.						
Landec Corporation	INTELIMER	Chile		1026945	Registered	Johansson & Langlois	
Landec Corporation	T7594238CL	Jan 13 2023	Jan 13 2003	654410	Renewed	Fran Miller	INTELIMER
Class	1						
Goods	Polimeros puros y en combinacion con otros ingredientes para la fabricacion de peliculas, telas, adhesivos y aparatos medicos.						
Landec Corporation	INTELIMER	China	Jan 11 2013	12033798	Pending	Ella Cheong/Amy Lu	
Landec Corporation	151				Approved for Publication	Fran Miller	INTELIMER
Class	17						
Goods	Self-adhesive tapes; Not stationery, medical, household self adhesive tape.						
Landec Corporation	INTELIMER	China	Mar 7 2005	4526118	Registered	Ella Cheong/Amy Lu	
Landec Corporation	253	Jun 27 2018	Jun 28 2008	4526118		Fran Miller	Intelimer
Class	17						
Goods	Not stationery, medical, non household heat adhesive tape,Adhesive tapes other than stationery and not for medical or household purposes,						
Landec Corporation	INTELIMER	China	Aug 15 2001	G764690A	Registered	Ella Cheong/Amy Lu	
Landec Corporation	T7594194CN	Aug 15 2021	Aug 15 2001	764690A	Renewed	Fran Miller	INTELIMER
Class	1						
Goods	Polymers, singly and in combination with other elements for the manufacture of films, foils, adhesives and medical apparatus.						
Landec Corporation	INTELIMER	Colombia	Apr 12 2013	02083615	Registered	Cavelier Abogados	
Landec Corporation	T7594233CO	May 27 2023	May 27 2013	267420	Renewed	Fran Miller	INTELIMER
Class	1						
Goods	Polymers alone and in combination with other ingredients for the manufacture of films, coatings, adhesives and medical devices						
Landec Corporation	INTELIMER	CTM / EUTM	Apr 9 2015	013922588	Registered	J. A. Kemp	
Landec Corporation	218	Apr 9 2025	Sep 11 2015	013922588		Fran Miller	INTELIMER
Class	1						
Goods	Chemicals for use in industry; polymers, singularly and in combination with other elements for the manufacture of films, foils, adhesives and medical apparatus; adherent substances for adhesive tapes; pressure sensitive adhesive tapes; chemical based liquids for making tapes; heat sensitive tapes; adhesives; adhesives for use in industry; adhesives for use in the electronics industry; adhesives for use during manufacturing operations.						
Class	17						
Goods	Adhesive tapes for technical purposes; adhesive tapes, strips, bands and films; plastic materials in the form of tapes; tapes for use as carriers and industrial processors; carrier tapes; transfer tapes; protective tapes.						
Landec Corporation	INTELIMER	France	Aug 15 2001	764690A	Registered	Sheldon Mak Rose & Anderson	
Landec Corporation	T7594201FR	Aug 15 2021	Aug 15 2001	764690A	Renewed	Fran Miller	INTELIMER
Class	1						
Goods	Polymers, singly and in combination with other elements for the manufacture of films, foils, adhesives and medical apparatus.						
Landec Corporation	INTELIMER	Germany	Aug 15 2001	764690A	Registered	Sheldon Mak Rose & Anderson	
Landec Corporation	T7594202DE	Aug 15 2021	Aug 15 2001	764690A	Renewed	Fran Miller	INTELIMER
Class	1						
Goods	Polymers, singly and in combination with other elements for the manufacture of films, foils, adhesives and medical apparatus.						
Landec Corporation	INTELIMER	Hong Kong	Feb 26 2001	200204387	Registered	Ella Cheong/Amy Lu	
Landec Corporation	T7594232HK	Feb 25 2018	Apr 23 2002	200204387	Renewed	Fran Miller	INTELIMER
Class	1						
Goods	Polymers alone and in combination with other chemical ingredients for the manufacture of films, coatings, adhesives and medical devices						
Landec Corporation	INTELIMER	Hong Kong	Jan 11 2013	302492172	Registered	Ella Cheong/Amy Lu	
Landec Corporation	150	Jan 10 2023	Jan 11 2013	302492172		Fran Miller	INTELIMER
Class	17						
Goods	Self-adhesive tapes, other than stationery and not for medical or household purposes						
Landec Corporation	INTELIMER	India	Apr 9 2015	2938020	Pending	Lall Lahiri & Salhotra	

Page 6 / 13

Landec Corporation	*217*				*OA Response filed-awaiting exam*	*Fran Miller*	INTELIMER

Class 17
Goods Temperature sensitive polymeric adhesives, not for stationery, medical or household use

Landec Corporation	INTELIMER	Indonesia	Apr 17 2015	D002015016368	Pending	PT Tilleke & Gibbins Indonesia	INTELIMER
Landec Corporation	*222*				*Awaiting examination*	*Fran Miller*	

Class 17
Goods Temperature sensitive polymeric adhesives for industrial use; adhesives for industrial purposes; self-adhesive tapes, other than for stationery and not for medical or household purposes

Landec Corporation	INTELIMER	Israel	Mar 2 2001	147172	Registered	Reinhold Cohn and Partners	INTELIMER
Landec Corporation	*T7593906IL*	*Mar 2 2022*	***Feb 5 2002***	***147172***	*Renewed*	*Fran Miller*	

Class 1
Goods Polymers alone and in combination with other ingredients for the manufacture of films, coatings, adhesives and medical devices; all included in class 1.

Landec Corporation	INTELIMER	Italy	Aug 15 2001	764690A	Registered	Sheldon Mak Rose & Anderson	INTELIMER
Landec Corporation	*T7594205IT*	*Aug 15 2021*	***Aug 15 2001***	***764690A***	*Renewed*	*Fran Miller*	

Class 1
Goods Polymers, singly and in combination with other elements for the manufacture of films, foils, adhesives and medical apparatus.

Landec Corporation	INTELIMER	Japan	Nov 19 2012	2012-093642	Registered	ANDERSON MŌRI & TOMOTSUNE	INTELIMER
Landec Corporation	*148*	*Apr 19 2023*	***Apr 19 2013***	***5576489***		*Fran Miller*	

Class 17
Goods Self-adhesive tapes, other than stationary and not for medical or household purposes.

Landec Corporation	INTELIMER	Japan	Mar 3 1995	H07-021065	Registered	ANDERSON MŌRI & TOMOTSUNE	INTELIMER
Landec Corporation	*T0519881JP*	*Dec 19 2017*	***Dec 19 1997***	***4095860***		*Fran Miller*	

Class 1
Goods

Landec Corporation	INTELIMER	Japan	Mar 3 1995	H07-021066	Registered	ANDERSON MŌRI & TOMOTSUNE	INTELIMER
Landec Corporation	*T0530039JP*	*Jan 9 2018*	***Jan 9 1998***	***4100755***		*Fran Miller*	

Class 5
Goods surgical and wound bandages made from synthetic resonous plastic materials, other bandages, medical adhesive tape, other adhesive plaster, insecticides/pesticides, herbicides, for agricultural use encapsulated in a synthetic resinous plastic material, mixed seeds or fertilizers for agricultural use

Landec Corporation	INTELIMER	Malaysia	Apr 9 2015	2015003992	Registered	Lee Hishammuddin Allen & Gledhill	INTELIMER
Landec Corporation	*219*	*Apr 9 2025*	***Apr 9 2015***	***2015003992***		*Fran Miller*	

Class 17
Goods Adhesive tapes other than stationery and not for medical or household purposes; tapes (adhesive -), other than stationery and not for medical or household purposes; bands (adhesive-) other than stationery and not for medical or household purposes; self-adhesive tapes, other than stationery and not for medical or household purposes

Landec Corporation	INTELIMER	Mexico	Apr 10 2015	1597881	Registered	Cuesta Llaca Escurvel Abogados	INTELIMER
Landec Corporation	*214*	*Apr 10 2025*	***Aug 4 2015***	***1560157***		*Fran Miller*	

Class 17
Goods Adhesive tapes, other than for stationery and not for medical or household purposes.

Landec Corporation	INTELIMER	Mexico	Oct 1 2002	568671	Registered	Becerril, Coca & Becerril, S.C.	INTELIMER
Landec Corporation	*T7594183MX*	*Oct 1 2022*	***Nov 11 2002***	***768024***	*Renewed*	*Fran Miller*	

Class 1
Goods POLIMEROS SOLOS Y EN COMBINACION CON OTROS INGREDIENTES PARA LA MANUFACTURA DE PELICULAS, REVESTIMIENTOS, ADHESIVOS Y DISPOSITIVOS MEDICOS.

Landec Corporation	INTELIMER	Myanmar	Jun 8 2015	7717/2015	Registered	Tilleke & Gibbins International Ltd	INTELIMER
Landec Corporation	*224*	*Jun 14 2018*	***Jun 15 2015***	***7717/2015***		*Fran Miller*	

Class 17
Goods Temperature sensitive polymeric adhesives for industrial use; adhesives for industrial purposes; self-adhesive tapes, other than for stationery and not for medical or household purposes

Landec Corporation	INTELIMER	New Zealand	Mar 5 2001	633261	Registered	BALDWINS INTELLECTUAL PROPERTY	INTELIMER
Landec Corporation	*T3348938NZ*	*Mar 5 2018*	***Sep 6 2001***	***633261***		*Fran Miller*	

Class 1
Goods ~~polymers, chemicals used in industry and science, adhesives and materials for producing adhesives~~

Page 7 / 13

Landec Corporation	**INTELIMER**	Philippines	May 5 2015	42015004768	Registered	Angara Abello Concepcion Regala & Cruz
Landec Corporation	*225*	***Oct 15 2025***	***Oct 15 2015***	***42015004768***		*Fran Miller*
Class	17					
Goods	Adhesive tapes, other than stationery and not for medical or household purposes; self-adhesive tapes, other than stationery and not for medical or household purposes; adhesive bands, other than stationery and not for medical or household purposes					
Landec Corporation	**INTELIMER**	Republic of Korea (South)	Apr 10 2001	4020010015178	Registered	Kim & Chang IP
Landec Corporation	*T7594184KR [Parent]*	***Jul 22 2023***	***Jul 22 2003***	***4005542620000***	*Renewed*	*Fran Miller*
Class	1					
Goods	Temperature sensitive polymeric compositions for use in the manufacture of films, coatings, adhesives, and medical devices; temperature sensitive polymers for use in the manufacture of films, coatings, and adhesives					
Class	17					
Goods	[Supplemental goods added to reg; see Dependent Reg.]					
Landec Corporation	**INTELIMER**	Republic of Korea (South)	Jan 14 2013	7020130000016	Registered	Kim & Chang IP
Landec Corporation	*supplemental goods*	***Jul 22 2023***	***Jul 22 2003***	***4005542620000***		*Fran Miller*
Class	17					
Goods	Self-adhesive tapes other than stationery and not for medical/household or electrical insulating purposes; electric insulating tape for use in the field of electrical and electronic applications; Self-adhesive tapes for use in the field of electrical and electronic applications other than stationery and not for medical/household or electrical insulating purposes					
Landec Corporation	**INTELIMER**	Russian Federation	Aug 15 2001	764690A	Registered	Sheldon Mak Rose & Anderson
Landec Corporation	*T7594218RU*	***Aug 15 2021***	***Aug 15 2001***	***764690A***	*Renewed*	*Fran Miller*
Class	**1**					
Goods	**Polymers, singly and in combination with other elements for the manufacture of films, foils, adhesives and medical apparatus.**					
Landec Corporation	**INTELIMER**	Singapore	Apr 14 2015	40201506238P	Registered	Amica Law LLC
Landec Corporation	*220*	***Apr 14 2025***	***Oct 7 2015***	***40201506238P***		*Fran Miller*
Class	**17**					
Goods	**Self-adhesive tapes, other than stationery and not for medical or household purposes.**					
Landec Corporation	**INTELIMER**	South Africa	Feb 28 2001	2001/03470	Registered	Spoor & Fisher
Landec Corporation	*T7593913ZA*	***Feb 28 2021***	***Feb 28 2001***	***2001/03470***	*Renewed*	*Fran Miller*
Class	1					
Goods						
Landec Corporation	**INTELIMER**	Spain	Aug 15 2001	764690A	Registered	Sheldon Mak Rose & Anderson
Landec Corporation	*T7594223ES*	***Aug 15 2021***	***Aug 15 2001***	***764690A***	*Renewed*	*Fran Miller*
Class	**1**					
Goods	**Polymers, singly and in combination with other elements for the manufacture of films, foils, adhesives and medical apparatus.**					
Landec Corporation	**INTELIMER**	Taiwan	Dec 2 2014	103069297	Registered	Ella Cheong/Amy Lu
Landec Corporation	*207*	***Jun 30 2025***	***Jul 1 2015***	***01714855***		*Fran Miller*
Class	**17**					
Goods	**Self-adhesive tapes, other than stationery and not for medical or household purposes.**					
Landec Corporation	**INTELIMER**	Thailand	May 12 2015	985378	Pending	P.T. Tilleke & Gibbins Indonesia
Landec Corporation	*223*				*Published*	*Fran Miller*
Class	17					
Goods	1.adhesive tapes, other than for stationery and not for medical or household purposes; 2.plastic tapes, other than for office use and not for medical or household purposes; 3.plastic film, other than for wrapping; 4.adhesive films for industrial use; 5.insulating tapes; 6-7.insulating film and insulating adhesive.					
Landec Corporation	**INTELIMER**	United Kingdom	Aug 15 2001	764690A	Registered	Sheldon Mak Rose & Anderson
Landec Corporation	*T7594227GB*	***Aug 15 2021***	***Aug 15 2001***	***764690A***	*Renewed*	*Fran Miller*
Class	**1**					
Goods	**Polymers, singly and in combination with other elements for the manufacture of films, foils, adhesives and medical apparatus.**					
Landec Corporation	**INTELIMER**	United States of America	Jul 27 1999	73015552	Registered	Axiom Law

Page 8 / 13

Landec Corporation	*83*	*Aug 13 2021*	*Aug 13 1991*	*1653373*	*Renewed*	*Fran Miller*		INTELIMER

Class	1
Goods	TEMPERATURE SENSITIVE POLYMERS FOR USE IN THE MANUFACTURE OF FILMS, COATINGS, AND ADHESIVES

Landec Corporation	INTELIMER	United States of America	Sep 8 2005	78709604	Registered	Axiom Law		INTELIMER
Landec Corporation	*82*	*Apr 21 2019*	*Apr 21 2009*	*3610377*	*Accepted*	*Fran Miller*		

Class	1
Goods	Catalysts for use in the manufacture of synthetics and polymers; polymeric film forming components for personal care products; and polymer based thickener for cosmetic products

Landec Corporation	INTELIMER	United States of America	Apr 6 2015	86587988	Pending	Axiom Law		INTELIMER
Landec Corporation	*216*				*SOU/2nd Extension due*	*Fran Miller*		

Class	17
Goods	self-adhesive tapes, not for stationery, medical or household purposes, but for industrial and commercial use

Landec Corporation	INTELIMER	Vietnam	Apr 10 2015	4201508298	Pending	Tilleke & Gibbins International Ltd.		INTELIMER
Landec Corporation	*221*				*Published*	*Fran Miller*		

Class	17
Goods	Adhesive tapes, other than stationery and not for medical or household purposes; self-adhesive tapes, other than stationery and not for medical or household purposes; adhesive bands, other than stationery and not for medical or household purposes

Landec Corporation	INTELIMER	WIPO	Aug 15 2001	764690A	Registered	Axiom Law		INTELIMER
Landec Corporation	*T7594185IB*	*Aug 15 2021*	*Aug 15 2001*	*764690A*	*Renewed*	*Fran Miller*		

Class	1
Goods	Polymers, singly and in combination with other elements for the manufacture of films, foils, adhesives and medical apparatus.

INTELIMER in Katakana

Landec Corporation	INTELIMER in Katakana	Japan	Apr 1 2015	2015-030266	Registered	ANDERSON MŌRI & TOMOTSUNE		インテリマー
Landec Corporation	*215*	*Aug 21 2025*	*Aug 21 2015*	*5787170*		*Fran Miller*		

Class	17
Goods	Self-adhesive tapes, other than stationery and not for medical or household purposes.

Landec Corporation	INTELIMER in Katakana	Japan	Mar 13 1996	H08-027314	Registered	ANDERSON MŌRI & TOMOTSUNE		インテリマー
Landec Corporation	*T0538360JP*	*Mar 13 2018*	*Mar 13 1998*	*4124857*		*Fran Miller*		

Class	1
Goods	

Landec Corporation	INTELIMER in Katakana	Japan	Mar 13 1996	H08-027315	Registered	ANDERSON MŌRI & TOMOTSUNE		インテリマー
Landec Corporation	*T0113224JP*	*Jan 22 2019*	*Jan 22 1999*	*4232935*		*Fran Miller*		

Class	5
Goods	

LANDEC

Landec Corporation	LANDEC	Canada	Jun 2 1993	0730181		HENDERSON LLP		LANDEC
Landec Corporation	*T0113062CA*	*Aug 27 2027*	*Aug 27 1997*	*TMA481754*				

Class	

Landec Corporation	LANDEC	Germany	Jun 3 1993	L37164	Registered	HOFFMANN - EITLE		LANDEC
Landec Corporation	*T0113105DE*	*Jun 30 2023*	*Jan 17 1996*	*2099308*	*Renewed*	*Fran Miller*		

Class	
Goods	Temperature-sensitive polymers for use in the manufacture of surgical and wound bandages, dressings, medical adhesive tape, medical devices and agricultural products, with priority of 6/3/1993.

Page 9 / 13

Class	1
Goods	Temperaturempfindliche Polymere zur Verwendung in der Herstellung von temperaturempfindlichen Filmen, Klebstoffen, Beschichtungen und Klebebändern; temperaturempfindliche polymere Filme und Folien, Klebstoffe für gewerbliche Zwecke und chemische Beschichtungen, soweit in Klasse 1 enthalten; Folien aus Kunststoff zum Einpacken von Nahrungsmitteln; temperaturempfindliche landwirtschaftliche chemische Produkte und temperaturempfindliche medizinische Vorrichtungen, nämlich Gipsverbände, Schienen, Okkludierer für Gefäßgänge, Binden, Bandagen, Verbände, Drapierer und Bänder; Temperaturempfindliche Polymere zur Verwendung in der Herstellung von chirurgischen und Wundbandagen, Verbänden, Binden, medizinischen Klebebändern, medizinischen Vorrichtungen und landwirtschaftlichen Produkten, and same for Cls 5, 10 and 16.
Class	1
Goods	Temperature-sensitive polymers for use in the manufacture of temperature-sensitive films, adhesives, coatings and adhesives, tapes; temperature-sensitive polymeric films and foils, adhesives used in industry, chemical coatings as far as included in class 1; films made for synthetic material for packaging food; temperature-sensitive agricultural chemical products; and temperature-sensitive medical devices, namely casts, splints, occluders for vessel ducts, bandages, dressings, drapes and tapes, with priority of 12/4/1992.

Landec Corporation	LANDEC	Japan	Jun 4 1993	H05-065727	Registered	ANDERSON MORI& TOMOTSUNE	LANDEC
Landec Corporation	*T0113221JP*	***Dec 25 2016***	***Dec 25 1996***	***3242577***	*Renewal due*	*Fran Miller*	

Class	1
Goods	

Landec Corporation	LANDEC	Japan	Jun 4 1993	H05-065729	Registered	ANDERSON MŌRI& TOMOTSUNE	LANDEC
Landec Corporation	*T0544145JP*	***Apr 18 2017***	***Apr 18 1997***	***3284200***		*Fran Miller*	

Class	10
Goods	

Landec Corporation	LANDEC	Japan	Jun 4 1993	H05-065730	Registered	ANDERSON MŌRI& TOMOTSUNE	LANDEC
Landec Corporation	*T0113222JP*	***Dec 25 2016***	***Dec 25 1996***	***3242578***	*Renewal due*	*Fran Miller*	

Class	17
Goods	

Landec Corporation	LANDEC	Japan	Sep 8 1995	H07-093274	Registered	ANDERSON MŌRI& TOMOTSUNE	LANDEC
Landec Corporation	*T0113224JP*	***Jul 18 2017***	***Jul 18 1997***	***3331935***		*Fran Miller*	

Class	16
Goods	

Landec Corporation	LANDEC	United Kingdom	Jun 3 1993	1537473	Registered	Saunders & Dolleymore LLP	LANDEC
Landec Corporation	*T0113172GB*	***Dec 4 2019***	***Jun 3 1993***	***1537473***		*Fran Miller*	

Class	1
Goods	Temperature sensitive polymers for use in the manufacture of temperature sensitive films, adhesives, coatings and adhesive tapes; temperature sensitive films, adhesives and coatings; temperature sensitive agricultural chemical products; all included in Class 1.
Class	5
Goods	Temperature sensitive surgical and wound bandages, dressings, casts, splints, duct occluders, drapes and tapes and medical adhesive tape; temperature sensitve insecticides, herbicides, and pesticides, all for use in agriculture; surgical tape; all included in Class 5.
Class	10
Goods	Temperature sensitive medical devices; all included in Class 10.
Class	16
Goods	Food packaging films; temperature sensitive food packaging film; all included in Class 16.

Landec Corporation	**LANDEC**	**United States of America**	Aug 31 2015	86742544	Registered	Axiom Law	LANDEC
Landec Corporation	***249***	***Apr 12 2026***	***Apr 12 2016***	***4936310***		*Fran Miller*	

Class	**1**
Goods	**temperature-sensitive polymers for use in the manufacture of coatings and materials for the production of commercial, industrial and domestic goods**

LUCKY 21

Apio, Inc.	LUCKY 21	**United States of America**	**Dec 6 2007**	**77346083**	**Registered**	**Axiom Law**	LUCKY 21
Landec Corporation	***88***	***Jul 22 2018***	***Jul 22 2008***	***3471591***		***Fran Miller***	

Class	**31**
Goods	**Fresh fruits**

MATRIX DESIGN

Apio, Inc.	**MATRIX DESIGN**	**Canada**	**Mar 24 2005**	**1251939**	**Registered**	**GOWLING LAFLEUR HENDERSON LLP**	
Landec Corporation	***T6003739CA***	***Aug 23 2021***	***Aug 23 2006***	***TMA670883***		***Fran Miller***	

Class	
Goods	**(1) Gas permeable membranes, plastic packaging with gas permeable membranes for fresh fruits and vegetables, and packaged fresh fruits and vegetables.**

Matrix design

Apio, Inc.	**Matrix design**	United States of America	Oct 29 2004	76618518	Registered	Axiom Law

Page 10 / 13

Landec Corporation	landec.breat	Oct 3 2026	Oct 3 2006	3151380	Renewed	Fran Miller	

Class	17
Goods	Gas permeable plastic membrane for use as packaging for foods; plastic films and plastic trays, both with gas permeable membranes, both for use as packaging for fresh fruits and vegetables
Class	29
Goods	Packaged fresh fruits and vegetables

PLANT POWERED PROTEIN

Apio, Inc.	PLANTPOWERED PROTEIN	Canada	Nov 28 2014	1704978	Pending	GOWLING LAFLEUR HENDERSON LLP	PLANT POWERED PROTEIN
Landec Corporation	204			not registered	OA Response due	Fran Miller	

Class	
Goods	(1) fruit salads and vegetable salads

Apio, Inc.	PLANTPOWERED PROTEIN	United States of America	Nov 6 2014	86446825	Registered	Axiom Law	PLANT POWERED PROTEIN
Landec Corporation	apio.plant powered	Oct 20 2025	Oct 20 2015	4838627		Fran Miller	

Class	29
Goods	Fruit salads and vegetable salads

POWER UP WITH PLANT POWERED PROTEIN

Apio, Inc.	POWER UP WITH PLANTPOWERED PROTEIN	Canada	Dec 2 2014	1705340	Pending	GOWLING LAFLEUR HENDERSON LLP	POWER UP WITH PLANT POWERED PROTEIN
Landec Corporation	206			not registered	Allowed	Fran Miller	

Class	
Goods	(1) Fruit salads and vegetable salads.

Apio, Inc	POWER UP WITH PLANT POWERED PROTEIN	United States of America	Dec 2 2014	86468666	Registered	Axiom Law	POWER UP WITH PLANT POWERED PROTEIN
Landec Corporation	apio.power up	Dec 22 2025	Dec 22 2015	4873010		Fran Miller	

Class	29
Goods	Fruit salads and vegetable salads

SIDE KITS

Apio, Inc.	SIDE KITS	United States of America	Nov 18 2010	85180153	Registered	Axiom Law	SIDE KITS
Landec Corporation	Greenline	Apr 17 2022	Apr 17 2012	4129428		Fran Miller	

Class	29
Goods	Prepackaged vegetable-based entrees also containing condiment sauces and seasonings

STEAM IN THE BAG & DESIGN

Apio, Inc.	STEAM IN THE BAG & DESIGN	United States of America	Jul 4 2012	85668743	Registered	Axiom Law	STEAM IN THE BAG
Landec Corporation	142	Apr 9 2023	Apr 9 2013	4318963		Fran Miller	

Class	31
Goods	Fresh vegetables

SUNSHINE BLEND

Apio, Inc	SUNSHINE BLEND	United States of America	Aug 18 2000	76112089	Registered	Axiom Law
Landec Corporation	Greenline	Nov 12 2022	Nov 12 2002	2648130	Renewed	Fran Miller

Class	29
Goods	Washed and trimmed vegetables, namely, green beans and carrots and green beans, wax beans and carrots

SUPERLICIOUS

Apio, Inc.	SUPERLICIOUS	Canada	Oct 23 2014	1699385	Pending	GOWLING LAFLEUR HENDERSON LLP	SUPERLICIOUS
Landec Corporation	195				SOU/1st Extension due	Fran Miller	

Class	
Goods	(1) Fresh-cut vegetables for use in juices and smoothies.

Apio, Inc.	SUPERLICIOUS	United States of America	Apr 25 2014	86262874	Registered	Axiom Law	SUPERLICIOUS
Landec Corporation	APIO.SUPERLICIOUS	Feb 3 2025	Feb 3 2015	4682939		Fran Miller	

Page 11 / 13

Class	29
Goods	Fresh-cut vegetables for use in juices or smoothies

SUPERLICIOUS SMOOTHIE BLEND

Apio, Inc.	SUPERLICIOUS SMOOTHIE BLEND	Canada	Oct 23 2014	1699388	Pending	GOWLING LAFLEUR HENDERSON LLP	
Landec Corporation	*196*				*SOU/1st Extension due*	*Fran Miller*	

Class	
Goods	(1) Fresh-cut vegetables for use in juices and smoothies.

Apio, Inc.	SUPERLICIOUS SMOOTHIE BLEND	United States of America	Apr 25 2014	86262847	Registered	Axiom Law	
Landec Corporation	*apio.superlicious smoothie blend*	*Feb 3 2025*	*Feb 3 2015*	*4682938*		*Fran Miller*	

Class	29
Goods	Fresh-cut vegetables for use in juices or smoothies

TASTE CLEAN

Apio, Inc.	TASTE CLEAN	United States of America	Apr 28 2016	87017230	Pending	Axiom Law	TASTE CLEAN
Apio, Inc.	*260*				*Published*	*Fran Miller*	

Class	29
Goods	vegetable salads and fruit salads
Class	30
Goods	salad dressings; salad toppings, namely, croutons and puffed quinoa
Class	31
Goods	fresh fruits and vegetables

THE BEST IN FRESH

Apio, Inc.	THE BEST IN FRESH	United States of America	Feb 28 2013	85863020	Registered	Axiom Law	THE BEST IN FRESH
Landec Corporation	*160*	*Aug 27 2023*	*Aug 27 2013*	*4392344*		*Fran Miller*	

Class	39
Goods	Transportation and distribution services, namely, transporting and distributing refrigerated food items

THE FAST, FLAVORFUL WAY TO EAT HEALTHY EVERY DAY

Apio, Inc	THE FAST, FLAVORFUL WAY TO EAT HEALTHY EVERY DAY	United States of America	Sep 24 2014	86404707	Pending	Axiom Law	
Landec Corporation	*apio.fast flavor*				*SOU/3rd Extension due*	*Fran Miller*	

Class	29
Goods	fresh-cut vegetables for juicing; fresh-cut fruit and vegetables; fruit and vegetable salads; processed nuts; dried fruits
Class	30
Goods	salad dressings; salad toppings, namely, croutons and puffed quinoa
Class	31
Goods	fresh fruits and vegetables
Class	32
Goods	fruit juice; vegetable juice; fruit and vegetable juice blends

THE FAST, FLAVORFUL WAY TO EAT VEGGIES EVERY DAY

Apio, Inc	THE FAST, FLAVORFUL WAY TO EAT VEGGIES EVERY DAY	United States of America	Sep 24 2014	86404720	Pending	Axiom Law	
Landec Corporation	*apio.fast flavor2*				*SOU/3rd Extension due*	*Fran Miller*	

Class	29
Goods	fresh-cut vegetables for juicing; fresh-cut fruit and vegetables; fruit and vegetable salads; processed nuts; dried fruits
Class	30
Goods	salad dressings; salad toppings, namely, croutons and puffed quinoa
Class	31
Goods	fresh fruits and vegetables
Class	32
Goods	fruit juice; vegetable juice; fruit and vegetable juice blends

VEGETABLE TRAY DESIGN

Apio, Inc	VEGETABLE TRAY DESIGN	United States of America	Aug 20 2004	78471343	Registered	Axiom Law	
Landec Corporation	*91*	*Aug 1 2026*	*Aug 1 2006*	*3125057*	*Renewed*	*Fran Miller*	

Class	29
Goods	fresh cut fruit and fresh cut vegetables

Page 12 / 13

Goods	fresh fruit and vegetables

TM Administrator - END OF REPORT

iPPO WebTMS. printed Sep 13 2016 10:43

Page 14 / 13

Copyrights

Title	Regn No.	Regn Date	Owner
FRENCH BEANS LABEL	VA 1664798	5/29/08	Apio, Inc.
MASHABLES BUTTERNUT SQUASH	VA 1713914	6/4/08	Apio, Inc
HARICOT VERT FRENCH BEANS LABEL	VA 1655108	5/27/08	Apio, Inc
ZUCCHINI SQUASH PACKAGING	VA 1664797	5/29/08	Apio, Inc

Schedule 3.06 – Disclosed Matters

Company	Matter
Landec Corporation	None.
Apio, Inc.	None.
Cal Ex Trading Co	None.
GreenLine Logistics, Inc.	None.
Lifecore Biomedical, LLC	None.
Lifecore Biomedical, Inc.	None.
Apio Cooling A California Limited Partnership	None.

Schedule 3.12 – Material Agreements

Loan Party	Counter Party	Agreement
Lifecore Biomedical, LLC	Heron Therapeutics, Inc.	Contract dated September 2, 2015, as amended
Lifecore Biomedical, LLC	AP Pharma Inc. (now known as Heron Therapeutics, Inc.)	Contract dated November 29, 2011, as amended
Lifecore Biomedical, LLC	Heron Therapeutics, Inc.	Contract dated January 29, 2015, as amended
Lifecore Biomedical, LLC	Heron Therapeutics, Inc.	Contract dated March 29, 2016
Lifecore Biomedical, LLC	Heron Therapeutics, Inc.	Contract dated May 26, 2015
Lifecore Biomedical, LLC	Alcon Pharmaceuticals Ltd.	Contract dated August 1, 2008, as amended
Lifecore Biomedical, LLC	Alcon Pharmaceuticals Ltd.	Contract dated January 1, 2006, as amended
Lifecore Biomedical, LLC	Abbott Medical Optics, Inc.	Contract dated May 20, 2004, as amended
Lifecore Biomedical, LLC	Bausch & Lomb Incorporated	Contract dated January 18, 2010, as amended
Lifecore Biomedical, LLC	Bio-Technology General (Israel) Ltd.	Contract dated January 15, 2015, as amended
Lifecore Biomedical, LLC	Bio-Technology General (Israel) Ltd.	Contract (effective upon FDA approval of product), as amended
Lifecore Biomedical, LLC	Musculoskeletal Transplant Foundation	Contract dated January 1, 2015, as amended
Lifecore Biomedical, LLC	1245, LLP	Lease agreement dated September 3, 2015
Apio, Inc.	Windset Holdings 2010 Ltd.	Share Purchase Agreement, dated February 15, 2011
Apio, Inc.	Newell Capital Corporation and Windset Holdings 2010 Ltd.	Stock Transfer Agreement dated July 15, 2014
Apio, Inc.	Windset Holdings 2010 Ltd.	Senior B Preferred Share Purchase Agreement dated October 29, 2014
Apio, Inc.	Costco Wholesale Corporation	Exclusive Distribution Contract
Apio, Inc.	Wal-Mart Stores, Inc.	Exclusive Distribution Contract
Apio, Inc.	Sam’s Club	Exclusive Distribution Contract
Apio, Inc.	Publix Super Markets, Inc.	Exclusive Distribution Contract
Apio, Inc.	SuperValu, Inc.	Exclusive Distribution Contract
Apio, Inc.	C&S Wholesale Grocers, Inc.	Exclusive Distribution Contract
Apio, Inc.	USA Staffing, Inc.	Contract Labor Agreement
Apio, Inc.	Westrock	Corrugate Supply Agreement
Apio, Inc.	Print Pak	Film Supply Agreement

1.     Schedule 3.14 – Insurance

Insured	Insurer	Description of Insurance Coverage	Coverage Limits	Policy Number	Policy Period
Lifecore Biomedical, LLC	Atlantic Specialty Insurance Co.	Commercial General Liability		711015090/0000	3/1/2016-3/1/2017
Lifecore Biomedical, LLC	Atlantic Specialty Insurance Co.	Automobile Liability	Combined single limit - $1,000,000	711015091/0000	3/1/2016-3/1/2017
Lifecore Biomedical, LLC	Atlantic Specialty Insurance Co.	Umbrella Liability		711015091/0000	3/1/2016-3/1/2017
Lifecore Biomedical, LLC	Atlantic Specialty Insurance Co.	Workers compensation and employers’ liability		406043752/0000	3/1/2016-3/1/2017
Lifecore Biomedical, LLC	Atlantic Specialty Insurance Co.	Property	$106,002,000	711015091/0000	3/1/2016-3/1/2017
Lifecore Biomedical, LLC	Atlantic Specialty Insurance Co. Homeland Insurance Co. of NY	Products Liability Claims Made Excess Product Liability	Limit - $2,000,000 Retro Date – 08/04/1987 Limit - $8,000,000	711015090/0000 711015092/0000	3/1/2016-3/1/2017

For Landec Corporation, Apio, Inc., Cal Ex Trading Company and GreenLine Logistics, Inc., see attached insurance summary.

Landec Corporation ONE PAGE SUMMARY OF INSURANCE May 31, 2016 to May 31, 2017 (Unless otherwise noted)

DOMESTIC GENERAL LIABILITY

POLICY NO. 660-5C007535

Travelers Property Casualty Company of America

PREMIUM: $173,739

DOMESTIC GENERAL LIABILITY
Each Occurrence	$1,000,000
General Aggregate	$2,000,000
Personal Injury and Advertising Liability	$1,000,000
Products and Completed Operations Aggregate	$2,000,000
Damage To Premises Rented To You Limit	$1,000,000
Medical Expense Limit	$5,000
EMPLOYEE BENEFITS LIABILITY
Each Wrongful Act	$1,000,000
Aggregate	$2,000,000
Retroactive Date	11/30/2005

FOREIGN PACKAGE

POLICY NO. ZPP14T49385

Travelers Property Casualty Insurance Company of America

PREMIUM: $5,765

FOREIGN PROPERTY
Business Personal Property (Including Computer Property)	$201,000
Business Personal Property at Unscheduled Locations	$250,000
Sales Representative Property	$250,000
DEDUCTIBLES
Windstorm or Hail - Direct Damage	$5,000
By any other covered loss in any one occurrence	$2,500
FOREIGN LIABILITY
Each Occurrence Limit	$1,000,000
General Aggregate	$2,000,000
Products/Completed Operations Aggregate	$2,000,000
Personal & Advertising Injury Liability	$1,000,000
Damage To Premises Rented To You Limit	$1,000,000
Medical Expense Limit	$10,000
FOREIGN AUTO
Excess and DIC coverage for Non-Owned and Hired Auto	$1,000,000
Auto Medical Payments	$10,000
Hired Auto Physical Damage Aggregate	$50,000
Hired Auto Physical Damage Per Loss	$5,000
Hired Auto Physical Damage Deductible	$1,000
FOREIGN WC
Workers' Compensation Benefits	Statutory
Employers Liability (per accident/per employee)	$1,000,000
Bodily Injury by Disease (per employee)	$1,000,000
Employers Liability by Disease (aggregate)	$1,000,000
Repatriation, Each Occurrence	$250,000
Repatriation, Aggregate	$500,000

DOMESTIC WORKERS COMPENSATION

POLICY NO. TROUB-9E101745-15 (FL, GA, MA)

POLICY NO. TRCJUB-9E101653-15 (All other states)

Travelers Property Casualty Company of America

EFFECTIVE: 11/30/15 – 11/30/16

PREMIUM: $282,057

Workers Compensation	Statutory
Deductible	$150,000
Bodily Injury by Accident - Each Accident	$1,000,000
Bodily Injury by Disease - Each Employee	$1,000,000
Bodily Injury by Disease - Policy Limit	$1,000,000

Landec Corporation ONE PAGE SUMMARY OF INSURANCE May 31, 2016 to May 31, 2017 (Unless otherwise noted)

DOMESTIC PROPERTY COVERAGES-GREENLINE LOCATIONS

POLICY NO. 57UUMAR5909

Hartford Fire Insurance Co.

PREMIUM: $149,091

Blanket Building	$16,405,586
Blanket Business Personal Property, sublimits apply	$23,647,342
Blanket Business Income/Extra Expense, sublimits apply	$1,433,000
Personal Property @9095 17th Place, Vero Beach, FL	$559,979
Business Income @9095 17th Place, Vero Beach, FL	$250,000
Scheduled Contractors Equipment	$764,803
Unscheduled Contractors Equipment - OH Farm Equipment	$559,168
Equipment Breakdown (sublimits apply)	$100,000,000
Equipment Breakdown (Spoilage)	$1,000,000
Equipment Breakdown (Hazardous Substances)	$1,000,000
Equipment Breakdown (Utility Interruption)	$1,000,000
Equipment Breakdown Expediting Expenses	$1,000,000
Utility Service Interruption - Physical Damage	$100,000
Utility Service Interruption - Physical Damage (Florida)	$50,000
Utility Service Interruption - Business Income	$100,000
Utility Service Interruption - Business Income (Florida)	$25,000
Carrier For Hire Coverage - Motor Truck Cargo	$100,000
Rating Basis	$3,500,000
Motor Truck Cargo - Refrigeration	$100,000
Newly Acquired Buildings	$2,000,000
Newly Acquired Personal Property	$1,000,000
Accounts Receivable	$250,000
Demolition/Increased Cost of Construction maximum per loss	$1,000,000
Pollution Clean Up and Removal	$50,000
Extra Expense	$25,000
DEDUCTIBLES
Property Losses	$25,000
Business Income	48 Hours
Wind - NY	1%/72 Hours
Wind - FL	5%/48 Hours
Unscheduled Contractors Equipment	$2,500
Carrier for Hire/Refrigeration	$2,500

Equipment Breakdown Property Damage	$25,000
Equipment Breakdown Business Income	1 x Average Daily Value (ADV)
Equipment Breakdown Interruption of Service Waiting Period	24 Hours
Equipment Breakdown Spoilage	10%, $25k min

BOILER & MACHINERY (LANDEC AND APIO WEST)

POLICY NO. YB2-L9L-465872-016

Liberty Mutual Fire Insurance Company

PREMIUM: $31,000

Total Limit per Breakdown	$100,000,000
Business Income	$20,000,000
Electronic Data or Media Coverage	$1,000,000
Expediting Expenses	$1,000,000
Hazardous Substance Sublimit	$1,000,000
Newly Acquired Locations	$1,000,000
Ordinance or Law Coverage	$1,000,000
Utility Interruption	$1,000,000
Refrigerant Contamination Sublimit	$1,000,000
Spoilage Damage Sublimit	$1,000,000
Water Damage Sublimit	$1,000,000
Increased Cost of Loss for "Green" Upgrades	$1,000,000
DEDUCTIBLES
Property Damage	$25,000
Business Income	1 x Average Daily Value (ADV)
Spoilage Damage	10%, $10k min
Utility Interruption	12 Hours
Refrigerant Contamination	10%, $10k min

This summary contains confidential information proprietary to ABD Insurance & Financial Services. Circulation, reproduction or disclosure of this material is prohibited without the written consent of ABD Insurance and Financial Services. This summary is a highlight of the coverages and Limits in force upon the date of publication. It is not meant to be all inclusive. Refer to the actual policy(ies) for all terms, conditions, extensions and exclusions. Changes in coverages or Limits made after the publication date are not included.

Landec Corporation ONE PAGE SUMMARY OF INSURANCE May 31, 2016 to May 31, 2017 (Unless otherwise noted)

DOMESTIC AUTOMOBILE LIABILITY (APIO WEST)

POLICY NO. BA-8469L330-16-CAG

Travelers Property Casualty Company of America

PREMIUM: $21,318

Combined Auto Liability Single Limit – Any Auto	$1,000,000
Medical Payments – Owned Auto	$5,000
Uninsured and Underinsured Motorist – Owned Auto	$1,000,000
Hired Auto Physical Damage	ACV
DEDUCTIBLES
Comp & Coll. Deductible (Owned)	$5,000
Comp & Coll. Deductible (Hired Auto)	$5,000

DOMESTIC AUTOMOBILE LIABILITY (GREENLINE)

POLICY NO. 840-8469L329-IND-16

The Travelers Indemnity Company

PREMIUM: $326,208

Combined Auto Liability Single Limit – Any Auto	$1,000,000
Medical Payments – Owned Auto	$5,000
Uninsured and Underinsured Motorist – Owned Auto	$1,000,000
Hired Auto Physical Damage	ACV
DEDUCTIBLES
Comp & Coll. Deductible (Owned)	$5,000
Comp & Coll. Deductible (Hired Auto)	$5,000

UMBRELLA LIABILITY

PRIMARY $5M

Travelers Property Casualty Co of America, POLICY NO. CUP8469L342

$15M xs $5M

Ironshore Specialty Insurance Company, POLICY NO. 001677903

$15M xs $20M

Navigators Insurance Company, POLICY NO. TBD

$5M xs $35M

RSUI Indemnity Company, POLICY NO. NHA240349

PREMIUM: $283,282.75 (including Tax & Fees)

Total Limit	$40,000,000
Products/Completed Operations Aggregate	$40,000,000
Advertising Injury and Personal Injury Aggregate	$40,000,000
Retention, Each Occurrence	$0

POLLUTION LEGAL LIABILITY

POLICY NO. G24551416002

Illinois Union Insurance Company

Effective: 11/30/14 - 11/30/17

PREMIUM: $50,266.08 (includes Tax & Fees)

Per Pollution Condition	$3,000,000
Aggregate	$6,000,000
DEDUCTIBLES
Per Condition	$25,000
RETROACTIVE DATES:
Transportation	5/14/2009
Covered Operations	5/14/2009
Non Owned Disposal Sites	5/14/2009

This summary contains confidential information proprietary to ABD Insurance & Financial Services. Circulation, reproduction or disclosure of this material is prohibited without the written consent of ABD Insurance and Financial Services. This summary is a highlight of the coverages and Limits in force upon the date of publication. It is not meant to be all inclusive. Refer to the actual policy(ies) for all terms, conditions, extensions and exclusions. Changes in coverages or Limits made after the publication date are not included.

Landec Corporation ONE PAGE SUMMARY OF INSURANCE May 31, 2016 to May 31, 2017 (Unless otherwise noted)

EXECUTIVE RISK PROTECTION

POLICY NO. 82214156

Federal Insurance Company

PREMIUM: $7,882

FIDUCIARY LIABILITY
Each Claim	$1,000,000
Each Policy Year	$1,000,000
RENTENTION
Clause 1	$10,000
Clause 2 - Voluntary Settlement	$0
Pending & Prior Date - Insuring Clause I & II	11/18/1994
CRIME
Employee Theft	$1,000,000
Premises	$1,000,000
In Transit	$1,000,000
Forgery	$1,000,000
Computer Fraud	$1,000,000
Funds Transfer Fraud	$1,000,000
Money Orders and Counterfeit Fraud	$1,000,000
Credit Card Fraud	$1,000,000
Client Coverage	$1,000,000
Social Engineering Fraud Coverage	$250,000
Expense Coverage	$25,000
RETENTION
Each Claim	$15,000

SPECIAL COVERAGE

POLICY NO. UKA3007101.14

Hiscox Insurance Company, Inc.

Effective 5/31/14 - 5/31/17

PREMIUM: $7,435

Ransom	$2,000,000
Transit	$2,000,000
Control Risk Fees and Expenses	Unlimited
Additional Expenses	$2,000,000
Legal Liability	$2,000,000
Personal Accident Per Person	$250,000
Personal Accident Per Insured Event	$1,250,000
Loss of Earnings	$2,000,000
Repatriation Costs	$25,000
Relocation Costs	$25,000
Personal Effects	$5,000
Disappearance Investigation & Expense	$250,000
Threat Response Expense	$250,000
Express Kidnap Limit of Liability	$250,000
Express Kidnap Personal Accident Loss Per Person	$250,000
Express Kidnap Personal Accident Loss Per Event	$1,250,000
Child Abduction	$250,000
Hostage Crisis Limit of Liability	$2,000,000
Hostage Crisis Sublimit for Legal Liability Expense	$1,000,000
Hostage Crisis Fees and Expenses of Control Risks	Unlimited
Hostage Crisis Personal Accident Loss per Person	$250,000
Hostage Crisis Personal Accident Loss Per Event	$1,250,000

CYBER LIABILITY

POLICY NO. W1896A150201

Beazley/Lloyd's of London

PREMIUM: $16,172 (includes Tax & Fee)

Policy Aggregate Limit	$1,000,000
Privacy Notification Costs	$1,000,000
Regulatory Defense and Penalties	$1,000,000
DEDUCTIBLES
Each Claim Except	$25,000
Retroactive Date	5/31/2015

This summary contains confidential information proprietary to ABD Insurance & Financial Services. Circulation, reproduction or disclosure of this material is prohibited without the written consent of ABD Insurance and Financial Services. This summary is a highlight of the coverages and Limits in force upon the date of publication. It is not meant to be all inclusive. Refer to the actual policy(ies) for all terms, conditions, extensions and exclusions. Changes in coverages or Limits made after the publication date are not included.

Landec Corporation ONE PAGE SUMMARY OF INSURANCE May 31, 2016 to May 31, 2017 (Unless otherwise noted)

STOCK THRUPUT

POLICY NO. MC-117776

Falvey/Lloyd's of London

PREMIUM: $76,000

Location and Processing Equipment Scheduled Location Blanket incl Spoilage	$10,916,978
Location and Processing Equipment Unscheduled location limit incl Spoilage	$750,000
Transit (Air/Land/Vessel Conveyance)	$1,000,000
While in any One Vessel Leased, Owned, Operated by Assured	$250,000
Exhibition/Trade Fairs	$500,000
Non-Containerized On-Deck Conveyance	$100,000
Extra Expense	$50,000
Expediting Expenses	$50,000
By any one package shipped via Registered Mail	$25,000
Sales samples in care, custody, or control of any one salesperson	$50,000
Messenger	$50,000
Cat Perils (EQ, Flood, Wind) Aggregate (Scheduled Named Locations only)	$2,500,000
Cat Perils (EQ, Flood, Wind) Aggregate (Unnamed Locations)	$2,500,000
War	$1,000,000
DEDUCTIBLES
Transit (Air/Land/Vessel Conveyance)	$25,000
Inventory	$25,000
Location and Processing Equipment, each claim for loss or damage	$25,000
Cat Perils (Flood & Wind), any one loss occurrence	$50,000
Cat Perils (Earthquake) any one loss occurrence	$100,000

DOMESTIC PROPERTY (Landec/Apio West)

PRIMARY $10M

Frist Specialty Insurance Corp (Swiss Re), POLICY NO. ESP 2001897 00

$15M xs $10M

Landmark American Insurance Company, POLICY NO. LHT 421985

$50M xs $25M

Homeland Insurance Co. of New York (OneBeacon), POLICY NO. 795004633

$25M xs $75M

Aspen Specialty Insurance Company, POLICY NO. PXAGEK916A0J

PREMIUM: $340,044 (including Tax & Fees)

Total Limit	$100,000,000
Building and Personal Property	included
Business Income	included
Extra Expense	$1,000,000
Extended Period of Indemnity	180 days
Flood at locations in Guadalupe, CA (annual aggregate)	$1,000,000
Utility Services – Direct Damage and Time Element	$1,000,000
Newly Acquired Property	$1,000,000
Miscellaneous Unnamed locations	$250,000
Earthquake Sprinkler Leakage at Menlo Park, CA	$2,500,000
Scheduled Contractors and Farm Equipment	$2,585,871
DEDUCTIBLES
per occurrence, except for the peril of Fire	$25,000
per occurrence for the peril of Fire	$500,000
Earthquake Sprinkler Leakage at Menlo Park, CA	$50,000
Scheduled Contractors and Farm Equipment, per item	$15,000
Scheduled Contractors and Farm Equipment, per occurrence	$25,000
Utility Services – Time Element	24 Hours
Flood at locations in Guadalupe, CA	$100,000

PRODUCT RECALL

US00075636LI16A

Indian Harbor Insurance Company

PREMIUM: $146,286 (including Tax & Fee)

Policy Aggregate Limit	$5,000,000
Accidental Contamination	$5,000,000
Malicious Contamination	$5,000,000
Extortion	$5,000,000
DEDUCTIBLES
Self-Insured Retention	$250,000

This summary contains confidential information proprietary to ABD Insurance & Financial Services. Circulation, reproduction or disclosure of this material is prohibited without the written consent of ABD Insurance and Financial Services. This summary is a highlight of the coverages and Limits in force upon the date of publication. It is not meant to be all inclusive. Refer to the actual policy(ies) for all terms, conditions, extensions and exclusions. Changes in coverages or Limits made after the publication date are not included.

Landec Corporation ONE PAGE SUMMARY OF INSURANCE May 31, 2016 to May 31, 2017 (Unless otherwise noted)

DIRECTORS & OFFICERS LIABILITY

PRIMARY $5M

Swiss Re/North American Specialty, POLICY NO. DOP200037702

$5M XS $5M

XL Specialty Insurance Company, POLICY NO. ELU1344590-16

$5M XS $10M

Great American Insurance Company, POLICY NO. DFX1490803

$5M XS $15M Side A DIC

Chubb/Federal Insurance Company, POLICY NO. G28124569001

PREMIUM: $106,441

Total Coverage Limit	$20,000,000
RETENTIONS
Securities Related	$500,000
Non-Securities Related	$250,000
Mergers & Acquisitions Related	$1,000,000
PRIOR AND PENDING LITIGATION DATE
Swiss RE, XL Specialty	9/14/1996
Great American	2/15/1996
Chubb	2/28/2008

EMPLOYMENT PRACTICES LIABILITY

POLICY NO. ML 7600155-03

Argonaut Insurance Company

PREMIUM: $35,860

Claims Made
Limit per claim/aggregate	$2,000,000
Retention	$75,000
Continuity Date:
$1M at 09/21/2000
$1M excess of $1M at 11/30/2007

ABD SERVICE TEAM

Jeff Dodds, SVP & Founding Principal	Telephone: 415-840-5009
Email: jeff.dodds@theabdteam.com

Timothy Guzman, VP & Account Executive	Telephone: 415-483-7763
Email: timothy.guzman@theabdteam.com

Paula Choy, SVP Executive Protection Services	Telephone:415-483-7757
Email: paula.choy@theabdteam.com

Kurtis Rupe, Account Coordinator	Telephone: 650-376-0066
Email: kurtis.rupe@theabdteam.com

My Van, Account Assistant	Telephone: 415-930-4455
Email: my.thi@theabdteam.com

Sally Bracho, Contract and Claims Specialist	Telephone: 415-713-4708
Email: sally.bracho@theabdteam.com

Mike Okamura, AVP, Workers Compensation Claims Consultant	Telephone: 408-806-5408
Email: mike.okamura@theabdteam.com

This summary contains confidential information proprietary to ABD Insurance & Financial Services. Circulation, reproduction or disclosure of this material is prohibited without the written consent of ABD Insurance and Financial Services. This summary is a highlight of the coverages and Limits in force upon the date of publication. It is not meant to be all inclusive. Refer to the actual policy(ies) for all terms, conditions, extensions and exclusions. Changes in coverages or Limits made after the publication date are not included.

Schedule 3.15 – Capitalization and Subsidiaries

Entity	Type of Entity	Authorized Equity	Current Capitalization
Landec Corporation	Corporation	2,000,000 shares of Preferred Stock 50,000,000 shares of Common Stock	Public corporation.
Lifecore Biomedical, Inc.	Corporation	1,000,000 shares of Preferred Stock 5,000,000 shares of Common Stock	2,352,941 shares of common stock held by Landec Corporation
Lifecore Biomedical, LLC	Limited Liability Company	Membership interests	14,117,697 common units held by Lifecore Biomedical, Inc.
Apio, Inc.	Corporation	100 shares of Common Stock	100 shares of common stock held by Landec Corporation (Certificate CS-27)
Apio Cooling A California Limited Partnership	Limited Partnership	Partnership interests	60% of partnership interests held by Apio, Inc. (Uncertificated); 40% held by third-party limited partners
Cal Ex Trading Company	Corporation	2,000 shares of Common Stock	1,000 shares of Common Stock held by Apio, Inc. (Certificate CS-2)
GreenLine Logistics, Inc.	Corporation	850 shares of stock	100 shares of Common Stock held by GreenLine Foods, Inc. (since merged into Apio, Inc.) (Certificate 2)

Schedule 3.17 – Employment Matters

None.

SCHEDULE 5.16

POST-CLOSING MATTERS

1.     On or prior to October 3, 2016 (a) the Loan Parties will repay all Indebtedness existing under those certain Variable Rate Demand Revenue Bonds (Lifecore Biomedical, Inc. Project), Series 2004 (the “Bonds”), issued pursuant to that certain Indenture of Trust dated August 1, 2004 (the “Indenture”) by and between The City of Chaska, Minnesota and Wells Fargo Bank, National Association, as trustee, (b) the Bonds, the Indenture and each security agreement, mortgage, guaranty, letter of credit and other agreement, instrument, document and certificate entered into in connection therewith will be terminated in their entireties and of no further force or effect and (c) all Liens upon any of the property of the Loan Parties thereunder will be released, in each case, in accordance with pay-off letters, termination and/or releases in form and substance reasonably acceptable to the Administrative Agent.

2.     On or prior to the date which is 15 days following the Effective Date, the Loan Parties will deliver to the Administrative Agent satisfactory evidence of the release and/or termination of each UCC financing statement, mortgage, intellectual property security interest, account control agreement, landlord waiver and each other lien and encumbrance securing or otherwise encumbering any of the “Debt to be repaid at Closing” set forth on Schedule 6.01 of the Credit Agreement.

3.     On or prior to the date which is 15 days following the Effective Date, the Loan Parties will deliver to the Administrative Agent satisfactory property and liability insurance certificates and endorsements indicating that the Administrative Agent has been added to the policies as lenders loss payee and additional insured, as applicable.

4.     On or prior to the date which is 60 days following the Effective Date, the Loan Parties will deliver to the Administrative Agent each Collateral Access Agreement required to be provided pursuant to Section 4.13 of the Security Agreement.

Schedule 6.01 – Existing Indebtedness

Company	Description of Indebtedness
Lifecore Biomedical, LLC

Variable Rate Demand Revenue Bonds (Lifecore Biomedical, Inc. Project), Series 2004 (the “Bonds”), issued pursuant to that certain Indenture of Trust dated August 1, 2004 (the “Indenture”) by and between The City of Chaska, Minnesota and Wells Fargo Bank, National Association, as trustee.*

Lifecore Biomedical, Inc.
Lifecore Biomedical, LLC	Credit Agreement and Reimbursement Agreement by and between Lifecore Biomedical, LLC and BMO Harris Bank N.A. dated May 23, 2012*

*Both debt instruments to be repaid on or prior to October 3, 2016

Debt to be paid off at closing:

1	Loan agreements by and between Landec Corporation, Apio, Inc. and General Electric Capital Corporation dated April 23, 2012

2	Second Amendment to Credit Agreement dated July 17, 2014 among Apio, Inc., Cal-Ex Trading Company, GreenLine Logistics, Inc. and General Electric Capital Corporation

3	First Amendment to Loan Agreement dated as of August 28, 2014 among Apio, Inc., Apio Cooling LP and General Electric Capital Corporation

4	Promissory Note dated as of August 28, 2014 by Apio, Inc., payable to GE Capital Commercial, Inc.

5	Third Amendment to Credit Agreement dated as of August 28, 2014 among Apio, Inc., Cal-Ex Trading Company, GreenLine Logistics, Inc. and General Electric Capital Corporation

6	Second Amendment to Loan Agreement dated as of November 24, 2014 among Apio, Inc., Apio Cooling LP and General Electric Capital Corporation

7	Promissory Note dated as of November 24, 2014 by Apio, Inc., payable to GE Capital Commercial, Inc.

8	Proposal Letter dated April 2, 2015 between Banc of America Leasing & Capital, LLC, Apio, Inc. and Landec Corporation

9	Master Loan and Security Agreement dated as of May 7, 2015 between Apio, Inc. and Banc of America Leasing & Capital, LLC

10	Form of Equipment Security Note between Apio, Inc. and Banc of America Leasing & Capital, LLC

11	Guaranty dated as of May 7, 2015 between Landec Corporation and Banc of America Leasing & Capital, LLC,

12	Commitment Letter dated May 15, 2015 between General Electric Capital Corporation and Apio, Inc.

13	Equipment Security Note dated May 29, 2015 by Apio, Inc., payable to Banc of America Leasing & Capital, LLC

14	Fourth Amendment to Credit Agreement dated as of May 27, 2015 among Apio, Inc., Cal-Ex Trading Company, GreenLine Logistics, Inc. and General Electric Capital Corporation

15	Loan Agreement dated February 26, 2016 between Landec Corporation, Apio, Inc., Apio Cooling LP and CF Equipment Loans LLC (successor-in-interest to General Electric Capital Corporation)

16	Promissory Note dated February 26, 2016 issued by Apio to CF Equipment Loans, LLC

17	Promissory Note dated February 26, 2016 issued by Apio to CF Equipment Loans, LLC

18	Guaranty dated February 26, 2016 between Landec Corporation and CF Equipment Loans, LLC

Schedule 6.02 – Existing Liens

None.

Schedule 6.04 – Existing Investments

None.

Schedule 6.10 – Existing Restrictions

None.